   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 30, 1999



                                                      REGISTRATION NO. 333-93331

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            NETWORK SOLUTIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                                    52-1146119
              (STATE OR OTHER JURISDICTION OF                                      (I.R.S. EMPLOYER
               INCORPORATION OR ORGANIZATION)                                   IDENTIFICATION NUMBER)
                   505 HUNTMAR PARK DRIVE                                           JAMES P. RUTT
                  HERNDON, VIRGINIA 20170                                      CHIEF EXECUTIVE OFFICER
                       (703) 742-0400                                          NETWORK SOLUTIONS, INC.
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                         505 HUNTMAR PARK DRIVE
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                HERNDON, VIRGINIA 20170
                                                                                     (703) 742-0400
                                                              (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                                                                      INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

     JORGE DEL CALVO, ESQ.            JONATHAN W. EMERY, ESQ.            DOUGLAS E. SCOTT, ESQ.
    KEITH J. MENDELSON, ESQ.            JAMES M. ULAM, ESQ.               ALOMA H. AVERY, ESQ.
     DAVINA K. KAILE, ESQ.            NETWORK SOLUTIONS, INC.             SCIENCE APPLICATIONS
 PILLSBURY MADISON & SUTRO LLP         505 HUNTMAR PARK DRIVE          INTERNATIONAL CORPORATION
      2550 HANOVER STREET             HERNDON, VIRGINIA 20170           10260 CAMPUS POINT DRIVE
  PALO ALTO, CALIFORNIA 94306              (703) 742-0400             SAN DIEGO, CALIFORNIA 92121
         (650) 233-4500                                                      (619) 546-6000

                                     GERALD S. TANENBAUM, ESQ.
                                      CAHILL GORDON & REINDEL
                                         EIGHTY PINE STREET
                                      NEW YORK, NEW YORK 10005
                                           (212) 701-3000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                             SUBJECT TO COMPLETION
                            DATED DECEMBER 30, 1999

7,730,000 Shares

[NETWORK SOLUTIONS LOGO]
Common Stock

We are offering 1,000,000 shares of our common stock, Science Applications International Corporation is selling 6,700,000 shares of our common stock and the other selling stockholders identified in this prospectus are offering 30,000 shares of our common stock.


Our common stock is traded on the Nasdaq National Market under the symbol NSOL. On December 28, 1999, the reported last sale price of our common stock was $236.25 per share.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------------
                                                                       PROCEEDS TO           PROCEEDS TO
                              PRICE TO           UNDERWRITING          NETWORK               THE SELLING
                              PUBLIC             DISCOUNT              SOLUTIONS             STOCKHOLDERS
-----------------------------------------------------------------------------------------------------------------
Per Share                     $                  $                     $                     $
-----------------------------------------------------------------------------------------------------------------
Total                         $                  $                     $                     $
-----------------------------------------------------------------------------------------------------------------

We have granted the underwriters the right to purchase up to an additional 1,159,500 shares of common stock to cover over-allotments.

J.P. MORGAN & CO.                                     MORGAN STANLEY DEAN WITTER

HAMBRECHT & QUIST
                PAINEWEBBER INCORPORATED
                                ROBERTSON STEPHENS
                                             PRUDENTIAL VOLPE TECHNOLOGY
                                               A UNIT OF PRUDENTIAL SECURITIES

          , 2000

                              [INSIDE FRONT COVER]

                      .com Drives Net Registration Growth

[Bar graph depicting number of .com, .net, .org and .edu net registrations on a quarterly basis from December 1995 through September 1999]

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS

                                         Page
Prospectus Summary.....................    1
Risk Factors...........................    6
Price Range of Common Stock and
     Dividend Policy...................   14
Use of Proceeds........................   14
Capitalization.........................   15
Selected Financial Information.........   16
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations........................   18


                                         Page
Business...............................   30
Management.............................   43
Selling Stockholders...................   46
Description of Capital Stock...........   47
Underwriting...........................   50
Legal Matters..........................   52
Experts................................   52
Where You Can Find More Information....   52
Index to Financial Statements..........  F-1


                            ------------------------

Our primary web sites are www.networksolutions.com and www.nsiregistry.net. The information on our web sites is not incorporated by reference into this prospectus.

We own or have rights to various copyrights, trademarks and trade names used in our business. These include Network Solutions, Inc.(R), dot com mail(TM), dot com toolkit(TM), dot com biz card(TM), dot com directory(TM), dot com promotions(TM), dot com people(TM), dot com essentials(TM), ImageCafe(TM) and idNames(TM). This prospectus also includes trademarks, service marks and trade names of other companies.

                            ------------------------

ON DECEMBER 21, 1999, OUR BOARD OF DIRECTORS APPROVED A 2-FOR-1 STOCK SPLIT OF THE SHARES OF COMMON STOCK, TO BE EFFECTED IN THE FORM OF A STOCK DIVIDEND ON SHARES OF COMMON STOCK. THE RECORD AND DISTRIBUTION DATES FOR THE STOCK DIVIDEND HAVE NOT YET BEEN DETERMINED BUT WILL OCCUR AFTER COMPLETION OF THIS OFFERING. EXCEPT AS OTHERWISE NOTED, NO SHARE OR PER SHARE INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT THE 2-FOR-1 STOCK SPLIT. ALSO, EXCEPT AS OTHERWISE NOTED, INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                               PROSPECTUS SUMMARY

This summary highlights certain of the information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors, the financial statements and the information incorporated by reference in this prospectus.

                            NETWORK SOLUTIONS, INC.

We are a leading provider of web identity services worldwide. Our web identity offerings include Internet domain name registration services, for which we are the global leader, and related value-added products and services.

Internet domain names are unique identities which enable businesses, other organizations and individuals to communicate and conduct commerce on the Internet. An Internet domain name is made up of a top level domain and a second level domain. For example, in the domain name "companyX.com," ".com" is the top level domain and "companyX" is the second level domain. We are the exclusive registry and the leading registrar for second level domain names within the
 .com, .net and .org top level domains. As a registry, we maintain the master directory of all second level domain names in the .com, .net and .org top level domains. We own and maintain the shared registration system that allows all registrars, including us, to enter new second level domain names into the master directory and to submit modifications, transfers, re-registrations and deletions for existing second level domain names. As a registrar, we market second level domain name registration services that enable our customers to establish their identities on the web. In addition, we market a portfolio of value-added products and services to help our customers maximize the value of those identities throughout their life cycles.


Net registrations through our registrar services increased by 135% from 2,777,000 second level domain names registered as of September 30, 1998 to 6,528,000 second level domain names registered as of September 30, 1999. An additional 223,000 second level domain names have been registered through our registry services in the .com, .net and .org top level domains by competing registrars as of September 30, 1999. Consequently, our registrar services accounted for approximately 97% of the total 6,751,000 net registrations in the
 .com, .net and .org, as well as .edu, top level domains as of that date. Net new registrations through our registrar services increased by 160% from 507,000 second level domain names for the three months ended September 30, 1998 to 1,318,000 second level domain names for the three months ended September 30, 1999. An additional 193,000 second level domain names were registered during the three months ended September 30, 1999 through our registry services by other registrars competing in the .com, .net and .org top level domains.


On November 10, 1999, we, the Department of Commerce and the Internet Corporation for Assigned Names and Numbers, commonly known as ICANN, entered into a series of wide-ranging agreements relating to the domain name system. These agreements, which furthered the transition of the domain name system to a shared, or competitive, registration system in the .com, .net and .org top level domains, removed a substantial amount of uncertainty regarding administration of the domain name system and our role in that system going forward. Among other things, the agreements provide that multiple registrars may register second level domain names with us as exclusive registry. Under these agreements:

     - We agreed to operate the registry in accordance with the provisions of the registry agreement and the consensus policies established by ICANN. The term of the registry agreement extends until November 2003 or, if ownership of our registry and registrar operations is separated by May 2001 in accordance with the agreement, until November 2007. We intend to engage financial advisors to review alternatives for our registrar and registry services.

     - We, as the registry, will charge all registrars $6 per registration per year starting January 16, 2000, unless increased to cover higher registry costs under the circumstances described in the registry agreement.

     - We became an ICANN-accredited registrar. The term of our registrar accreditation agreement extends until November 2004 with a right to renew indefinitely in accordance with the agreement.

     - We, and all other registrars, are permitted to offer variable registration terms, up to 10 years, and have discretion on pricing of registration services. As a registrar, we currently charge $35 per registration per year for our basic domain name registration service.

We believe that our experience and our position as a leading provider of web identity services worldwide give us several competitive strengths including:

As a company:

     - We are a trusted, reliable, and secure provider of web identity services with strong brand recognition as Network Solutions and as the dot com people.

     - We have the financial strength to continue to implement and expand our sales, marketing, product development and acquisition efforts.

     - We have proprietary software and systems, long standing experience and technical expertise in the web identity services business.

As a registry:

     - We are the exclusive registry for the .com, .net and .org top level domains until at least November 2003.

     - We own the infrastructure, technology and protocols underlying the shared registration system and we have the right to deploy and control the infrastructure and technology underlying the top level domain name server system for the .com, .net and .org top level domains.

As a registrar:

     - We are the leading registrar, with over 6,500,000 net second level domain name registrations. We meet our customers at a very early point in the establishment of their web identities, at a time when they are disposed to buy.

     - We offer an expanding set of value-added products and services that can extend our relationship with our customers as we help them maximize the value of their web identities over time. We sold value-added products and services along with approximately 15% of our 1,318,000 net new registrations in the third quarter of 1999.

     - We have strategic wholesale and retail marketing agreements with over 260 companies around the world, including leading portals such as Yahoo! and Microsoft/LinkExchange.

We believe that the potential for continued growth of domain name registrations and other web identity services is substantial. We are expanding our position as a leading provider of web identity services worldwide by:

     - expanding our wholesale and retail marketing and other strategic relationships,

     - continuing to enhance our one-stop shop of registration services and value-added products and services,

     - continuing to invest in improving the purchase and support experience for our customers as evidenced by our recent introduction of a storefront design on our web site,

     - promoting the use of .com, .net and .org top level domains as the preferred Internet identities,

     - maintaining technology leadership, and

     - seeking to expand our registry services by operating additional registries, providing new domain name system functionality and offering additional trusted third party services for e-commerce.

We also provide Internet technology services that focus on network engineering, network and systems security and network management.

                                  THE OFFERING

The following information is based on 33,883,707 shares of common stock outstanding on December 15, 1999. This number excludes 3,807,480 shares of common stock issuable upon the exercise of stock options outstanding on December 15, 1999 at a weighted average exercise price of $52.370 per share. It also excludes an additional 2,699,921 shares of common stock reserved for future issuance under our employee benefit plans.

COMMON STOCK OFFERED BY
NETWORK SOLUTIONS.............   1,000,000 shares

COMMON STOCK OFFERED BY
SELLING STOCKHOLDERS:
  Science Applications
International
  Corporation.................   6,700,000 shares
  Members of our management...   30,000 shares

TOTAL OFFERING................   7,730,000 shares

COMMON STOCK OUTSTANDING AFTER
THE OFFERING..................   34,913,707 shares; 36,073,207 shares if the
                                 entire over-allotment option is exercised

OVER-ALLOTMENT OPTION.........   1,159,500 shares from Network Solutions

USE OF PROCEEDS...............   For general corporate purposes and possibly for
                                 acquisitions and investments. We will not receive any proceeds from the sale of shares of common stock in this offering by the selling stockholders.

NASDAQ NATIONAL MARKET
SYMBOL........................   NSOL

Network Solutions is incorporated in Delaware. Our executive offices are located at 505 Huntmar Park Drive, Herndon, Virginia 20170 and our telephone number is
(703) 742-0400.

                             SUMMARY FINANCIAL DATA

                                           ------------------------------------------------------------
                                                                                       NINE MONTHS
                                                YEAR ENDED DECEMBER 31,            ENDED SEPTEMBER 30,
                                           ---------------------------------      ---------------------
                                            1996         1997         1998         1998          1999
                                           -------      -------      -------      -------      --------
In thousands, except per share data
STATEMENTS OF OPERATIONS DATA:
Net revenue..............................  $18,862      $45,326      $93,652      $62,395      $144,885
Net income (loss)........................   (1,625)       4,231       11,235        7,517        17,871
Basic net income (loss) per share........    (0.07)        0.16         0.35         0.24          0.54
Diluted net income (loss) per share......    (0.07)        0.16         0.34         0.23          0.51
OTHER OPERATING DATA:
Net new registrations....................      489          960        1,911        1,290         3,420
Registrations not re-registered..........       39           46           90           54           254
Net registrations at period end..........      627        1,541        3,362        2,777         6,528


                                                              ----------------------
                                                                SEPTEMBER 30, 1999
                                                              ----------------------
In thousands                                                   ACTUAL    AS ADJUSTED
BALANCE SHEET DATA:                                           --------   -----------
Cash and cash equivalents...................................  $ 98,863    $324,086
Total marketable securities.................................   121,205     121,205
Working capital, including $200,160 of current deferred
  revenue...................................................    81,280     306,503
Total assets................................................   459,988     685,211
Deferred revenue, net.......................................   282,939     282,939
Capital lease obligations...................................       436         436
Total stockholders' equity..................................   119,418     344,641


---------------
Net new registrations shown above under "Other Operating Data" for each period include gross new registrations less an estimate of registrations that are uncollectible for our registrar services. Net registrations at period end include net new registrations less management's estimate of registrations not re-registered.


The as adjusted consolidated balance sheet data presented above gives effect to the issuance of 1,000,000 shares of common stock by Network Solutions at an assumed offering price of $236.25 per share and the receipt of approximately $213,000 in proceeds from the exercise of options by members of our management who are selling stockholders.


                        SUMMARY QUARTERLY FINANCIAL DATA

                                    ---------------------------------------------------------------------------------------
                                                                         QUARTER ENDED
                                    DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                      1997       1998       1998       1998        1998       1999       1999       1999
                                    --------   --------   --------   ---------   --------   --------   --------   ---------
In thousands, except per share
data
STATEMENTS OF OPERATIONS DATA:
Net revenue.......................  $14,430    $16,492    $20,476     $25,427    $31,257    $38,132    $47,499     $59,254
Net income........................    1,743      2,049      2,463       3,005      3,718      4,798      5,795       7,278
Basic net income per share........     0.06       0.07       0.08        0.09       0.11       0.14       0.17        0.22
Diluted net income per share......     0.05       0.06       0.07        0.09       0.11       0.14       0.17        0.21

        RELATIONSHIP WITH SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Prior to our initial public offering in October 1997, we were a wholly-owned subsidiary of Science Applications International Corporation, commonly known as SAIC. SAIC provides diversified professional and technical services and designs, develops and manufactures high-technology products.


SAIC holds in the aggregate 14,850,000 shares or approximately 44% of our common stock. It is contemplated that SAIC may sell the 6,700,000 shares it is offering in this prospectus through a wholly-owned subsidiary. After this offering, SAIC will own 8,150,000 shares or approximately 23% of our common stock.


Several officers and employees of SAIC currently serve as directors of Network Solutions. As anticipated, effective December 21, 1999, John E. Glancy, an officer of SAIC, and Donald N. Telage, a former officer of SAIC, resigned as directors of Network Solutions. We anticipate that the composition of our board of directors may further change in connection with the decrease in SAIC's percentage ownership. SAIC will, however, continue to be our largest stockholder immediately after this offering and may be able to exercise significant influence over us.

SAIC is not under any obligation to retain its remaining interest, except that SAIC has agreed not to sell or otherwise dispose of any shares of common stock for 90 days after the date of this prospectus without the prior written consent of J.P. Morgan Securities Inc.

SAIC continues to provide us certain services, and we and SAIC have entered into agreements, and may enter into additional agreements in the future, relating to these services and other matters. Our certificate of incorporation includes provisions relating to competition by SAIC with us, allocations of corporate opportunities, transactions with interested parties and intercompany agreements and provisions limiting the liability of certain people. These provisions will remain in effect after this offering. See "Description of Capital Stock."

                                  RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus or incorporated by reference before deciding to invest in shares of our common stock. These are not the only risks and uncertainties that we face. If any of these risks or uncertainties actually occur, our business, financial condition, operating results and cash flows could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

INDUSTRY RISKS

INCREASED COMPETITION COULD HARM OUR DOMAIN NAME REGISTRATION BUSINESS


The introduction of additional competition into the domain name registration business could harm our business. This includes, in particular, competition among registrars within a single top level domain, such as .com, and competition among registrars and registries of existing and potential new top level domains. We currently face competition in the domain name registration business from other registrars in the top level domains for which we act as registry, third level domain name providers such as Internet access providers and registrars and registries of top level domains other than those top level domains for which we act as registry. As of December 28, 1999, 23 accredited registrars (in addition to us) in the .com, .net and .org top level domains used our shared registration system to register domain names. ICANN has accredited 53 additional registrars, as of that date. We expect these and additional accredited registrars to offer competing registration services in these top level domains in the near future.



The accredited registrars include, among others, AT&T, America Online, CORE or Internet Council of Registrars, France Telecom Oleane, iDirections, interQ, Melbourne IT, NameSecure.com, NetBenefit, PSINet, Register.com, Talk.com and Verio. For the quarter ended September 30, 1999, we registered 1,318,000 net new second level domain names and competing accredited registrars registered 193,000 second level domain names.


Future competition in the domain name registration business as a registry or registrar could come from many different companies, including:

     - domain name registration resellers,

     - country code registries,

     - Internet access providers and

     - major telecommunications firms.

Many of these entities have core capabilities to deliver registry and/or registrar services, such as help desks, billing services and network management, along with strong name recognition and Internet industry experience. The recent agreements among ICANN, the Department of Commerce, us and other registrars permit flexibility in pricing for and term of registrations. Our revenue, therefore, could be reduced due to pricing pressures, bundled service offerings and variable terms resulting from increased competition. Some registrars and resellers in the .com, .net and .org top level domains are already charging lower prices for domain name registration services in those domains. In addition, other entities are bundling, and may in the future bundle, domain name registrations with other products or services at reduced rates or for free.

ISSUES ARISING FROM IMPLEMENTATION OF OUR AGREEMENTS WITH ICANN AND THE DEPARTMENT OF COMMERCE COULD HARM OUR REGISTRATION BUSINESS

The Department of Commerce has adopted a plan for a phased transition of the Department of Commerce's responsibilities for the domain name system to ICANN by September 30, 2000. We face risks from this transition, including:

     - ICANN could adopt or promote policies, procedures or programs that are unfavorable to our role in the registration of domain names or that are inconsistent with our current or future plans,

     - The Department of Commerce or ICANN could terminate our agreements to be the registry and/or a registrar in the .com, .net and .org top level domains if they find that we are in violation of our agreements with them,

     - If we do not separate ownership of our registry and registrar by May 2001 in accordance with the registry agreement, the term of the registry agreement will expire in four years and we may not be chosen as the successor registry,

     - The terms of the registrar accreditation contract could change, as a result of an ICANN-adopted policy, in a manner which is unfavorable to us,

     - The Department of Commerce's or ICANN's interpretation of provisions of our agreements with either of them above could differ from ours,

     - The Department of Commerce could revoke its recognition of ICANN, as a result of which the Department of Commerce would take the place of ICANN for purposes of the various agreements described above, and could take actions which are harmful to us,

     - ICANN may approve new top level domains and we may not be selected to act as a registrar or registry with respect to those top level domains, and

     - The U.S. Government could refuse to transfer certain responsibilities for domain name system administration to ICANN due to security, stability or other reasons, resulting in fragmentation or other instability in domain name system administration.

CHALLENGES TO ONGOING PRIVATIZATION OF INTERNET ADMINISTRATION COULD HARM OUR REGISTRATION BUSINESS

Risks we face from challenges by third parties, including other domestic and foreign governmental authorities, to our role in the ongoing privatization of the Internet include:

     - Legal, regulatory or other challenges, including challenges to the agreements governing our relationship with, or to the legal authority underlying the roles and actions of, the Department of Commerce, ICANN and/or us, could be brought,

     - Congress has held two hearings in which various issues about the domain name system have been raised and Congress could take action which is unfavorable to us,

     - ICANN could fail to maintain legitimacy resulting in instability in domain name system administration, and

     - Some foreign governments and governmental authorities have in the past disagreed with, and may in the future disagree with, the actions, policies or programs of ICANN, the U.S. Government and Network Solutions relating to the domain name system. These foreign governments or governmental authorities may take actions or adopt policies or programs which are harmful to our business.

WE DEPEND ON FUTURE GROWTH OF THE INTERNET AND INTERNET INFRASTRUCTURE

Our future success substantially depends on the continued growth in the use of the Internet. If the use of and interest in the Internet does not continue to grow, our business would be harmed. Continued growth of the Internet could be slowed by:

     - inadequate infrastructure,

     - lack of availability of cost-effective, high speed systems and service,

     - delays in developing or adopting new standards and protocols to handle increased levels of Internet activity or

     - government regulation.

WE RELY ON THIRD PARTIES WHO MAINTAIN AND CONTROL ROOT ZONE AND TOP LEVEL DOMAIN ZONE SERVERS

We currently administer and operate only two of the 13 root zone servers and four top level domain zone servers. The others are administered and operated by independent operators on a volunteer basis. Because of the importance to the functioning of the Internet of these root zone servers and top level domain zone servers, our registration business could be harmed if these volunteer operators fail to properly maintain such servers or abandon such servers.

Further, our registration business could be harmed if any of these volunteer operators fail to include or provide accessibility to the data that we maintain in the root zone servers and the top level domain zone servers that we control.

In the event and to the extent that ICANN is authorized to set policy with regard to an authoritative root server system, as provided in the registry agreement, it is required to ensure that the authoritative root will point to the top level domain zone servers designated by us. If ICANN does not do this, our business could be harmed.

WE RELY ON INTERNET SERVICE PROVIDERS

Our registration business could be harmed if a significant number of Internet service providers decided not to route Internet communications to or from domain names registered by us or if a significant number of Internet service providers decided to provide routing to a set of domain name servers which did not point to our top level domain zone servers.

WE MAY LOSE REVENUE OR INCUR SIGNIFICANT COSTS IF YEAR 2000 COMPLIANCE ISSUES ARE NOT PROPERLY ADDRESSED

Our failure, or the failure of third parties on which we rely, to adequately address Year 2000 compliance issues may cause us to lose revenue or to incur significant costs. The primary risks that we face with regard to Year 2000 failures are those which impact our domain name registration business. These risks include:

     - significant and protracted interruption of electrical power to systems in our engineering and customer service facilities,

     - significant and protracted interruption of telecommunications and data network services in any of our headquarters, engineering or customer service facilities,

     - the failure of components of our current back office and domain name registration related systems,

     - the occurrence of a Year 2000 problem with respect to third-party suppliers', vendors' and outsourcing service providers' products and services, and

     - the occurrence of a Year 2000 problem with respect to one of the other registrars' use of the shared registration system.

If we fail to solve a Year 2000 compliance problem with our mission critical business systems and processes, including the domain name servers under our control, telecommunications systems, facilities, data-networking infrastructure, commercial-off-the-shelf hardware or software and components used by our employees, the result could be a failure of or interruption to normal business operations. Furthermore, our business depends on the continued operation of, and widespread access to, the Internet. This, in turn, depends to a large extent on the software and systems of third parties on which our systems rely or to which they are connected. These third parties include, among others, Internet-related companies, including Internet web hosting companies, Internet access providers and Internet domain name server operators.

We have no responsibility for, nor control over, other Internet domain name server operators that are critical to the efficient operation of the Internet. We do not know whether such domain name server operators have hardware, software or firmware that is Year 2000 compliant.

COMPANY RISKS

OUR NEAR TERM SUCCESS DEPENDS ON THE GROWTH OF OUR DOMAIN NAME REGISTRATION BUSINESS

We may not be able to sustain the revenue growth we have experienced in recent periods. In addition, past revenue growth may not be indicative of future operating results. If we do not successfully maintain our current position as a leading provider of domain name registration services or develop or market additional value-added products and services, our business could be harmed.

Our domain name registration services business generates over 90% of our revenue and is expected to continue to account for a very significant portion of our revenue in at least the near term. Our future success will depend largely on:

     - the continued increase in domain name registrations,

     - re-registration rates of our customers,

     - our ability to maintain our current position as a leading registrar of domain names,

     - the successful development, introduction and market acceptance of new services that address the demands of Internet users,

     - our ability to provide robust domain name registration systems, and

     - our ability to provide a superior customer service infrastructure as a registry and registrar.

The contractual requirement that we provide bulk access to customer data could hurt our ability to market and sell other value-added services in addition to domain name registration services.

SYSTEM FAILURE OR INTERRUPTION, SECURITY BREACHES OR OUR FAILURE TO MEET INCREASING DEMANDS ON OUR SYSTEMS COULD HARM OUR BUSINESS

Any significant problem, including any security breach, with our systems or operations could result in lost revenue, customer dissatisfaction or lawsuits against us. A failure in the operation of our registration system or other events could result in deletion of one or more domain names from the Internet for a period of time. A failure in the operation of our shared registration system could result in the inability of one or more other registrars to register and maintain domain names for a period of time. A failure in the operation or update of the master database that we maintain could result in deletion of one or more top level domains from the Internet and the discontinuation of second level domain names in those top level domains for a period of time. The inability of our registrar systems, including our back office billing and collections infrastructure, and telecommunications systems to meet the demands of the increasing number of domain name registration requests and corresponding customer e-mails and telephone calls, including speculative, otherwise abusive and repetitive e-mail domain name registration and modification requests, could result in substantial degradation in our customer support service and our ability to process, bill and collect registration requests in a timely manner.

We recently completed a physical separation of our registrar and registry computer systems and have run the operations of our new systems separately for only a limited time. Any data integrity, non-compatability or other issues that may arise from this separation could materially harm our business.

Our operations depend on our ability to maintain our computer and telecommunications equipment in effective working order and to reasonably protect our systems against interruption and potentially on such maintenance and protection by other registrars in the shared registration system. The root zone servers and top level domain zone servers that we operate are critical hardware to our operations. Interruptions could result from:

     - fire, natural disaster, sabotage, power loss, telecommunications failure, human error or similar events,

     - computer viruses, hackers or similar disruptive problems caused by employees, customers or other Internet users, and

     - systems strain caused by the growth of our customer base and our inability to sufficiently maintain or upgrade our systems.

WE MUST ATTRACT, INTEGRATE, TRAIN AND RETAIN KEY PERSONNEL KNOWLEDGEABLE ABOUT OUR BUSINESS

We face intense competition for the limited supply of people qualified to work for us. Our future success depends on the continued service of key engineering, sales, marketing, executive and administrative personnel, and our ability to identify, attract, hire, integrate, train and retain such personnel. Competition for engineering, sales, marketing and executive personnel is intense, particularly in the technology and Internet sectors and in the regions where our facilities are located. We may be unable to retain existing personnel or attract, hire or retain additional qualified personnel. The loss of the services of any of our senior management team or other key employees or our failure to attract, integrate, train and retain additional key employees could harm our business.

WE MUST EFFECTIVELY MANAGE OUR MARKETING ORGANIZATION AND ESTABLISH AND MAINTAIN DISTRIBUTION CHANNELS

We will need to effectively manage our growing sales and marketing organization if we want to achieve future revenue growth. We do not know if we will be able to identify, attract and retain experienced sales and marketing personnel with relevant experience. Further, our sales and marketing organization may not be able to successfully compete against the significantly more extensive and well-funded sales and marketing operations of our current or potential competitors for registration or Internet technology services.

Our ability to achieve future revenue growth will also depend on our ability to continue to establish direct sales channels and to develop multiple distribution channels. To do this we must maintain relationships with Internet access providers and other third parties.

WE HAVE A HIGH LEVEL OF UNCOLLECTIBLE RECEIVABLES

Because of our high level of uncollectible receivables, we continually review our billing practices. Any modifications that we may implement as a result of these reviews, including prepayment or pre-approved credit limits for new registration orders could have unanticipated harmful consequences to our business. We have begun to phase in the implementation of prepayment or pre-approved credit terms which are required by our agreements with ICANN to be in place by March 9, 2000. We believe we have experienced a high level of uncollectible receivables due to, among other factors, the large number of individuals and corporations that have registered multiple domain names with the apparent intention of transferring such names at a profit. Our experience has been that such speculative resellers have a greater tendency than other customers to default on their services fees. We have established a provision for uncollectible accounts which we believe to be adequate to cover anticipated uncollectible receivables; however, actual results could differ from our estimates.

WE ARE PARTY TO LEGAL PROCEEDINGS WHICH COULD HAVE A NEGATIVE FINANCIAL IMPACT ON US

We are involved in a number of legal proceedings. We cannot reasonably estimate the potential impact of any of these proceedings. An adverse determination in any of these proceedings, however, could harm our business. Legal proceedings in which we are involved are expensive and divert the attention of our personnel. See "Business -- Legal Proceedings."

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND PROPRIETARY INFORMATION OR WE MAY BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

We rely on a combination of nondisclosure and other contractual arrangements with the U.S. Government, our employees, and third parties, as well as copyright, privacy and trade secret laws, to protect and limit the distribution of our proprietary data, computer software, documentation, and processes used in conducting our domain name registration and other businesses. If we fail to adequately protect our intellectual property rights and proprietary information, or if we are subject to adverse results in litigation relating to our intellectual property rights and proprietary information, our business could be harmed. Any actions we take may not be adequate to protect our intellectual property rights and proprietary information. Other companies may develop competing technology that is similar or superior to our technology. Although we have no reason to believe that our domain name registration business activities infringe on the intellectual property rights of others, and we believe that we have all rights needed to conduct our business, it is possible that we could become subject to claims alleging infringement of third party intellectual property rights. Any of these claims could subject us to costly litigation, and any adverse final rulings on any of these claims could require us to pay damages, seek to develop alternative technology, and/or seek to acquire licenses to the intellectual property that is the subject of any alleged infringement, and any rulings not in our favor could harm our business.

UNSUCCESSFUL FUTURE ACQUISITIONS AND INVESTMENTS COULD DECREASE OPERATING INCOME, CAUSE OPERATIONAL PROBLEMS OR OTHERWISE DISRUPT OUR BUSINESS

We evaluate potential acquisitions and investments on an ongoing basis for various reasons including, among others, diversification of our domain name registration services and Internet technology services businesses. Our acquisition and investment strategy poses many risks, including:

     - we may not be able to compete successfully for available acquisition candidates, complete future acquisitions and investments or accurately estimate the financial effect on our company of any businesses we acquire or investments we make,

     - future acquisitions and investments may require us to spend significant cash amounts or may decrease our operating income,

     - we may have trouble integrating the acquired business and retaining personnel,

     - acquisitions or investments may disrupt our business and distract our management from other responsibilities,

     - to the extent that any of the companies which we acquire or in which we invest fail, our business could be harmed, and

     - we may not identify appropriate acquisition targets.

WE FACE INCREASING RISKS ASSOCIATED WITH OUR INTERNATIONAL BUSINESS

While substantially all of our operations, facilities, and personnel are located within the United States, our revenues from sources outside the United States have increased significantly and may continue to increase in the future. As a result, we are subject to the risks of conducting business internationally, including unexpected changes in regulatory requirements, competition from foreign companies, fluctuations in the U.S. dollar, tariffs and other barriers and restrictions and the burdens of complying with a variety of foreign laws. We do not know what the impact of such regulatory, geopolitical and other factors will be on our business in the future or if we will have to modify our business practices. In addition, the laws of certain foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE; OUR FUTURE REVENUE AND PROFITABILITY ARE UNCERTAIN

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors, some of which are beyond our control. Factors that may affect our revenue include:

     - variations in the number of requests for domain name registrations or demand for our services,

     - successful competition by others,

     - termination or completion of contracts in our Internet technology services business or failure to obtain additional contracts in that business, and

     - market acceptance of new service offerings.

In addition, we expect a significant increase in our operating expenses as we:

     - increase our sales and marketing operations and activities, and

     - continue to update our systems and infrastructure.

If the increase in our expenses is not followed by a corresponding increase in our revenue, our operating results will suffer. The fact that in the past our revenue has increased and we have been profitable on a quarterly and annual basis is not indicative of whether our revenue will increase or whether we will be profitable on a quarterly or annual basis in the future.

OFFERING RISKS

OUR STOCK PRICE, LIKE THAT OF MANY INTERNET COMPANIES, IS HIGHLY VOLATILE

The market price of our common stock has been and is likely to continue to be highly volatile and significantly affected by factors such as:

     - general market and economic conditions and market conditions affecting technology and Internet stocks generally,

     - actual or anticipated fluctuations in our quarterly or annual registrations or operating results,

     - announcements of technological innovations, acquisitions or investments, developments in Internet governance or corporate actions such as stock splits, and

     - industry conditions and trends.


The stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of the stocks of technology companies, especially Internet-related companies. These broad market or technology or Internet sector fluctuations may adversely affect the market price of our common stock. Recently, the market price of our common stock, like that of many Internet-related companies, has experienced significant fluctuations. For instance, between January 1, 1999 and December 28, 1999, the reported last sales price for our common stock ranged from $51.75 per share to $272.25 per share. On December 28, 1999, the reported last sale price of our common stock was $236.25 per share.


The market price of our common stock also has been and is likely to continue to be significantly affected by expectations of analysts and investors. Reports and statements of analysts do not necessarily reflect our views. The fact that we have in the past met or exceeded analyst or investor expectations does not necessarily mean that we will do so in the future.

In the past, securities class action lawsuits have often followed periods of volatility in the market price of a particular company's securities. This type of litigation could result in substantial costs and a diversion of our management's attention and resources.

FUTURE ISSUANCES OR SALES OF COMMON STOCK COULD CAUSE OUR STOCK PRICE TO
DECREASE

We may in the future issue shares of common stock in connection with acquisitions or other strategic investments. Also, after this offering, SAIC will own 8,150,000 shares of our common stock. A decision by us to issue shares of common stock or by SAIC or other stockholders to sell our common stock could depress the market price of the common stock.

BECAUSE USE OF PROCEEDS IS UNSPECIFIED, IF PROCEEDS ARE NOT INVESTED TO YIELD A FAVORABLE RETURN, THE PRICE OF OUR COMMON STOCK COULD DECREASE

We plan to use the proceeds which we receive from this offering for general corporate purposes and possibly for acquisitions and investments. Therefore, we will have discretion in spending the proceeds of this offering and our stockholders may not agree with our decisions as to these uses. We cannot predict that the proceeds will be invested to yield a favorable return. If the proceeds are not invested to yield a favorable return, there could be an adverse effect on the price of our common stock.

SAIC MAY MAINTAIN SIGNIFICANT INFLUENCE OVER US

After this offering, SAIC will own approximately 23% of our common stock and will remain our largest stockholder. Matters requiring approval by our stockholders, including the election of members of our board of directors, changes in the size and composition of the board of directors and a change in control, may need SAIC's approval to be effected. We do not have an agreement with SAIC which restricts its rights to distribute or sell its shares of our common stock.

SOME OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST

Some of our directors currently serve as directors, officers and employees of SAIC. Therefore, there may be various conflicts of interest or conflicting duties for these individuals. Since our directors and officers may also own stock of SAIC, there may be conflicts of interest when directors and officers are faced with decisions that could have different implications for us and SAIC.

WE RELY ON SAIC FOR CORPORATE SERVICES AND EMPLOYEE BENEFITS

We currently receive corporate services under an agreement with SAIC. If SAIC were to terminate these services, we might not be able to secure alternative sources for such services or such services might only be available to us at prices higher than those charged by SAIC.

Our employees are currently eligible to participate in some of SAIC's employee benefit plans through the end of calendar year 2000. However, due to SAIC's sale of some of its shares, SAIC now owns less than 50% of our common stock and as a result we will have to establish certain employee benefit plans of our own which could result in incremental costs to us.

OUR CERTIFICATE OF INCORPORATION CONTAINS PROVISIONS RELATING TO SAIC THAT MAY ADVERSELY AFFECT US OR OUR STOCKHOLDERS

Our certificate of incorporation includes provisions relating to competition by SAIC with us, allocations of corporate opportunities, transactions with interested parties and intercompany agreements and provisions limiting the liability of certain people. It is unclear whether such provisions are enforceable under Delaware corporate law. Our certificate of incorporation provides that any person purchasing or acquiring an interest in shares of our capital stock shall be deemed to have consented to the provisions in the certificate of incorporation relating to competition with SAIC, conflicts of interest, corporate opportunities and intercompany agreements, and such consent may restrict such person's ability to challenge transactions carried out in compliance with such provisions. The corporate charter of SAIC does not include similar provisions. Therefore, persons who are directors and/or officers of ours and who are also directors and/or officers of SAIC may choose to take action in reliance on such provisions rather than act in a manner that might be favorable to us but adverse to SAIC.

                            ------------------------

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends" and "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed above and elsewhere in this prospectus.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The following table sets forth the high and low reported last sales prices for the common stock on the Nasdaq National Market for the periods indicated.


                                                              ---------------------
                                                                HIGH          LOW
                                                              --------      -------
Year Ended December 31, 1997:
  Fourth Quarter from September 26, 1997....................  $ 12.063      $ 6.094
Year Ended December 31, 1998:
  First Quarter.............................................  $ 18.563      $ 6.469
  Second Quarter............................................    27.500       16.250
  Third Quarter.............................................    23.156       12.875
  Fourth Quarter............................................    82.359       14.188
Year Ending December 31, 1999:
  First Quarter.............................................  $144.000      $70.000
  Second Quarter............................................   115.500       51.750
  Third Quarter.............................................    95.063       54.125
  Fourth Quarter through December 28, 1999..................   272.250       85.125


We do not presently intend to pay cash dividends on our common stock. We currently plan to retain any earnings for use in the operation of our business.

                                USE OF PROCEEDS


We estimate that the net proceeds from the sale of the 1,000,000 shares of our common stock offered by us will be approximately $225.0 million, after deducting underwriting discounts and estimated offering expenses. We will not receive any of the proceeds from the sale of the shares of common stock in this offering by the selling stockholders. If the underwriters' option to purchase an additional 1,159,500 shares of common stock is exercised in full, we estimate that additional net proceeds to us will be approximately $262.3 million after deducting underwriting discounts. We will also receive proceeds of approximately $213,000 upon the exercise of options by members of our management who are selling stockholders.


We intend to use the net proceeds we receive from this offering primarily for general corporate purposes. We may also use a portion of the proceeds to acquire or invest in businesses, technologies, product lines or service offerings that are complementary to our business. We have no present commitments with respect to such transactions. As a result, we will have significant discretion as to the use of the proceeds. Pending such uses, we intend to invest the proceeds in interest-bearing, investment-grade securities. See "Risk Factors -- Unsuccessful future acquisitions and investments could decrease operating income, cause operational problems or otherwise disrupt our business" and "Risk
Factors -- Because use of proceeds is unspecified, if proceeds are not invested to yield a favorable return, there could be an adverse effect on the price of our common stock."

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 1999:

     - on an actual basis; and


     - as adjusted to reflect our receipt of the estimated net proceeds from our sale of 1,000,000 shares of common stock in this offering at an assumed public offering price of $236.25 per share (after deducting the underwriting discounts and estimated offering expenses) and the proceeds from the exercise of options by members of our management who are selling stockholders:



                                                           ---------------------------
                                                            AS OF SEPTEMBER 30, 1999
                                                           ---------------------------
                                                              ACTUAL      AS ADJUSTED
                                                           ------------   ------------
Preferred stock, $.001 par value, authorized 10,000,000
shares; none issued and outstanding......................  $         --   $         --
Common stock, $.001 par value, authorized 210,000,000
  shares; 33,381,167 shares issued and outstanding
  actual; 34,411,167 shares issued and outstanding as
  adjusted...............................................        33,000         34,000
Additional paid-in capital...............................    86,783,000    312,005,000
Retained earnings........................................    20,278,000     20,278,000
Accumulated other comprehensive income...................    12,324,000     12,324,000
                                                           ------------   ------------
          Total stockholders' equity.....................   119,418,000    344,641,000
                                                           ------------   ------------
          Total capitalization...........................  $119,418,000   $344,641,000
                                                           ============   ============


The outstanding share information is based on our shares outstanding as of September 30, 1999. The information excludes:

     - 3,921,549 shares of common stock issuable upon exercise of options outstanding on September 30, 1999, except those options exercised as part of this offering by selling stockholders, with a weighted average exercise price of $40.21 per share, and

     - 1,081,392 shares of common stock reserved for issuance under our employee benefit plans.

                         SELECTED FINANCIAL INFORMATION

The following table sets forth selected financial and operating data of Network Solutions for the periods indicated and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and the Notes related thereto included elsewhere and incorporated by reference in this prospectus. The Statements of Operations Data and Balance Sheet Data as of and for the years ended December 31, 1996, 1997 and 1998 were derived from Network Solutions' audited financial statements. The selected financial data for the year ended December 31, 1995 were derived by combining Network Solutions' results of operations for the period January 1, 1995 through March 10, 1995 and the period March 11, 1995 through December 31, 1995, both as derived from Network Solutions' audited financial statements. Comparability of pre-acquisition periods to post-acquisition periods is limited because the financial statements have been prepared on differing bases of accounting as a result of the acquisition by SAIC on March 10, 1995. The Statements of Operations Data and Balance Sheet Data as of and for the year ended December 31, 1994 and for the nine months ended September 30, 1998 and 1999 is derived from Network Solutions' unaudited financial statements which, in the opinion of management, reflect all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position and results of operations for the periods then ended. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Registration Services."

                                                            ---------------------------------------------------------------------
                                                                                                               NINE MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                            ------------------------------------------------   ------------------
                                                             1994      1995      1996      1997       1998      1998       1999
                                                            -------   -------   -------   -------   --------   -------   --------
In thousands, except per share data
STATEMENTS OF OPERATIONS DATA:
Net revenue...............................................  $ 5,029   $ 6,486   $18,862   $45,326   $ 93,652   $62,395   $144,885
Cost of revenue...........................................    3,073     5,704    14,666    25,798     38,530    26,451     54,040
                                                            -------   -------   -------   -------   --------   -------   --------
Gross profit..............................................    1,956       782     4,196    19,528     55,122    35,944     90,845
Research and development expenses.........................       --        --       680     1,653      4,821     2,893      7,365
Selling, general and administrative expenses..............    1,544     2,394     6,280    12,268     37,144    24,438     59,581
Interest income...........................................       --        --      (496)   (2,211)    (6,303)   (4,423)    (6,312)
Other expenses............................................      109        61        --       116        116        93         45
                                                            -------   -------   -------   -------   --------   -------   --------
Income (loss) from continuing operations before income
  taxes and cumulative effect of a change in accounting
  principle...............................................      303    (1,673)   (2,268)    7,702     19,344    12,943     30,166
Provision (benefit) for income taxes......................      114      (239)     (643)    3,471      8,109     5,426     12,295
                                                            -------   -------   -------   -------   --------   -------   --------
Income (loss) from continuing operations..................      189    (1,434)   (1,625)    4,231     11,235     7,517     17,871
Loss from discontinued operations, net of income taxes....   (1,169)   (1,403)       --        --         --        --         --
                                                            -------   -------   -------   -------   --------   -------   --------
Net income (loss).........................................  $  (980)  $(2,837)  $(1,625)  $ 4,231   $ 11,235   $ 7,517   $ 17,871
                                                            =======   =======   =======   =======   ========   =======   ========

Basic earnings per share:
    Income (loss) from continuing operations..............  $  0.09   $ (0.07)  $ (0.07)  $  0.16   $   0.35   $  0.24   $   0.54
    Loss from discontinued operations.....................    (0.56)    (0.07)       --        --         --        --         --
                                                            -------   -------   -------   -------   --------   -------   --------
    Net income (loss).....................................  $ (0.47)  $ (0.14)  $ (0.07)  $  0.16   $   0.35   $  0.24   $   0.54
                                                            =======   =======   =======   =======   ========   =======   ========
Weighted average shares...................................    2,084    20,670    25,000    26,610     31,957    31,776     33,251

Diluted earnings per share:
    Income (loss) from continuing operations..............  $  0.09   $ (0.07)  $ (0.07)  $  0.16   $   0.34   $  0.23   $   0.51
    Loss from discontinued operations.....................    (0.56)    (0.07)       --        --         --        --         --
                                                            -------   -------   -------   -------   --------   -------   --------
    Net income (loss).....................................  $ (0.47)  $ (0.14)  $ (0.07)  $  0.16   $   0.34   $  0.23   $   0.51
                                                            =======   =======   =======   =======   ========   =======   ========
Weighted average shares...................................    2,094    20,670    25,000    26,966     33,397    33,088     34,727

                                                          -----------------------------------------------------------------------
                                                                                                               NINE MONTHS ENDED
                                                                            DECEMBER 31,                         SEPTEMBER 30,
                                                          -------------------------------------------------   -------------------
                                                           1994      1995      1996       1997       1998       1998       1999
                                                          -------   -------   -------   --------   --------   --------   --------
In thousands
OTHER OPERATING DATA:
Net new registrations...................................       24       141       489        960      1,911      1,290      3,420
Registrations not re-registered.........................       --         1        39         46         90         54        254
Net registrations as of period end......................       37       177       627      1,541      3,362      2,777      6,528

                                                          -----------------------------------------------------------------------
                                                                            DECEMBER 31,                         SEPTEMBER 30,
                                                          -------------------------------------------------   -------------------
                                                           1994      1995      1996       1997       1998       1998       1999
                                                          -------   -------   -------   --------   --------   --------   --------
In thousands
BALANCE SHEET DATA:
Cash and cash equivalents...............................  $   136   $     5   $15,540   $ 41,146   $ 12,862   $  9,124   $ 98,863
Total marketable securities.............................       --        --        --     40,200    128,098    114,148    121,205
Working capital.........................................   (1,340)     (559)    1,362     50,947     65,791     63,506     81,280
Total assets............................................    2,448    11,748    66,118    149,620    243,867    191,915    459,988
Restricted assets included in total assets..............       --     1,408    17,453     25,873         --        627         --
Deferred revenue, net...................................      137     3,346    29.352     61,451    129,194    106,730    282,939
Long-term obligations, excluding current portion........       81     1,353     9,440     18,743     35,721     29,400     82,779
Total stockholders' equity..............................      252     3,062     1,437     47,655     75,130     62,019    119,418

Net new registrations shown above under "Other Operating Data" for each period include gross new registrations less an estimate of registrations that are uncollectible for our registrar services. Net registrations at period end include net new registrations less management's estimate of registrations not re-registered. Prior to September 14, 1995, net registrations equaled gross registrations because Network Solutions was reimbursed by the National Science Foundation for all registrations under a cost plus fixed-fee contract.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with "Selected Financial Information" and Network Solutions' Financial Statements and Notes thereto included elsewhere and incorporated by reference in this prospectus. Except for the historical information contained and incorporated by reference in this prospectus, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of Network Solutions' plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Network Solutions' actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including, but not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus and from time to time in Network Solutions' periodic reports. Unless otherwise indicated, the accompanying financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for all periods presented for continuing operations reflect the financial position and results of operations of Network Solutions' commercial business, which includes registration services and consulting services.

OVERVIEW

Network Solutions, Inc.

Network Solutions is the exclusive registry and the leading registrar for second level domain names within the .com, .net and .org top level domains pursuant to agreements with ICANN and the Department of Commerce. Internet domain names are unique identities which enable businesses, other organizations and individuals to communicate and conduct commerce on the Internet. As a registry, we maintain the master directory of all second level domain names in the .com, .net and .org top level domains. We own and maintain the shared registration system that allows all registrars, including us, to enter new second level domain names into the master directory and to submit modifications, transfers, re-registrations and deletions for existing second level domain names. As a registrar, we market second level domain name registration services that enable our customers to establish their identities on the web. In addition, we market a portfolio of value-added products and services to help our customers maximize the value of those identities throughout their life cycles. Network Solutions also provides Internet technology services that focus on network engineering, network and systems security and network management solutions.

Registration Services

In December 1992, Network Solutions entered into the cooperative agreement with the National Science Foundation under which Network Solutions was to provide Internet domain name registration services for five top level domains: .com,
 .net, .org, .edu and .gov. These registration services include the initial two year domain name registration and annual re-registration, and throughout the registration term, maintenance of and unlimited modifications to individual domain name records and updates to the master file of domain names. The cooperative agreement became effective January 1, 1993. It included a three-month phase-in period, a five-year operational period, commencing April 1, 1993 and ending March 31, 1998, and a six-month flexibility period through September 30, 1998. Effective September 9, 1998, the Department of Commerce took over the administration of the cooperative agreement from the National Science Foundation. In October 1998, the cooperative agreement was amended to extend the flexibility period until September 30, 2000 and to transition to a shared registration system. In November 1999, we entered into a series of agreements with ICANN and the Department of Commerce relating to our Internet domain name registration services.

The original terms of the cooperative agreement provided for a cost reimbursement plus fixed-fee contract (with an initial fee of 8%). Effective September 14, 1995, the National Science Foundation and Network Solutions amended the cooperative agreement to require Network Solutions to begin charging end users a services fee of $50 per year for each domain name in the .com, .net and .org top level domains. Prior to April 1, 1998, registrants paid a services fee of $100 for two years of domain name registration services upon each initial registration and an annual re-registration fee of $50 per year thereafter. The National Science Foundation paid the registration fees for domain names within the .edu and .gov top level domains through March 31, 1997. Commencing April 1, 1997, Network Solutions agreed with the National Science Foundation to provide domain name registration services within the .edu and .gov top level domains free of charge. As of October 1, 1997, Network Solutions ceased to register or administer domain names in the .gov top level domain.

Under the terms of the September 14, 1995 amendment to the cooperative agreement, 30% of the registration fees collected by Network Solutions was required to be set aside for the enhancement of the intellectual infrastructure of the Internet and, as such, was not recognized as revenue by Network Solutions. The set aside funds, plus any interest earned, were disbursed at the direction of the National Science Foundation. As of December 31, 1998, Network Solutions had cumulatively disbursed to the National Science Foundation at its direction all set aside funds collected and associated interest earned for a total of $62.3 million.

On March 12, 1998, the National Science Foundation and Network Solutions amended the cooperative agreement to eliminate the 30% set aside requirement effective April 1, 1998 and to reduce the registration fees by a corresponding amount. Initial registrations on and after April 1, 1998 are charged $70 for two years of registration services and an annual re-registration fee of $35 per year thereafter. This amendment had no effect on the revenue recognized on each registration ($70 for initial registrations and $35 for re-registrations) since Network Solutions previously did not recognize revenue on the 30% set aside funds. Accordingly, while the revenue to Network Solutions on a per registration basis did not change, the amount charged to customers declined.

In order to provide prompt access to new domain names on the Internet, Network Solutions has historically invoiced customers and permitted them to pay their registration fees after their domain names are registered. Network Solutions' experience has been that, for the period from September 1995 through September 1999, approximately 35% of registrations have ultimately been deactivated for non-payment. Network Solutions believes that this level of uncollectible receivables is due to, among other factors, the large number of individuals and corporations that have registered multiple domain names with the apparent intention of transferring registration for such names at a profit. Network Solutions believes such speculative resellers have a greater tendency than other customers to default on their registration fees. As a consequence, Network Solutions has recorded a comparable provision for uncollectible accounts in determining net registration revenue.

Registration fees charged to customers for registration services are recognized as revenue evenly over the registration term. Accordingly, Network Solutions recognizes $70 on a straight-line basis over the two-year service period for each $70 initial domain name registration, equivalent to $35 per year. Annual re-registrations of domain names are recorded as revenue based upon $35 recognized on a straight-line basis over the one-year service period. This subscription-based model defers revenue recognition until Network Solutions provides the registration services, including maintenance of and unlimited modifications to individual domain name records, over the respective registration terms. At September 30, 1999, Network Solutions had net deferred revenue of $283 million.

On November 10, 1999 we, the Department of Commerce and ICANN entered into a series of wide-ranging agreements relating to the domain name system. Under these agreements, Network Solutions is entitled to establish our own prices for registrar services and after March 9, 2000, Network Solutions is required not to accept the registration of a domain name unless it is satisfied that it has received reasonable assurance of payment of the registration fee. As part of our registry services, Network Solutions will continue to charge registrars $9 per registration per year until January 15, 2000. Thereafter, the fee will be $6 per registration per year unless increased to cover increases in registry costs under the circumstances described in the registry agreement. Network Solutions has also agreed to modify the shared registration system to enable registrars to accept registrations and re-registrations in one year increments up to a ten year term.

Internet Technology Services

Substantially all of Network Solutions' Internet technology services revenue is derived from professional services which are generally provided to clients on a time and expense basis and is recognized as services are performed.

The majority of Network Solutions' Internet technology services are provided to customers in the financial services industry. Bank of America, formerly NationsBanc, is currently Network Solutions' largest Internet technology services client, accounting for 39.3% of Network Solutions' Internet technology services business net revenue and 2.4% of Network Solutions' total net revenue during the nine months ended September 30, 1999. NationsBanc originally contracted with Network Solutions in 1993 and Network Solutions currently provides network design and engineering services as well as a variety of project specific services under the contract.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage relationship to net revenue of certain items in Network Solutions' Statements of Operations.

                                                     -----------------------------------------
                                                                                 NINE MONTHS
                                                           YEAR ENDED               ENDED
                                                          DECEMBER 31,          SEPTEMBER 30,
                                                     -----------------------    --------------
                                                     1996     1997     1998     1998     1999
                                                     -----    -----    -----    -----    -----
Percentage of net revenue
Net revenue......................................    100.0%   100.0%   100.0%   100.0%   100.0%
Cost of revenue..................................     77.8     56.9     41.1     42.4     37.3
                                                     -----    -----    -----    -----    -----
Gross profit.....................................     22.2     43.1     58.9     57.6     62.7
Research and development expenses................      3.6      3.6      5.1      4.6      5.1
Selling, general and administrative expenses.....     33.3     27.1     39.7     39.2     41.1
Interest and other expense (income)..............     (2.7)    (4.6)    (6.6)    (6.9)    (4.3)
                                                     -----    -----    -----    -----    -----
Income (loss) before income taxes................    (12.0)    17.0     20.7     20.7     20.8
Provision (benefit) for income taxes.............     (3.4)     7.7      8.7      8.7      8.5
                                                     -----    -----    -----    -----    -----
Net income (loss)................................     (8.6)%    9.3%    12.0%    12.0%    12.3%
                                                     =====    =====    =====    =====    =====

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

Net Revenue

Net revenue increased 132% from $62.4 million for the nine months ended September 30, 1998 to $144.9 million for the nine months ended September 30, 1999. This increase in net revenue was primarily attributable to the increase in the number of domain name registrations, principally in the .com top level domain. Net revenue from registration services increased 136% from $57.7 million for the nine months ended September 30, 1998 to $136.1 million for the nine months ended September 30, 1999.

Net new registrations for Network Solutions' registrar services, or NSI registrar, during the nine month period ended September 30, 1999 were 3,420,000 as compared to 1,290,000 during the nine month period ended September 30, 1998, an increase of 162%. Due in part to the addition of nearly 40 international partners, 1,004,000, or 30%, of net new registrations were international registrations for the nine months ended September 30, 1999. This is an increase in international registrations of 176% over the 364,000 net new registrations for the nine months ended September 30, 1998. Non-NSI registrars registered an additional 223,000 names through our registry services, bringing the total net new registrations for the nine months ended September 30, 1999 in .com, .net and
 .org top level domains to 3,643,000.

Growth in net registrations continues to be driven by the widespread use and adoption by businesses of the Internet and intranets on a global basis. In addition, value-added services were sold along with approximately 15% of NSI registrar's 1,318,000 net new registrations in the third quarter. These value-added services present potential growth areas for Network Solutions. Cumulative net registrations for the NSI registrar as of September 30, 1998 were 2,777,000 as compared to 6,528,000 as of September 30, 1999, for a 135%
increase. In addition, this growth in cumulative net registrations represents a 23% increase in NSI registrar's entire customer base since June 30, 1999.

Net revenue from Internet technology services increased 89% from $4.7 million for the nine months ended September 30, 1998 to $8.9 million for the nine months ended September 30, 1999. This was primarily attributable to an increase in business from Bank of America and other financial services customers. Bank of America accounted for $3.5 million or 2.4% of Network Solutions' total net revenue for the nine months ended September 30, 1999, and $2.3 million or 3.7% for nine months ended September 30, 1998.

Cost of Revenue

Cost of revenue consists primarily of salaries and employee benefits, fees paid to subcontractors for work performed in connection with revenue producing projects, depreciation and equipment costs, lease costs of the operations infrastructure and the associated operating overhead. Cost of revenue increased 104% from $26.5 million for the nine months ended September 30, 1998 to $54.0 million for the nine months ended September 30, 1999. This increase was driven by a $10.1 million increase in outsourcing costs and $6.0 million in additional depreciation charges and equipment expenditures and additional direct labor charges of $7.6 million related to systems engineering and operations primarily associated with supporting the growth of Network Solutions' registration services business.

As a percentage of net revenue, cost of revenue decreased from 42.4% for the nine months ended September 30, 1998 to 37.3% for the nine months ended September 30, 1999 reflecting economies of scale achieved in Network Solutions' registration business. In the near term, the continued need for back office investments is expected to partially offset future margin improvements arising from economies of scale.

Research and Development Expenses

Research and development expenses consist primarily of compensation expenses to support the creation, development and enhancement of Network Solutions' products and technologies. Research and development expenses increased 155% from $2.9 million for the nine months ended September 30, 1998 to $7.4 million for the nine months ended September 30, 1999. As a percentage of net revenue, research and development expenses increased from 4.6% for the nine months ended September 30, 1998 to 5.1% for the nine months ended September 30, 1999. Network Solutions expects that the level of research and development expenses will continue to increase in the near future in absolute dollars as Network Solutions invests in developing new product and service offerings.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries of business development, general management, administrative and financial personnel, marketing expenses, corporate services from SAIC, legal and other professional costs. Selling, general and administrative expenses increased 144% from $24.4 million for the nine months ended September 30, 1998 to $59.6 million for the nine months ended September 30, 1999. This increase was primarily attributable to a $22.4 million increase in marketing and business development expenses including Internet banner advertising and targeted direct mail campaigns, increased staffing expenses of $4.3 million and an increase of other professional costs of $5.0 million.

As a percentage of net revenue, selling, general and administrative expenses increased from 39.2% for the nine months ended September 30, 1998 to 41.1% for the nine months ended September 30, 1999.

Network Solutions expects that the level of selling, general and administrative expenses will continue to increase significantly in the near future in terms of absolute dollars as operations continue to expand. In particular, sales, marketing and business development expenses will increase as NSI registrar continues to promote the value of a .com web address and new value-added services including web site design and enhanced service offerings. NSI registrar also plans to continue to develop and enhance its extensive partner and distribution channels, both domestically and internationally in light of the new competitive environment.

Interest Income

Network Solutions had net interest income of $4.4 million for the nine months ended September 30, 1998 as compared to $6.3 million for the nine months ended September 30, 1999. The increase is attributable to the investment of cash generated from operating activities.

Income Taxes

The provision for income taxes was 42% of pre-tax earnings or $5.4 million for the nine months ended September 30, 1998, and 41% or $12.3 million for the nine months ended September 30, 1999. The difference between the effective rates and the statutory rate is principally attributable to the relative impact that non-deductible goodwill had on pretax operating income. Goodwill is being amortized by Network Solutions over five years and is associated with the acquisition of Network Solutions by SAIC in 1995.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1998

Net Revenue

Net revenue increased 107% from $45.3 million for the year ended December 31, 1997 to $93.7 million for the year ended December 31, 1998. This increase in net revenue was primarily attributable to the increase in the number of domain name registrations, principally in the .com top level domain. Net revenue from registration services increased 121% from $38.8 million for the year ended December 31, 1997 to $85.7 million for the year ended December 31, 1998. Net new registrations increased 99% from 960,000 for the year ended December 31, 1997 to 1,911,000 for the year ended December 31, 1998. Growth in net registrations continues to be driven by the widespread use and adoption by businesses of the Internet and intranets on a global basis. Cumulative net registrations as of December 31, 1997 were 1,541,000 as compared to 3,362,000 as of December 31, 1998 for a 118% increase.

Net revenue from Internet technology services increased 22% from $6.5 million for the year ended December 31, 1997 to $8.0 million for the year ended December 31, 1998. Further, the fourth quarter reflected an increase of 117% over the same quarter last year and a 47% increase over the third quarter of 1998. NationsBanc accounted for $1.9 million or 4% of Network Solutions' total net revenue for the year ended December 31, 1997 and $3.2 million or 3% for the year ended December 31, 1998.

During the year ended December 31, 1998, the Internet technology services division added new leadership in sales and operations and hired additional technical consultants. In addition, the division continued to emphasize its efforts targeted at lead generation and regional sales and marketing programs by opening offices in New York City and Atlanta, Georgia.

Cost of Revenue

Cost of revenue increased from $25.8 million for the year ended December 31, 1997 to $38.5 million for the year ended December 31, 1998. This 49% increase was driven by a $3.0 million increase in labor, a $6.4 million increase in outsourcing costs and $2.7 million increase in additional depreciation charges and equipment expenditures primarily associated with supporting the growth of Network Solutions' registration services business.

As a percentage of net revenue, cost of revenue decreased from 56.9% for the year ended December 31, 1997 to 41.1% for the year ended December 31, 1998 principally reflecting economies of scale and other operational efficiencies achieved in Network Solutions' registration business.

Research and Development Expenses

Research and development expenses increased 192% from $1.7 million for the year ended December 31, 1997 to $4.8 million for the year ended December 31, 1998. As a percentage of net revenue, research and development expenses increased from 3.6% for the year ended December 31, 1997 to 5.1% for the year ended December 31, 1998.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 203% from $12.3 million for the year ended December 31, 1997 to $37.1 million for the year ended December 31, 1998. The increase was attributable to a $16.9 million increase in marketing and business development expenses including television, Internet banner advertising and targeted direct mail campaigns, increased staffing expenses of $1.8 million and an increase in legal and other professional costs of $2.6 million. As a percentage of net revenue, selling, general and administrative expenses increased from 27.1% for the year ended December 31, 1997 to 39.7% for the year ended December 31, 1998.

Interest Income

Network Solutions had net interest income of $2.2 million for the year ended December 31, 1997 as compared to $6.3 million for the year ended December 31, 1998. The increase is attributable to the investment of the positive cash flow resulting primarily from increasing domain name registrations and the net proceeds of Network Solutions' initial public offering.

Income Taxes

The provision for income taxes was 45% of pretax earnings, or $3.5 million for the year ended December 31, 1997, and 42%, or $8.1 million for the year ended December 31, 1998. The difference between the effective rates for both periods presented is principally attributable to the relative impact that non-deductible goodwill had on pretax operating income. Goodwill is being amortized by Network Solutions over five years and is associated with the acquisition of Network Solutions by SAIC in 1995.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1997

Net Revenue

Net revenue increased 140% from $18.9 million for the year ended December 31, 1996 to $45.3 million for the year ended December 31, 1997. This increase in net revenue was primarily attributable to the increase in the number of domain name registrations, principally in the .com top level domain. Net revenue from registration services increased 246% from $11.2 million for the year ended December 31, 1996 to $38.8 million for the year ended December 31, 1997. Net new registrations increased 96% from 489,000 for the year ended December 31, 1996 to 960,000 for the year ended December 31, 1997. Growth in net registrations was driven by the widespread use and adoption by businesses of the Internet and intranets on a global basis. Cumulative net registrations as of December 31, 1996 were 627,000 as compared to 1,541,000 as of December 31, 1997, for a 146% increase.

Net revenue from Internet technology services decreased 16% from $7.7 million for the year ended December 31, 1996 to $6.5 million for the year ended December 31, 1997. This decrease was primarily attributable to a decrease in business from NationsBanc. NationsBanc, Network Solutions' largest Internet technology services client, accounted for $3.7 million or 20% of Network Solutions' total net revenue in 1996 and $1.9 million or 4% of Network Solutions' total net revenue in 1997.

Cost of Revenue

Cost of revenue increased 76% from $14.7 million for the year ended December 31, 1996 to $25.8 million for the year ended December 31, 1997. The increase was primarily driven by the growth of Network Solutions' registration business which experienced additional labor costs of $4.2 million and additional outsourcing costs of $1.6 million in support of Network Solutions' invoicing, collection and processing activities. In June 1997, Network Solutions opened a 31,200 square foot facility to support its Internet business operations and in January 1998, Network Solutions signed an agreement to lease an additional 9,100 square feet at the same location. This leased facility was designed to meet current registration services customer support needs as well as to provide expansion capability for future business.

As a percentage of net revenue, cost of revenue decreased from 77.8% for the year ended December 31, 1996 to 56.9% for the year ended December 31, 1997. This decrease primarily reflects economies of scale that Network Solutions achieved due to the growth of its subscription-based domain name registration business.

Research and Development Expenses

Research and development expenses increased 150% from $680,000 for the year ended December 31, 1996 to $1.7 million for the year ended December 31, 1997. As a percentage of net revenue, research and development expenses were 3.6% for both the year ended December 31, 1996 and the year ended December 31, 1997.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased 95% from $6.3 million for the year ended December 31, 1996 to $12.3 million for the year ended December 31, 1997. The increase is primarily attributable to increased management and administrative labor expenses of $1.8 million, business development expenses of $1.3 million and an increase in legal costs of $1.0 million.

As a percentage of net revenue, selling, general and administrative expenses decreased from 33.3% for the year ended December 31, 1996 to 27.1% for the year ended December 31, 1997. The decrease in percentage of net revenue reflects economies of scale Network Solutions achieved due primarily to the growth of its domain name registration business.

Interest Income

Network Solutions had net interest income of $496,000 for the year ended December 31, 1996 as compared to $2.1 million for the year ended December 31, 1997. The increase is attributable to the investment of the net proceeds of Network Solutions' stock offering as well as improved cash flow resulting from the increase in domain name registrations.

Income Taxes (Benefit)

The income tax benefit was $643,000 for the year ended December 31, 1996 as compared to an income tax expense of $3.5 million for the year ended December 31, 1997. The effective tax rate changed from 28% for the year ended December 31, 1996 to 45% for the year ended December 31, 1997. The difference between the effective rates is principally attributable to the relative impact that non-deductible goodwill had on pretax operating income or loss for the year. Goodwill is being amortized by Network Solutions over five years and is associated with the acquisition of Network Solutions by SAIC in 1995.

SELECTED QUARTERLY RESULTS OF OPERATIONS

The following tables set forth certain unaudited quarterly financial information for each of the eight quarters in the period ended September 30, 1999. In the opinion of management, this information has been presented on the same basis as the audited financial statements appearing elsewhere and incorporated by reference in this prospectus, and all necessary adjustments (consisting only of normal recurring adjustments) have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited financial statements of Network Solutions and notes thereto. Interest income shown in the table below is net of other expenses, which were not significant. The operating results for any quarter are not necessarily indicative of results for any future period.

                            ---------------------------------------------------------------------------------------
                                                                 QUARTER ENDED
                            DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                              1997       1998       1998       1998        1998       1999       1999       1999
                            --------   --------   --------   ---------   --------   --------   --------   ---------
In thousands
Net revenue...............  $14,430    $16,492    $20,476     $25,427    $31,257    $38,132    $47,499     $59,254
Cost of revenue...........    7,330      7,348      8,791      10,312     12,079     14,541     17,711      21,788
                            -------    -------    -------     -------    -------    -------    -------     -------
Gross profit..............    7,100      9,144     11,685      15,115     19,178     23,591     29,788      37,466
Research and development
  expenses................      558        725        815       1,353      1,928      2,035      2,460       2,870
Selling, general and
  administrative
  expenses................    4,375      6,182      8,008      10,248     12,706     15,265     19,395      24,921
Interest income...........   (1,041)    (1,292)    (1,384)     (1,654)    (1,857)    (1,911)    (1,912)     (2,444)
                            -------    -------    -------     -------    -------    -------    -------     -------
Income before income
  taxes...................    3,208      3,529      4,246       5,168      6,401      8,202      9,845      12,119
Provision for income
  taxes...................    1,465      1,480      1,783       2,163      2,683      3,404      4,050       4,841
                            -------    -------    -------     -------    -------    -------    -------     -------
Net income................  $ 1,743    $ 2,049    $ 2,463     $ 3,005    $ 3,718    $ 4,798    $ 5,795     $ 7,278
                            =======    =======    =======     =======    =======    =======    =======     =======

                            ---------------------------------------------------------------------------------------
                                                                 QUARTER ENDED
                            DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                              1997       1998       1998       1998        1998       1999       1999       1999
                            --------   --------   --------   ---------   --------   --------   --------   ---------
Percentage of net revenue
Net revenue...............    100.0%     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%
Cost of revenue...........     50.8       44.6       42.9        40.6       38.6       38.1       37.3        36.8
                            -------    -------    -------     -------    -------    -------    -------     -------
Gross profit..............     49.2       55.4       57.1        59.4       61.4       61.9       62.7        63.2
Research and development
  expenses................      3.9        4.4        4.0         5.3        6.1        5.3        5.2         4.8
Selling, general and
  administrative
  expenses................     30.3       37.4       39.1        40.3       40.7       40.0       40.8        42.1
Interest income...........     (7.2)      (7.8)      (6.7)       (6.5)      (5.9)      (4.9)      (4.0)       (4.2)
                            -------    -------    -------     -------    -------    -------    -------     -------
Income before income
  taxes...................     22.2       21.4       20.7        20.3       20.5       21.5       20.7        20.5
Provision for income
  taxes...................     10.1        9.0        8.7         8.5        8.6        8.9        8.5         8.2
                            -------    -------    -------     -------    -------    -------    -------     -------
Net income................     12.1%      12.4%      12.0%       11.8%      11.9%      12.6%      12.2%       12.3%
                            =======    =======    =======     =======    =======    =======    =======     =======

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 1999, Network Solutions' principal source of liquidity was its cash and cash equivalents of $98.9 million and its short-term investments of $99.1 million, which when combined represent an increase of $66.3 million from its December 31, 1998 balances in those accounts. Network Solutions also has $22.1 million of marketable securities held as long term investments as of September 30, 1999.

At September 30, 1999, Network Solutions' cumulative net obligation to SAIC for intercompany activity was $6.6 million. Intercompany activity is primarily comprised of salaries and benefits paid by SAIC on behalf of Network Solutions. Network Solutions currently reimburses SAIC for intercompany activity on a monthly basis. Pursuant to the Tax Sharing Agreement dated September 26, 1997, Network Solutions remits income tax payments directly to tax authorities as it no longer is part of SAIC's consolidated group for income tax purposes.

Cash provided by operations was $108.3 million for the nine months ended September 30, 1999. This amount is principally attributed to net income plus the increase in deferred revenue reflecting cash collected in advance of registration services revenue recognition which occurs ratably over the two-and one-year registration terms. Partially offsetting this amount is an increase in deferred tax assets resulting from accelerated revenue recognition for tax purposes and the associated tax liabilities, generally paid on a quarterly basis.

Cash used in investing activities totaled $27.2 million for the nine months ended September 30, 1999. Capital expenditures of $44.7 million and net long-term investment purchases of $3.7 million were partially offset by the redemption of $21.2 million of short-term investments. Investments during the period include a $2.0 million investment in Critical Path, a strategic business partner, which subsequently consummated its initial public offering during the period. Also during the period, a $9.7 million investment was made in RealNames Corporation, a strategic business partner. Critical Path provides outsourced e-mail services in support of Network Solutions' value-added e-mail product offerings. RealNames provides an Internet keyword service that Network Solutions promotes in its value-added product offerings.

Capital expenditures for the nine months ended September 30, 1999 were $44.7 million, primarily for computer equipment and software to support Network Solutions' registry and registrar efforts, as well as costs related to the opening of Network Solutions' new call center. Network Solutions will continue to invest in the back office infrastructure in advance of continued growth in domain name registrations including investments in the shared registration system in accordance with the agreements between us, the Department of Commerce and ICANN.

Network Solutions believes that its existing cash balance, investments and cash flows expected from future operations will be sufficient to meet Network Solutions' capital requirements for at least the next 12 months.

YEAR 2000 COMPLIANCE

Network Solutions is continually assessing the potential effects of the "Year 2000" millennium change on Network Solutions' business systems and processes. Network Solutions' Year 2000 project is proceeding on schedule. The project goal is to ensure that Network Solutions' business is not impacted by the date transitions associated with the Year 2000.

Network Solutions' Year 2000 project plan is coordinated by a team that reports directly to senior management. The project team is evaluating the Year 2000 compliance of Network Solutions' business systems and processes, including the Internet domain name servers under Network Solutions' control, telecommunications systems, facilities, data-networking infrastructure, commercial-off-the-shelf hardware, software and components used by its employees and its outsourcing vendors who provide services relating to Network Solutions' domain name registration business. Network Solutions' Year 2000 project is comprised of the following parallel phases:

     - Phase 1 -- Inventory all of Network Solutions' business systems and processes in order to assign priorities to potentially impacted systems and services. This phase has been completed;

     - Phase 2 -- Assess the Year 2000 compliance of all inventoried business systems and processes and determine whether to renovate or replace any non-Year 2000 compliant systems and services. The assessment of mission critical systems has been completed; however, assessment continues as a life cycle development activity;

     - Phase 3 -- Complete remediation of any non-Year 2000 compliant business systems and processes. Conduct procurements to replace any other non-Year 2000 compliant business systems and processes that will not be remediated. All remediation efforts have been completed;

     - Phase 4 -- Test and validate remediated systems to ensure inter-system compliance and mission critical system functionality. The testing for the most critical dates has been completed. As remediated code is successfully tested, it is released into production incrementally, a process which was completed by October 16, 1999. However, should vendors release additional patches related to the Year 2000 millennium change, Network Solutions will continue to deploy changes during regularly scheduled maintenance windows;

     - Phase 5 -- Deploy and implement remediated and replacement systems after the completion of successful testing and validation. The deployment and implementation of the remediated or replacement systems was completed by October 16, 1999; and

     - Phase 6 -- Design contingency and business continuation plans in the event of the failure of business systems and processes due to the Year 2000 millennium change. The contingency and business continuation plans have been completed and they will be updated throughout the year as appropriate.

Based on its inventory and assessment, Network Solutions found that less than one-half of one percent of the software code of its mission critical systems needed to be remediated to be made Year 2000 compliant. However, Network Solutions, in its normal course of business, is replacing or upgrading, prior to the millennium change, portions of these systems with new systems which will also be Year 2000 compliant. Currently, Network Solutions is enhancing its "back-office" and registration-related systems and the software relating to its core domain name registration services business. This enhancement effort is a function of Network Solutions' business growth and not a Year 2000 remediation effort.

Based on its inventory and assessment, Network Solutions has found no material Year 2000 problems with its facilities and telecommunications systems. Network Solutions has conducted detailed assessments and tested the components of its telecommunications infrastructure. In addition, Network Solutions is seeking assurances from its facilities' landlords and telecommunications equipment vendors and data circuit providers regarding the Year 2000 compliance of their facilities and equipment. In the event of electrical power interruption outside of Network Solutions' control, Network Solutions has deployed back-up power systems capable of operating its core business indefinitely.

Network Solutions has completed the testing phase of its project cycle although Network Solutions will continue to use its test environment to evaluate less critical processes into and through the transition to the Year 2000. Network Solutions believes that its incremental remediation costs to make its current business systems and processes Year 2000 compliant are not material. Network Solutions is incurring some incremental costs directly relating to staff augmentation for the Year 2000 program management and technical assessment. Through September 30, 1999, the costs expended by Network Solutions were approximately $2.0 million. Network Solutions' expected total costs, including remediation and replacement costs, are estimated to be between $2.5 million and $2.75 million over the life of the Year 2000 project. Since portions of the mission critical "back office" and domain name registration-related systems have been replaced as a function of business growth, the labor and capital costs associated with such replacement systems are not directly attributed to achieving Year 2000 compliance. Network Solutions has incurred costs for extending its software testing architecture which, in addition to testing remediated systems, is used as a normal component of Network Solutions' quality assurance infrastructure. As such, these costs are not directly categorized as Year 2000 project costs but as normal business development and engineering costs.

Network Solutions is maintaining contact with its hardware and software vendors, significant suppliers, outsourcing service providers and contracting parties to monitor the extent to which Network Solutions is vulnerable to any such third party's failure to achieve Year 2000 compliance for its own systems. At the present time, Network Solutions does not expect Year 2000 issues of any such third parties to materially affect Network Solutions' business. Furthermore, Network Solutions' business depends on the continued operation of, and widespread access to, the Internet. This, in turn, depends to a large extent on the software and systems of third parties on which Network Solutions' systems rely or to which they are connected. These third parties include, among others, Internet-related companies, including Internet web hosting companies, Internet access providers and Internet domain name server operators. Network Solutions can give no assurances that the software or systems of such third parties will be Year 2000 compliant or that the failure of such third parties to achieve Year 2000 compliance will not have a material adverse effect on Network Solutions. To the extent that the normal operation of the Internet is disrupted by the Year 2000 millennium change, Network Solutions' business, financial condition or results of operations could be materially and adversely affected.

Should Network Solutions fail to solve a Year 2000 compliance problem related to its mission critical business systems and processes the result could be a failure of or interruption to normal business operations. Network Solutions believes that, with the upgrades to the "back office" and domain name registration related systems in 1999, the potential for significant interruptions to normal operations should be minimized. Network Solutions' primary risks with regard to Year 2000 failures are those which impact its domain name registration business. The reasonably likely worst case risks inherent in Network Solutions' business are as follows:

     - Significant and protracted interruption of electrical power to data and systems in Network Solutions' engineering and customer support facilities could materially and negatively impact Network Solutions' ability to provide data and call-center operations. To mitigate this risk, Network Solutions has deployed back-up power systems capable of operating indefinitely. However, electrical power interruptions that impact Internet connectivity providers could adversely impact Network Solutions because of Network Solutions' reliance upon Internet-based, value-added operations for its day to day business.

     - Significant and protracted interruption of telecommunications and data network services in any of Network Solutions' headquarters, engineering or customer support facilities could materially and negatively impact Network Solutions' ability to provide data and call-center operations. Network Solutions has conducted detailed assessments of the components of its telecommunications infrastructure and tested those systems. As part of its technical assessment, Network Solutions identified the compliance status of its data networking infrastructure and implemented remediation.

     - The failure of components of Network Solutions' current "back office" and domain name registration related systems could materially and negatively impact Network Solutions' business. As a contingency planning measure, Network Solutions has conducted a technical assessment of the current systems and their software applications, taken corrective action where necessary, tested those changes, and deployed into production the remediated software.

     - Despite the assurances of Network Solutions' third-party suppliers, hardware and software vendors, and outsourcing service providers regarding the Year 2000 compliance of their products and services, the potential exists that a Year 2000 problem relating to such third-party suppliers, vendors and outsourcing service providers' products and services could have a material impact on Network Solutions' business.

Although Network Solutions found that it only has had to remediate a small portion of its software code in its internal mission critical systems and despite Network Solutions' finding that its enhancement effort has resulted in Year 2000 compliant "back-office" and registration-related systems and software relating to its core domain name registration services business, Network Solutions has developed a business continuity plan and has performed a test on the existing core registration-related systems that were upgraded. The test was performed by conducting end-to-end testing of the existing core registration-related systems in a test environment mirroring the production system environment. The final business continuity plan has been completed.

Although Network Solutions is taking appropriate steps so that Network Solutions' business is not impacted by the date transitions associated with the Year 2000, Network Solutions has no responsibility for, nor control over other Internet domain name server operators or tens of thousands of lower level domain name system server operators that are critical to the efficient operation of the Internet. Network Solutions has not determined whether such domain name server operators or other server operators have hardware, software or firmware that is Year 2000 compliant. Network Solutions has notified the Department of Commerce of this issue. Network Solutions is aware that many companies that have their own DNS servers are running older copies of BIND software which are not certified Year 2000 compliant, although the current version of BIND, version 8.x, is so certified. BIND is the most commonly used program for DNS resolution at the server level and is created and distributed by the Internet Software Consortium. Network Solutions has not determined whether the older versions of BIND could present a significant Year 2000 problem. Network Solutions has made available test support materials to aid DNS operators in their evaluation of their local compliance.

Forward-Looking Statements

The foregoing Year 2000 discussion and the information contained herein is provided as a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat.
2386) enacted on October 19, 1998 and contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including without limitation, anticipated costs and the dates by which Network Solutions expects to complete certain actions, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third parties and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the ability to identify and remediate all relevant systems, results of Year 2000 testing, adequate resolution of Year 2000 issues by governmental agencies, businesses and other third parties who are outsourcing service providers, suppliers, and vendors of Network Solutions, unanticipated system costs, the adequacy of and ability to implement contingency plans and similar uncertainties. The "forward-looking statements" made in the foregoing Year 2000 discussion speak only as of the date on which such statements are made, and Network Solutions undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

                                    BUSINESS

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors" and elsewhere in the prospectus.

We are a leading provider of web identity services worldwide. Our web identity offerings include domain name registration services, for which we are the global leader, and related value-added products and services. We are the exclusive registry and the leading registrar for second level domain names within the
 .com, .net and .org top level domains. We also facilitate global registration of domain names in other existing top level domains, including country code top level domains. By registering Internet domain names, we enable businesses, other organizations and individuals to establish unique web identities from which to communicate and conduct e-commerce. We also provide Internet technology services that focus on network engineering, network and systems security and network management.

Net registrations through our registrar services increased by 135% from 2,777,000 second level domain names registered as of September 30, 1998 to 6,528,000 second level domain names registered as of September 30, 1999. An additional 223,000 second level domain names have been registered through our registry services in the .com, .net and .org top level domains through competing registrars as of September 30, 1999. Consequently, our registrar services accounted for approximately 97% of the total 6,751,000 net registrations in the
 .com, .net and .org, as well as .edu, top level domains, as of that date. In addition to domain name registration, we sold value-added services along with approximately 15% of our 1,318,000 net new registrations in the third quarter ended September 30, 1999. We believe that commercial enterprises and individual Internet users domestically and worldwide recognize the .com top level domain as the desirable address for commercial presence on the Internet. Net registrations in the .com top level domain represent 78% of our total net registrations as of September 30, 1999. Net revenue from Internet domain name registrations accounted for 94% of our net revenue for the nine months ended September 30, 1999. We believe that the potential for continued growth of domain name registrations and other web identity services is substantial.

INDUSTRY BACKGROUND

The Internet is a global network of millions of interconnected computers and computer networks that allow businesses, other organizations and individuals to communicate. A broad range of commercial organizations and individuals are using the Internet to communicate electronically, to distribute and retrieve information and to conduct e-commerce. Advances in technology, low-cost Internet access and an increasing corporate reliance on distributed information environments have fueled the rapid growth of the Internet.

We believe that in order to support the demands placed on this evolving and rapidly growing medium of commerce and information exchange, a wide range of products and services will need to be developed and continually enhanced and expanded, including:

     - registration services,

     - value-added products and services, and

     - Internet technology services.

Registration Services

With the increased commercialization of the Internet, large corporations and other users, including small businesses, organizations and individuals, on both a domestic and international basis, are increasingly establishing their web identities by registering domain names. The most popular top level domain continues to be .com. Users are registering domain names to establish web identities and for other purposes such as trademarks, brands, products and events. We are the exclusive registry and the leading registrar in the .com,
 .net and .org top level domains. There are also approximately 240 two letter country code top level domains that are each administered by other exclusive registries. Examples are .uk for the United Kingdom and .de for

Germany. A growing number of large corporations with multiple web identities is also seeking solutions through which a single provider can register and manage their domain names in the various top level domains.

Value-Added Products and Services

The increase in the number of Internet users provides companies, other organizations and individuals with new ways to conduct business. In order to establish and promote a strong web identity and to conduct e-commerce, Internet users seek value-added products and services, such as directory, communications, security, privacy, data and research and identity promotion services. We believe there will be opportunities for entities which can facilitate, develop and distribute such products and services and make them more accessible and easy to use.

Internet Technology Services

As more businesses establish or expand their Internet presence and begin to deploy more sophisticated e-commerce based network infrastructures, we believe there will be an increasing demand for Internet technology services. We believe that networks are becoming increasingly sophisticated and are requiring business to possess increased capabilities and improved access to information. As a result, their businesses are increasingly seeking experienced network consulting firms to provide sophisticated network services.

OUR SOLUTION

We are the exclusive registry and the leading registrar for second level domain names within the .com, .net and .org top level domains. We are a trusted, reliable and secure provider of web identity services including domain name registration services in the .com, .net and .org top level domains, as well as country code top level domains. We own the infrastructure, technology and protocols underlying the shared registration system and we have the right to deploy and control the infrastructure and technology underlying the top level domain name server system for the .com, .net and .org top level domains. We offer value-added products and services through our web site which serves as a one-stop shop for our customers at a very early point in the establishment of their web identity. We also provide Internet technology services that focus on network engineering, network and systems security and network management.

OUR BUSINESSES

We are the leading registrar and the exclusive registry for second level domain names within the .com, .net and .org top level domains and we provide Internet technology services. As a leading provider of web identity services worldwide, we believe that we have several competitive advantages:

     - We are a trusted, reliable and secure provider of web identity services with strong brand recognition as Network Solutions as well as the dot com people.

     - We have the financial strength to continue to implement and expand our sales, marketing, product development and acquisition efforts. As an example, in November 1999, we acquired ImageCafe, Inc. in a substantially all-cash transaction. Our balance sheet at September 30, 1999 consisted of no long-term debt and a cash and marketable securities balance of approximately $221 million.

     - We are investing significant technical and financial resources to improve and expand our registration business. A substantial portion of our registration software is custom-developed and proprietary.

Registration Services

REGISTRAR SERVICES. Domain name registration services are our core business. Through our registrar services we register second level domain names in the
 .com, .net and .org top level domains, enabling registrants to establish a unique identity on the Internet. Our customers apply to register second level domain names either directly through our web sites and e-mail-based registration templates or indirectly through Internet access providers and others. Currently, we charge a two-year services fee of $70 for initial registrations and $35 per year for re-registrations for our basic registration service.

Our customers can submit applications for the registration of second level domain names via e-mail through the Internet. We process the application and either register the requested domain name in the requested top level domain or reject the application. Upon registration or rejection, we notify the customer via e-mail. For domain names which are registered, we either require customers to pay through our online payment process or we invoice the customers and permit them to pay the registration services fee after the domain name is registered. As of March 9, 2000, we will require pre-payment or some other reasonable assurance of payment at the time of registration. We perform internally our core proprietary automated registration process and associated security functions.

We also offer a web-based domain name registration process through our new storefront web site. As part of our web-based registration process, we offer the option of registering a domain name and activating it later by providing domain name record hosting and a suite of other services including dot com biz card and dot com mail. Customers that select this option currently pay a two-year services fee of $119 for registration of a domain name and a one page dot com biz card web site. We believe that ease of use is becoming more important to the increasing number of less technically sophisticated Internet users. This web-based process also simplifies the user payment process by validating and accepting credit card payments and providing a customer confirmation number via our secure web-based online payment system.

Through our idNames services, we have continued to expand our registration services to the country code top level domains. We provide search and registration services for domain names in country code top level domains around the world. With the idNames services, we make it easier for companies to protect their brands both globally and in local markets. In November 1999, we expanded our idNames services to meet the growing needs of large and Internet focused businesses worldwide. These services include a confidential domain name reservation service, a domain name modification assistance service and a multi-year domain name maintenance program in the .com, .net and .org top level domains and in many of the available country code top level domains. We intend to continue to introduce new idNames services to meet the needs of this market.

We have made significant investments in registrar services. We believe that we currently have the following competitive advantages in registrar services:

     - Large, Established Customer Base. We are the leading registrar with over 6,500,000 net second level domain name registrations. We meet our customers at a very early point in the establishment of their web identities, at a time when they are disposed to buy. As a result, we believe we have the infrastructure needed to achieve significant scale efficiencies in the registration process. As customers invest in their web sites for advertising, branding and other business-critical activities, we believe that they will be inclined to re-register their domain names with us.

     - Global Recognition of Network Solutions as the dot com people. We believe that the .com top level domain, for which we are currently the leading registrar, has perceived value on a global basis to commercial and other users on the Internet. We are building strong brand recognition as the dot com people. We believe that this will be a key factor in maintaining and broadening our customer base.

     - Quality Customer Support. We believe that high quality customer support is vital to customer satisfaction. We have continually improved customer service and account handling and expanded our capacity to service larger volumes of registrants. Customer access to our customer support services includes a 24 hour 7 day a week telephone help desk, an e-mail processing facility for account information updates and other services.

     - One-Stop Shop for Value-Added Products and Services. We provide value-added products and services through our web site which serves as a one-stop shop for our customers at a very early point in the establishment of their web identities. We offer an expanding set of value-added products and services that can extend our relationship with our customers as we help them maximize the value of their web identities over time. We sold value-added products and services along with approximately 15% of our

       1,318,000 net new registrations in the third quarter of 1999. These value-added products and services include:

      -- dot com directory, an Internet "find engine" which allows users to quickly locate, research and do business with companies that have registered domain names through us in the .com, .net and .org top level domains,

      -- ImageCafe, an automated tool which allows users to build web sites efficiently at an attractive price point,

      -- dot com biz card, a one page web site that can be used as a "virtual business card" to promote businesses on the Internet,

      -- dot com forwarding, a service that enables our customers to "point" or forward users from multiple domain names to one web site,

      -- RealNames, an Internet keyword service that offers companies, brand managers, and trademark owners a way to enhance their identities on the Internet,

      -- dot com mail, a portable, personalized e-mail service designed primarily for small businesses,

      -- dot com toolkit, a small business resource center that provides access to tools and services for setting up a web site and conducting business on the Internet, and

      -- dot com promotions, a service through which a domain name registrant can link to and subscribe to various services provided by Microsoft/LinkExchange.

     - Strategic Agreements. To strengthen our distribution channels, we have entered into strategic agreements with over 260 companies around the world including leading portals such as Yahoo! and Microsoft/LinkExchange. We have entered into strategic wholesale agreements with companies who register a significant number of second level domain names with us on behalf of their customers. Additionally, we have structured retail marketing agreements with channel partners designed to take advantage of their complementary marketing capabilities.

In addition, we are continuing to expand our registrar services and improve the registration process by:

     - Expanding Marketing and Distribution Agreements. Through our Alliance Program and other programs, we are expanding our relationships with certain Internet access providers who participate in our Premier Program. These wholesale agreements are designed to provide enhanced services to partners who register a significant number of second level domain names with us on behalf of our customers. Through our retail marketing agreements, we are developing and expanding our relationships with some of the smaller Internet access providers and other companies by providing such companies additional revenues through the payment of referral fees. Through these relationships, we believe we will be able to deliver enhanced registration services and identify additional opportunities to expand our registrar services. Additionally, we are establishing and expanding relationships with companies worldwide to promote our services, penetrate new customer bases and integrate third party products and services.

     - Continuing to Enhance Our Offerings. We have introduced a portfolio of value-added products and services and intend to develop additional value-added products and services that allow us to build upon our position as the leading registrar and make use of our customer data.

     - Pursue Strategic Acquisitions and Investments. We intend to continue to identify and, where appropriate, pursue additional strategic acquisition and investment opportunities which would provide our customers with complementary products, services and technologies including, among others, those which enhance web identity, communications and e-commerce.

     - Continuing to Improve the Customer Experience. We are continuing to invest in improving the purchase and support experience for our customers as evidenced by our recent introduction of a storefront design on our web site. Our newly redesigned and enhanced web site, launched in December 1999, offers increased functionality, ease of use, and customer account management.

     - Promoting the Use of .com, .net and .org Worldwide. We believe that we can continue to grow our registrar services by promoting global recognition of the .com, .net and .org top level domains. We are promoting the use of such top level domains to establish them as the most recognized domains for individuals and organizations conducting business on the Internet.

     - Maintaining Technology Leadership. We have continued to build on our experience to develop enabling technologies which support the continued enhancement of infrastructure flexibility and scalability and customer ease of use. A substantial portion of our registrar software is custom-developed and proprietary.

Marketing and Distribution Relationships. We have relationships with many companies worldwide to promote our registrar services, penetrate new customer bases and integrate third party products and services.

     - Strategic Programs with Internet Access Providers and Others. We have entered into wholesale agreements to provide enhanced services to certain Internet access providers, including Internet service providers, or ISPs, both in the United States and in other countries, who register a significant number of second level domain names with us on behalf of their customers.

        -- Premier Program. Our Premier Domain Registration Service Program provides participating Internet access providers with personalized account management, customized billing and financial reports, private e-mail boxes and other customized features. As of December 10, 1999, we had entered into agreements with over 240 companies under the Premier Program which include agreements with approximately 100 companies located in the United States and 140 companies located in Canada, Australia, New Zealand and the European, South American and Asia-Pacific regions. These companies include: EarthLink Network, Deutsche Telekom, Hong Kong Telecom, Interland, Interliant (formerly Sage Networks) and Singapore Telecommunications.

        -- Alliance Program. The Alliance Program is available to members of the Premier Program who have participated in the program for a minimum of one year and who have registered a significant number of second level domain names with us. The Alliance Program is designed to enable us and our participating companies to provide reciprocal links and referrals to the other party's distribution channels for each other's complementary services. Through these relationships with EarthLink, Interliant, Interland, and ValueWeb, we seek to deliver our enhanced registration services and identify additional opportunities to expand our registrar services.

     - Distribution Channel Marketing Agreements. We are developing co-marketing programs with retail channel partners designed to take advantage of their complementary marketing capabilities.

        -- Affiliate Program. Our Affiliate Program provides an easy way for small Internet access providers and other companies and individuals to establish a link to our enhanced domain name registration process, enabling them to earn additional revenue and add value for their web site visitors. The Affiliate Program is designed for participation by the thousands of Internet access providers, web hosting companies, and web site design companies that currently register their customers' domain names through us, as well as other companies and individuals who could benefit from providing this service to their customers. As of December 10, 1999, we had approximately 35,000 members in our Affiliate Program.

        -- Domestic Agreements. In 1999, we entered into strategic agreements with Go2Net, IBM and Microsoft and expanded our agreement with RealNames (formerly Centraal Corporation) for the marketing and development of products and services to meet the future needs of the business marketplace.

           - Our agreement with Go2Net provides members of Go2Net's HyperMart and Virtual Avenue business hosting services with access to our domain name registration and dot com directory services. Go2Net is a network of branded, technology and community-driven web sites

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             focused on personal finance, search and directory, commerce and business services, and games.

           - Under our agreement with IBM, IBM provides a hypertext link to our domain name registration and dot com directory services from its HomePage Creator e-business web site and we provide a hypertext link to the IBM HomePage Creator for e-business small business resource center from our dot com toolkit.

           - Under the Microsoft/LinkExchange agreement, we are promoting the Microsoft/LinkExchange suite of marketing services designed to help small businesses increase their online traffic and sales through our dot com toolkit resource center and Microsoft is offering our domain name registration services through a service offering co-branded as SiteRegistration. This new offering is being promoted throughout the LinkExchange web site and on the LinkExchange BannerNetwork.

           - Other Channel Agreements. Under our agreement with RealNames, we have executed agreements with 14 channel distributors that act as our sales representatives in marketing RealNames Internet Keyword subscriptions. The Internet Keyword service is a web navigation service that offers companies, brand managers and trademark owners a way to enhance their identities on the Internet and is complementary to our domain name registration services.

        -- International Agreements. We have also established additional international distribution channels through Orientation.com and Yupi.com.

           - The agreement with Orientation.com provides a distribution channel for our domain name registration and dot com directory services through Orientation.com's extensive network of multilingual portal sites with content that target specific regions and countries including Asia, Africa, Central/Eastern Europe, Latin America/Caribbean, the Middle East and Oceania.

           - Our agreement with Yupi.com promotes our domain name registration services to Spanish speaking Internet users throughout Latin America.

We intend to continue to establish additional distribution alliances for our domain name registration services in other regions and countries and in different languages.

Advertising. In 1999, we have expanded our advertising and marketing through various targeted print and on-line advertising campaigns. We also launched several major multi-piece direct mail, print and web site banner advertising campaigns announcing our new products and services.

In November 1999, we extended our global marketing agreement with Yahoo! under which we purchased advertising to broadly promote our domain name registration services and other services on certain Yahoo! web sites during 2000. Under this agreement we will expand our promotions for domain name registration services in the .com, .net and .org top level domains globally and expect to extend the reach of the Network Solutions' brand to the global Internet community.

Starting in 1999 we have also begun selling advertising and sponsorships for complementary services on our web sites and we are working with DoubleClick, a leading web advertising broker.

Direct Sales. Our services are marketed and distributed directly through our web sites. We are continuing to target additional channel and distribution partners to offer our registration services electronically through existing web sites and through other direct channels, such as direct mail and telemarketing. Through our direct sales efforts we are seeking to expand the number of registrations in targeted customer segments both domestically and internationally. We are targeting customer segments such as small business users, individuals, holders of trademarks, service marks and product marks and event sponsors.

REGISTRY SERVICES. We are the exclusive registry for .com, .net and .org top level domains until at least November 2003. If the ownership of our registry and registrar is separated by May 2001, in accordance with the registry agreement, the exclusivity for the registry will extend to November 2007. We intend to engage financial advisors to review alternatives for possible separation. Competing registrars, including our registrar, submit .com,
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 .net and .org second level domain name registrations through our proprietary shared registration system which hosts the master database. Commencing on January 16, 2000, the annual registry fee for a domain name will be $6, unless increased to cover higher registry costs under circumstances described in the registry agreement. We own the infrastructure, technology and protocols underlying the shared registration system for the .com, .net and .org top level domains. We maintain the master database of domain names for the .com, .net and
 .org top level domains.


As of December 28, 1999, there were 23 ICANN-accredited registrars (in addition to us) submitting domain name registrations to us through the shared registration system. An additional 27 accredited registrars, as of such date, were testing in our pre-production environment and 26 other entities have received accreditation status. Once a registrar achieves its accreditation we enter into an agreement with such registrar and license our software development toolkit, protocol and application programmers interface to our system to each registrar to enable it to develop its front-end domain name registration systems. We receive a one-time $10,000 license fee from each registrar.


We have made significant investments in our registry developing the shared registration system and building our system infrastructure. We believe that we have the following competitive advantages in the registry business versus competing registries for the existing and any new top level domains:

     - Recognition of the .com, .net and .org Top Level Domains
       Worldwide. Commercial enterprises and individual users domestically and worldwide recognize the .com top level domain as the most desirable address for commercial presence on the Internet. We believe that we can continue to grow our registry by promoting global recognition of the .com, .net and .org top level domains. We are promoting the use of such top level domains to establish them as the most recognized domains for individuals and organizations conducting business on the Internet.

     - Customer Support/Technical Assistance Services. We believe that high quality customer support/technical assistance is vital to our customers', the registrars', satisfaction. We have developed an operational test and evaluation environment for registrars to test their systems prior to going into a production environment. We have assigned one point of contact to each registrar to help resolve issues. We have a trained team of engineers on standby to address any operational issues that adversely impact the registrars. Finally, we are in the process of developing service level agreements with the registrars to provide high quality service that the registrars can count on.

     - Technical Infrastructure Support. We have invested and are continuing to invest significant technical and financial resources in our registry infrastructure. Our shared registration system is custom-developed and proprietary. We intend to deploy new top level domain name servers in 15 locations worldwide under agreements with service level obligations to increase the robustness of the .com, .net and .org top level domain system. This will be a significant improvement to the current domain name server infrastructure, in which nine of the 13 existing top level domain name servers are operated by volunteer organizations with no contractual or legal obligations. Our deployment should also enhance reliability, speed and scalability. We believe that significant engineering talent is required to create a registry capability and that knowledge of domain name system structures, Internet security, data routing and routing protocols is critical to creating and enhancing registry capabilities. We believe that engineers skilled in protocol development are difficult to identify, hire and retain and thus our staff of engineers represents a valuable resource.

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We are working to expand our registry business through the operation of additional registries, by providing new domain name system functionality and by offering additional trusted third party services for e-commerce.


COMPETITION IN REGISTRATION SERVICES. We currently face competition among registrars within a single top level domain like .com, and could in the future face competition among registrars within potential new top level domains. As of December 28, 1999, there were 76 ICANN-accredited registrars, including AT&T, America Online, CORE or "Internet Council of Registrars," France Telecom Oleane, iDirections, interQ Incorporated, Melbourne IT, NameSecure.com, NetBenefit, PSINet, Register.com, Talk.com and Verio. As of December 28, 1999, our shared registration system was being used by 23 accredited registrars, in addition to ourselves, in the .com, .net and .org top level domains to register second level domain names. We also face competition from third level domain name providers such as Internet access providers and registrars of top level domains other than those top level domains for which we act as exclusive registry. Although we currently act as the exclusive registry for second level domain names within the
 .com, .net and .org top level domains, we face competition from registries of country code top level domains as well as potential new top level domains.


Future competition in domain name registration services could come from many different companies. Many of these companies have core capabilities to deliver registration services such as help desks, billing services and network management, along with strong name recognition and Internet industry experience. Examples of these types of companies include:

     - domain name registration resellers,

     - country code registries,

     - Internet access providers, and

     - major telecommunications firms.

INTERNET TECHNOLOGY SERVICES

We deliver Internet technology services to some of the world's leading businesses that are utilizing Internet technologies for their internal enterprise networks, or intranets. Our engineers have extensive knowledge and experience in network engineering, network security and network management. By leveraging this knowledge and experience, we are able to provide solutions to clients' complex network needs.

     - Network Engineering. We offer a line of services to help develop and integrate enterprise network solutions in a manner tailored to individual clients' needs. All of these services are focused on building a strong network foundation for the enterprise.

     - Network and System Security. We provide a range of security consulting services to allow clients to protect their data and systems. We develop access and protection controls that permit internal and remote users to access computer systems, databases and applications on the network, while protecting against unauthorized access to information or misuse of systems.

     - Network Management. We provide a range of services that allow clients to monitor, control and improve their network performance. We also provide planning and analysis to implement disaster recovery and contingencies for network system failures.

During 1999, we provided Internet technology consulting services to more than 20 large companies. Our Internet technology services are generally provided to clients on a time and expense basis. We also perform some engagements on a fixed-price basis.

Most of our Internet technology services customers are in the financial services industry. Bank of America, formerly NationsBanc, is currently our largest consulting services client, accounting for 39.3% of our Internet technology services net revenue and 2.4% of our total net revenue in the nine months ended September 30, 1999. NationsBanc originally contracted with us in 1993 and we currently provide network design and engineering services as well as a variety of project specific services under the contract.

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

Companies with Internet expertise are current or potential competitors to our Internet technology services. These companies include systems integrators and consulting firms, such as Andersen Consulting, IBM Global Services and Lucent NetCare. We also compete with certain companies that have developed products that automate the management of Internet protocol addresses and name maps throughout enterprise-wide intranets, and with companies with internally-developed systems integration efforts. A number of these competitors and potential competitors have longer operating histories and greater name recognition and significantly greater financial, technical, marketing, distribution and other resources than we do.

OPERATIONS

We have operating facilities to support our current registration operations and customer support needs as well as to provide expansion capability for future business. One facility houses our call center, a training center equipped for both computer and telephone training and a new computer room with expanded systems and telecommunications services. Another facility houses our registry systems and our primary computer room and telecommunications systems. In addition, we contract for a back-up facility to a third party's secure facility in California to provide redundancy and enhanced reliability for our Internet root zone administration. It is our intention to develop a live redundant site for the registry during the first half of 2000.

Our systems have periodically been subject to large numbers of speculative and repetitive e-mail domain name registration and modification requests from domain name speculators and other abusers. Such abuses of our systems have resulted in processing delays. We have taken, and are continuing to take, actions to combat these delays and abusive e-mails to minimize the impact of such system abuses.

In the latter part of 1999, the operations infrastructure was significantly augmented to reflect the creation of the shared registration system to implement the terms of our agreements with ICANN and the Department of Commerce. Throughout 1999 new hardware configurations were added for the registration and billing databases to both the registrar and registry systems. Bandwith connections to multiple Internet service providers were increased threefold. State of the art storage technology was added to both systems. The overall systems management and monitoring was improved with the addition of a 24 hour, 7 day a week network operations center function. All of the infrastructure enhancements were integrated into an improved state-of-the-art network management system. Many legacy systems were upgraded to resolve potential year 2000 issues. All production systems were successfully remediated.

In December 1999, our registrar system web servers were upgraded to provide a storefront ability and our on-line payment system was replaced. Additionally, our customer service technical support infrastructure was improved with the installation of a new Nortel 81C telephone switch.

The internal telecommunications infrastructure between our multiple locations was upgraded to support increasing business requirements in both the registry and registrar.

ONGOING PRIVATIZATION OF INTERNET ADMINISTRATION

With the onset of increased commercial growth of the Internet, the U.S. Government initiated an activity directed at increased privatization of the policy making and central administration of the Internet. Within the U.S. Government, leadership for the continued privatization of Internet administration is currently provided by the Department of Commerce. On June 10, 1998, the Department of Commerce published in the Federal Register a plan referred to as the Statement of Policy or White Paper, calling for increased competition and the formation of a corporation to assume certain responsibilities relating to the domain name system.

The process initiated by the Statement of Policy resulted in the entry by the U.S. Government into a Memorandum of Understanding, or MOU, with ICANN, a U.S. based private not-for-profit corporation with an international board of directors. The U.S. Government has recognized ICANN as the corporation described in the cooperative agreement, in the performance of ICANN's obligations under the MOU, and until such time as the MOU is terminated.

Currently, the technical structure of the Internet only permits one registry for each top level domain. A registrar acts as the interface between the registry and the end-user domain name registrants. Registrars submit to the
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registry certain limited information for each of their customers that has a second level domain name in that top level domain. A registrar can provide value-added products and services in addition to its basic registration service. Numerous registrars will be able to operate within each top level domain. We currently are the exclusive registry in the .com, .net and .org top level domains and the leading registrar in those domains.


On November 10, 1999, a series of wide-ranging agreements were entered into which removed a substantial amount of uncertainty regarding the administration of the domain name system and our role in that system going forward. These agreements include the following:


     - A registry agreement between us and ICANN under which we will continue to act as the exclusive registry for the .com, .net and .org top level domains for at least four more years,

     - A revised registrar accreditation agreement between ICANN and all registrars registering names in the .com, .net and .org domains,

     - A revised registrar license and agreement between us as registry and all registrars registering names in the .com, .net and .org domains using our proprietary shared registration system,

     - An amendment to the cooperative agreement, and

     - An amendment to the MOU.

Under these agreements we have recognized ICANN as the not-for-profit corporation described in amendment 11 to the cooperative agreement, have become an ICANN-accredited registrar and have agreed to operate the registry in accordance with the provisions of the registry agreement and the consensus policies established by ICANN in accordance with the terms of that agreement. We will be an accredited registrar through November 9, 2004 with a right to renew indefinitely in accordance with the agreement.


On or before March 9, 2000, we are required to implement a system under which we will not accept the registration of a domain name as a registrar unless we have received a reasonable assurance of payment of the registration fee. We are entitled to establish our own prices for registrar services, except that if we charge a price different than $35 per registration per year prior to March 9, 2000, we must do so only for registrations for which we have a reasonable assurance of payment of the registration fee.


We have agreed to use our best commercial efforts to implement by January 15, 2000 modifications to the shared registration system that will enable a registrar to (a) accept registrations and renewals in one-year increments and
(b) add one year to a registrant's registration period upon transfer of a registration from one registrar to another. The unexpired term of any registration may not exceed ten years. We are contractually obligated to provide equivalent access to the shared registration system to all ICANN-accredited registrars and to ensure that the revenues and assets of the registry are not utilized to advantage our registrar to the detriment of other registrars. We have agreed to and implemented an organizational conflict of interest compliance plan that includes organizational, physical and procedural safeguards in connection with these obligations.

The term of the registry agreement extends until November 9, 2003, except that in the event that we complete the legal separation of the ownership of our registry business from our registrar business by divesting all the assets and operations of one of those businesses by May 9, 2001 to an unaffiliated third party that enters an agreement enforceable by ICANN and the Department of Commerce (1) not to be both a registry and a registrar in the .com, .net and
 .org top level domains and (2) not to control, own or have as an affiliate any individual(s) or entity(ies) that, collectively, act as both a registry and a registrar in the .com, .net and .org top level domains, the term will be extended for an additional four years, resulting in a total term of eight years. For the purposes of this provision, "unaffiliated third party" means any entity in which we (including our successors and assigns, subsidiaries and divisions, and their respective directors, officers, employees, agents and representatives) do not have majority equity ownership or the ability to exercise managerial or operational control, either directly or indirectly through one or more intermediaries. "Control," as used in this provision, means any of the following: (1) ownership, directly or indirectly, or other interest entitling us to exercise in the aggregate 25% or more of the voting power of an entity; (2) the power, directly or indirectly, to elect 25% or more of the board of directors (or equivalent governing body) of an entity; or (3) the ability, directly or indirectly, to direct or cause the direction of the management, operations, or policies of an entity. Department of Commerce approval would be
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

required for the transfer of our registry operations and for the designation of a successor registry by ICANN. We intend to engage financial advisors to review alternatives for possible separation. Upon expiration of the agreement, ICANN will conduct a process for selecting a successor registry, in which case we may compete on an equal basis. If, during the term of the agreement, we fail to remedy any breach by us of the agreement, we may be terminated as the registry for the .com, .net and .org top level domains.

ICANN is contractually obligated to the registry and to all accredited registrars to comply with specified procedural requirements governing the exercise of its authority. The agreements also explicitly define the subjects within the scope of ICANN's authority with respect to both the registry and registrars. ICANN's authority to set policy for the registry may be terminated if (a) ICANN breaches the registry agreement and fails to remedy that breach;
(b) the Department of Commerce withdraws its recognition of ICANN; or (c) the Department of Commerce concludes that ICANN has not made sufficient progress towards entering into agreements with other registries and we are competitively disadvantaged. In the event ICANN's authority is terminated, the Department of Commerce will assume the policy-setting function for registry services for the
 .com, .net and .org top level domains.

We have agreed to pay annual fees to ICANN as set by ICANN at levels currently not to exceed $2 million for our registrar and $250,000 for our registry. We have agreed to provide to the Department of Commerce control over the content and use of the internic.net website, subject to transition arrangements set forth in the agreements.

All accredited registrars are obligated to provide query-based access to registration data and are barred from placing conditions upon any legal use of that data, except to prohibit use of the data to enable the transmission of mass unsolicited commercial solicitations via e-mail (spam) or to enable high volume, automated electronic processes that apply to the registrar (or its systems). In addition, all accredited registrars are required to provide third-party bulk access to registration data (subject to the restrictions described above) for an annual fee not to exceed $10,000. This obligation would remain in effect until replaced by a different policy adopted by ICANN or a finding by the Department of Commerce that no individual or entity is able to exercise market power with respect to data used for development of third-party value added products and services.

On October 24, 1999, ICANN adopted the Uniform Domain Name Dispute Resolution Policy, commonly known as the dispute policy, and accompanying rules of procedure required to be used by all accredited registrars in the .com, .net and
 .org top level domains. We will implement this policy on January 1, 2000. Under the dispute policy, registrars do not participate in the administration or conduct of any proceeding brought under the dispute policy. Each registrant agrees in its contract with a registrar to be bound by the terms and conditions found in the dispute policy. If a complaint is brought by a trademark owner under the dispute policy and the trademark owner prevails, the registrar is required under the dispute policy to implement the decision ten days after being notified of a decision. The registrant can suspend implementation of the decision by filing suit against the trademark owner within that ten-day period.

On November 29, 1999, the Anticybersquatting Consumer Protection Act was signed into law by the President, making it illegal under certain circumstances for persons to register domain names which conflict with personal names or trademarks. The remedies under this Act are forfeiture, cancellation, and transfer of the domain name registration to the trademark owner or the individual. Except in cases of bad faith, reckless disregard or willful failure to comply with a court order, the registry and registrar are not liable for injunctive or monetary relief as long as the registry and registrar complies with the procedural requirements of the statute.

EMPLOYEES

As of December 8, 1999, we had approximately 735 full-time employees. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

As of December 8, 1999, we were a defendant in nine active lawsuits involving domain name disputes between trademark owners and domain name holders. We are drawn into such disputes, in part, as a result of claims by

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trademark owners that we are legally required, upon request by a trademark owner, to terminate the right we granted to a domain name holder to register a domain name which is alleged to be similar to the trademark in question. On October 25, 1999, however, the Ninth Circuit Court of Appeals ruled in our favor and against Lockheed Corporation, holding that our services do not make us liable for contributory infringement to trademark owners. Thus, we believe, this type of suit should decline. The holders of the domain name registrations in dispute have, in turn, questioned our right, absent a court order, to take any action which suspends their use of the domain names in question. Beginning January 1, 2000, however, we will no longer include a contractual provision in our service contracts with domain name holders under which we would suspend their use of their domain name under dispute by a trademark owner. Thus, we believe, this type of suit also should decline. Although 63 out of approximately 9,000 of these situations have resulted in suits actually naming us as a defendant, as of December 8, 1999, no adverse judgment has been rendered and no award of damages has ever been made against us. We believe that we have meritorious defenses and vigorously defend ourselves against these claims.

On March 20, 1997, PG Media, Inc., a New York-based corporation, filed a lawsuit against us in the United States District Court, Southern District of New York alleging that we had restricted access to the Internet by not adding PG Media's requested 490 top level domains to the Internet root zone in violation of the Sherman Act. In its complaint, PG Media, in addition to requesting damages, asked that we be ordered to include reference to PG Media's top level domains and name servers in the root zone file administered by us under the cooperative agreement. In June 1997, we received written direction from the National Science Foundation not to take any action which would create additional top level domains or to add any new top level domains to the Internet root zone until the National Science Foundation provides further guidance. On September 17, 1997, PG Media filed a Second Amended Complaint adding the National Science Foundation as a defendant. On May 14, 1998, PG Media served us with a motion for a preliminary injunction against both defendants to compel both defendants to add PG Media's top level domains to the Internet root zone within 30 days. In response, both defendants filed cross-motions for summary judgment against PG Media. On July 20, 1998, a hearing on all parties' motions occurred. The basic issue before the court was the National Science Foundation's authority to control the Internet's root zone system. On March 16, 1999, the court granted both our and the National Science Foundation's motions for summary judgment, holding that the National Science Foundation does have authority over the root zone system and that the federal instrumentality immunity doctrine immunizes us against liability under both sections 1 and 2 of the Sherman Act for our root zone administration. PG Media appealed to the Second Circuit Court of Appeals and the oral argument on the appeal occurred on November 4, 1999. No decision has yet been issued. While we cannot reasonably estimate the potential impact of the claims advanced in this lawsuit, a successful claim could harm our business.

On October 17, 1997, a group of six plaintiffs filed the Thomas suit against us and the National Science Foundation in the United States District Court,
District of Columbia, challenging the legality of fees defendants charge for the registration of domain names on the Internet and seeking restitution of fees collected from domain name registrants in an amount in excess of $100 million, damages, and injunctive and other relief. Plaintiffs alleged violations of the Sherman Act, the U.S. Constitution, the Administrative Procedures Act and the Independent Offices Appropriations Act. On February 10, 1998, the plaintiffs filed a motion for preliminary injunction against us seeking several items of relief. On April 6, 1998, the Court issued its opinion granting summary judgment in favor of the plaintiffs on the Intellectual Infrastructure Fund, ruling it an "unlawful tax." The court also granted our motion to dismiss all other counts
(II through X) and simultaneously denied the plaintiffs' preliminary injunction motion against us. On April 30, 1998, Congress passed H.R. 3579 which was signed into law by the President on May 1, 1998. Section 8003 of H.R. 3579 legalized, ratified and confirmed the entire Intellectual Infrastructure Fund and authorized and directed the National Science Foundation to deposit the entire fund into the U.S. Treasury. On August 28, 1998, the District Court dismissed the entire case, issuing a final judgment in the matter. In October 1998, the plaintiffs appealed the court's dismissal of their claims, and oral argument occurred on February 25, 1999. On May 14, 1999, the Court of Appeals ruled in our favor by unanimously affirming the District Court's decision. The Court of Appeals denied the plaintiffs' motion for reconsideration and entered final judgment on July 20, 1999. On October 12, 1999, the plaintiffs filed a Petition for a Writ of Certiorari with the U.S. Supreme Court. Our opposition to that Petition was filed on December 8, 1999.
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On June 27, 1997, SAIC received a Civil Investigative Demand, or "CID," from the
U.S. Department of Justice issued in connection with an investigation to determine whether there is, has been, or may be any antitrust violation under the Sherman Act relating to its Internet registration services. The CID sought documents and information from SAIC and us relating to our Internet registration business. On April 29, 1999, we received a second CID seeking additional information and documents relating to our ownership rights in, policies relating to access to, and our use of, data that we compile in the course of operating our Internet registration business. We provided information responsive to the CID. On June 23, 1999, the Department of Justice formally notified us that SAIC had been removed as a subject of the investigation. We cannot reasonably estimate the potential impact of the investigation nor can we predict whether any civil action might ultimately be filed by the Department of Justice or the form of relief that might be sought. Any such relief from such a suit could have a harmful effect on our business.

On August 17, 1998, we received notice from the Commission of the European Communities, or "EC," of an investigation concerning the Company's Premier Program agreements in Europe. The EC requested production of these agreements and related materials for review and we complied. On June 17, 1999, we received a second inquiry from the EC concerning our registrar licensing agreements with the five newly-accredited testbed registrars and we responded to this inquiry on July 9, 1999. We cannot reasonably estimate the potential impact of the investigation nor can we predict whether any action will ultimately be taken by the EC or the form of relief that might be sought. Any such relief could harm our business.

We are involved in various other investigations, claims and lawsuits arising in the normal conduct of our business, none of which, in our opinion will harm our business.

Legal proceedings in which we are involved have resulted and likely will result in, and any future legal proceedings can be expected to result in, substantial legal and other expenses and a diversion of the efforts of our personnel.

                                   MANAGEMENT

The name, age and position held with Network Solutions by each of the executive officers and directors of Network Solutions as of December 22, 1999 are set forth below:

------------------------------------------------------------------------------------------------------
              NAME                AGE                              POSITION
------------------------------------------------------------------------------------------------------
James P. Rutt (1)...............  46    Chief Executive Officer and Director
Michael A. Daniels (1)(2).......  53    Chairman of the Board
Robert J. Korzeniewski..........  42    Chief Financial Officer
Bruce L. Chovnick...............  39    Senior Vice President and General Manager, Registry Business
Jonathan W. Emery...............  47    Senior Vice President, General Counsel and Secretary
David H. Holtzman...............  43    Senior Vice President, Chief Technology Officer
Timothy R. Ranney...............  44    Senior Vice President and General Manager, Internet Technology
                                        Services Business
Douglas L. Wolford..............  38    Senior Vice President and General Manager, Registrar and
                                        Value-Added Services Business
Michael G. Voslow...............  40    Vice President, Finance and Treasurer
Richard A. Walsh................  52    Vice President, Operations and acting Chief Information
                                        Officer
Alan E. Baratz (2)(3)...........  45    Director
J. Robert Beyster (1)(2)........  75    Director
Craig I. Fields (1)(3)..........  53    Director
J. Dennis Heipt (2).............  57    Director
William A. Roper, Jr. (3).......  53    Director
Stratton D. Sclavos (2).........  38    Director

---------------
(1) Member of Executive Committee.
(2) Member of Compensation Committee.
(3) Member of Audit Committee.

JAMES P. RUTT has served as Chief Executive Officer of Network Solutions since May 1999 and as a Director of Network Solutions since July 1999. From 1993 until May 1999, Mr. Rutt served in various senior management positions with The Thomson Corporation, one of the world's leading information publishing companies, and, most recently, he served as Chief Technology Officer. Prior to that, Mr. Rutt was the co-founder of First Call, an investment information service that was one of the earliest ventures to provide on-line delivery of complex information products. Mr. Rutt received a B.S. from the Massachusetts Institute of Technology -- Sloan School of Management.

MICHAEL A. DANIELS has served as Chairman of the Board of Network Solutions since 1995. From November 1998 to May 1999, Mr. Daniels served as acting Chief Executive Officer of Network Solutions. Since 1986, Mr. Daniels has served in various positions with SAIC and has served as a Sector Vice President and Sector Manager for the Technology Applications Sector of SAIC since 1993. Prior thereto, Mr. Daniels served as a Group Senior Vice President of SAIC from 1991 to 1993. Mr. Daniels received a B.S. and an M.A. from Northwestern University and received a J.D. from the University of Missouri School of Law.

ROBERT J. KORZENIEWSKI has served as Chief Financial Officer of Network Solutions since March 1996. From November 1998 to May 1999, Mr. Korzeniewski served as acting Chief Operating Officer of Network Solutions. From 1987 until October 1997, Mr. Korzeniewski held a variety of senior financial positions with SAIC and served as a Corporate Vice President for Administration of SAIC from 1989 until 1997. Mr. Korzeniewski is a Certified Public Accountant and received a B.S. in Business Administration from Salem State College.

BRUCE L. CHOVNICK has served as Senior Vice President and General Manager, Registry Business of Network Solutions since August 1999 and Senior Vice President and General Manager, Internet Technology Services Business of Network Solutions from September 1997 to August 1999. From October 1993 until September 1997, Mr. Chovnick served in various executive leadership roles with General Electric Information Services, Inc., an electronic commerce company, and, most recently, he served as Vice President of its Global Internet Solutions business. Prior to that he was a Senior Manager of IBM Corporation, a computer systems, software, networking systems and storage devices manufacturer, from January 1984 to September 1993. Mr. Chovnick received a B.S. in Computer Science from the University of Florida.

JONATHAN W. EMERY has served as Senior Vice President, General Counsel and Secretary of Network Solutions since December 1997. From 1986 until 1997, Mr. Emery held a variety of positions with Tambrands Inc., a consumer products company, most recently as Vice President, Senior Counsel and Assistant Secretary. Prior thereto, from 1977 until 1986, Mr. Emery was an associate with the law firm of Brown & Wood. Mr. Emery received a B.A. from Trinity College, Hartford, Connecticut, and a J.D. from Boston University School of Law.

DAVID H. HOLTZMAN has served as Senior Vice President, Chief Technology Officer of Network Solutions since August 1999 and Senior Vice President, Engineering from February 1997 to August 1999. From September 1995 until January 1997, he served as Business Development Manager, Development Manager and Chief Scientist, Internet Information Technology (InfoMarket) group of IBM Corporation, a computer systems, software, networking systems and storage devices manufacturer. From May 1992 to August 1995, he served as a Senior Associate at Booz-Allen & Hamilton, a management consulting firm. Mr. Holtzman received a B.A. in Philosophy from the University of Pittsburgh and a B.S. in Computer Science from the University of Maryland.


TIMOTHY R. RANNEY has served as Senior Vice President and General Manager of the Internet Technology Services Business of Network Solutions since September 1999. From February 1998 to September 1999, Mr. Ranney served as Director, then Vice President of the Southeast Region, Internet Technology Services of Network Solutions. Prior to joining Network Solutions, Mr. Ranney was Vice President, Sales for Distributed Systems Management, a consulting and software development firm, from September 1997 to January 1998 and President of Unix Integration Services, a consulting and software development firm, from March 1990 to August 1997. Mr. Ranney received a B.S. in Business Administration from Bemidji State University in Minnesota.


DOUGLAS L. WOLFORD has served as Senior Vice President and General Manager, Registrar and Value-Added Services Business since August 1999 and Senior Vice President, Marketing and Sales of Network Solutions since from December 1997 until August 1999. From December 1994 to November 1997, Mr. Wolford was employed by General Electric Information Services, Inc., an electronic commerce company, during which tenure he progressed to the position of General
Manager -- Marketing (Americas). From March 1989 to December 1994 he was employed by the National Academy of Engineering, most recently as Director, Development and Public Affairs. Mr. Wolford received a B.S. in Mechanical Engineering from North Carolina State University, a Certificat de Langue Francaise from Sorbonne University and an M.B.A. in Marketing from the University of Maryland.

MICHAEL G. VOSLOW has served as Vice President, Finance and Treasurer since March 1998 and as Treasurer of Network Solutions since January 1997. From January 1995 to January 1997, Mr. Voslow was Vice President and Corporate Controller for MAXM Systems Corporation, a worldwide provider of computer software and professional services. Prior to joining MAXM, Mr. Voslow was a Senior Manager at Price Waterhouse where he served from August 1983 to January 1995. Mr. Voslow is a Certified Public Accountant and received a B.S. in Business Administration from Miami University (Ohio) and an M.B.A. in Finance from Duke University.

RICHARD A. WALSH has served as acting Chief Information Officer since August 1999, Vice President, Operations of Network Solutions since March 1999 and Director, Operations Support from July 1997 to March 1999. From September 1995 to July 1997, Mr. Walsh was self employed and provided operation support consulting services to various large scale information technology operations. Prior to that Mr. Walsh held several executive management positions at Sprint International, a provider of global telecommunications services, from August 1991 to September 1995. Mr. Walsh received a B.A. from the University of Maryland and an M.B.A. from the University of Southern California.

ALAN E. BARATZ has served as a director of Network Solutions since September 1999. Since September 1999, Dr. Baratz has served as a Managing Director of E.M. Warburg, Pincus & Co., LLC, a private equity investment firm. Prior to joining Warburg, Pincus & Co., from 1996 to August 1999 Dr. Baratz served in various senior management positions with Sun Microsystems, a provider of products, services and support solutions for building and maintaining network computing environments, most recently as President of Sun Microsystems' Software Products and Platforms division. Prior to joining Sun Microsystems, Dr. Baratz served as President and Chief Executive Officer of Delphi Internet, the online business unit of Rupert Murdoch's News Corp from June 1994 to 1995.


J. ROBERT BEYSTER has served as a director of Network Solutions since 1996. Since 1998, Dr. Beyster has been the Chief Executive Officer, President and Chairman of the Board of SAIC, a company he founded in 1969. From 1988 to 1998, Dr. Beyster was Chief Executive Officer and Chairman of the Board of SAIC. Dr. Beyster is a Fellow of the American Nuclear Society and a Fellow of the American Physical Society. Dr. Beyster is also the founder, President and a member of the Board of Trustees of the Foundation for Enterprise Development, a nonprofit organization that promotes employee ownership.

CRAIG I. FIELDS has served as a director of Network Solutions since 1997. Dr. Fields has served as Chairman of the Defense Science Board since 1994. Dr. Fields has served as a consultant to several companies, including as a consultant to SAIC since 1994. Prior thereto, Dr. Fields served as Vice Chairman of Alliance Gaming Corporation, a diversified entertainment company, from 1994 to 1997. From 1990 until 1994, Dr. Fields served as Chairman and Chief Executive Officer of the Microelectronics and Computer-Technology Corporation, a privately held research and development consortium. Dr. Fields serves as a director of ENSCO International Incorporated and Firearms Training Systems, Inc.

J. DENNIS HEIPT has served as a director of Network Solutions since February 1998. Mr. Heipt has served as Executive Vice President of SAIC since October 1999 and as Corporate Secretary since 1984. Mr. Heipt has held various positions with SAIC since 1979, including Senior Vice President for Administration from 1984 to October 1999.

WILLIAM A. ROPER, JR. has served as a director of Network Solutions since 1996. Mr. Roper has served as Executive Vice President of SAIC since October 1999 and as Chief Financial Officer since 1990. Mr. Roper served as Senior Vice President of SAIC from 1990 to October 1999. Mr. Roper also serves as a director of ODS Networks, Inc. and Daleen Technologies, Inc.

STRATTON D. SCLAVOS has served as a director of Network Solutions since 1997. Mr. Sclavos has served as President, Chief Executive Officer and director of VeriSign, Inc., a provider of digital certificate services, since 1995. From 1993 until 1995, Mr. Sclavos served as Vice President of Worldwide Marketing and Sales for Taligent, Inc., a joint venture of Apple Computer, Inc., IBM Corporation and The Hewlett-Packard Company, Inc. From 1992 until 1993, Mr. Sclavos served as Vice President of Worldwide Sales and Business Development for GO Corporation, a mobile computing company. From 1988 until 1993, Mr. Sclavos served in various executive positions with MIPS Computers Systems.

Several officers and employees of SAIC currently serve as directors of Network Solutions. We anticipate that the composition of our board of directors will change in connection with the decrease in SAIC's percentage ownership of Network Solutions.

                              SELLING STOCKHOLDERS


The following table sets forth certain information as of December 15, 1999 regarding the beneficial ownership of common stock by each of the selling stockholders and the shares of common stock offered hereby. Prior to this offering, SAIC held approximately 44% of the outstanding common stock. After this offering, SAIC will have approximately 23% of the outstanding common stock. It is contemplated that SAIC may sell the 6,700,000 shares it is offering in this prospectus through a wholly-owned subsidiary.


The following table is based on information supplied by the selling stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock that are issuable upon exercise of options that are exercisable within 60 days of December 15, 1999 are deemed to be beneficially owned by the person holding such options or such shares of common stock for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

Applicable percentages of shares beneficially owned prior to and after this offering and the number of shares being offered are based on 33,883,707 shares of common stock outstanding as of December 15, 1999. The applicable percentages of shares of common stock beneficially owned after this offering gives effect to the 1,000,000 shares of common stock to be issued and sold by Network Solutions, 6,700,000 shares of common stock to be sold by SAIC and 30,000 shares of common stock to be issued to and sold by the other selling stockholders after they exercise their stock options simultaneously with the closing of this offering. The percentages shown assume that the underwriters' option to purchase up to an additional 1,159,500 shares of common stock is not exercised.

                                   ---------------------------------------------------------------------------------
                                                                     COMMON STOCK
                                   SHARES BENEFICIALLY                          SHARES BENEFICIALLY   SHARES SUBJECT
                                      OWNED PRIOR TO       NUMBER OF SHARES         OWNED AFTER        TO UNVESTED
                                         OFFERING            BEING OFFERED           OFFERING            OPTIONS
                                   --------------------   -------------------   -------------------   --------------
        BENEFICIAL OWNER             NUMBER     PERCENT    NUMBER     PERCENT    NUMBER     PERCENT       NUMBER
        ----------------           ----------   -------   ---------   -------   ---------   -------       ------
Science Applications
International Corporation........  14,850,000     43.8%   6,700,000   19.8%     8,150,000    23.3%        --
Craig I. Fields(1)...............      27,300         *      12,300       *        15,000        *        12,300
Robert J. Korzeniewski(2)........      52,125         *      10,000       *        42,125        *        96,320
Jonathan W. Emery(3).............      19,623         *       7,700       *        11,923        *        43,200

---------------

 * Less than 1%.
(1) Includes 21,300 shares of common stock issuable pursuant to options exercisable within 60 days of December 15, 1999.
(2) Includes 26,120 shares of common stock issuable pursuant to options exercisable within 60 days of December 15, 1999.
(3) Includes 18,000 shares of common stock issuable pursuant to options exercisable within 60 days of December 15, 1999.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

Our authorized capital stock consists of 210,000,000 shares of common stock and 10,000,000 shares of preferred stock. No shares of preferred stock are outstanding as of the date hereof. Of the 210,000,000 shares of common stock authorized, as of December 15, 1999, 33,883,707 shares were outstanding, 3,807,480 shares were issuable upon exercise of outstanding stock options (of which options to purchase 371,799 shares were currently exercisable) and 2,699,921 shares were reserved for issuance pursuant to certain employee benefits plans (exclusive of the 3,807,480 shares reserved for issuance upon exercise of outstanding stock options).

On December 21, 1999, our board of directors approved a 2-for-1 stock split of the shares of common stock, to be effected in the form of a stock dividend on shares of common stock. The record and distribution dates for the stock dividend have not yet been determined but will occur after completion of this offering.

COMMON STOCK

The holders of common stock are entitled to one vote per share and do not have cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock subject to any voting rights granted to holders of any preferred stock. In the event we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of shares of common stock would share ratably in all assets remaining after payment of liabilities subject to prior distribution rights and payment of any distributions owing to holders of shares of preferred stock then outstanding, if any. Holders of the shares of common stock have no preemptive rights, and the shares of common stock are not subject to further calls or assessment. There are no redemption or sinking fund provisions applicable to the shares of common stock.

Holders of common stock will share in an equal amount per share in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock.

PREFERRED STOCK

There are currently no shares of preferred stock outstanding. Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions of the preferred stock. The preferences, powers, rights, qualifications and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

REGISTRATION RIGHTS

Pursuant to the registration rights agreement between us and SAIC, if we propose to register any of our securities either for our own account or for the account of our other security holders, SAIC is entitled to notice of the registration and is entitled to include, at our expense, their shares in the registration, subject to cutback by the underwriters. In addition, SAIC may require us on not more than two occasions, to register its shares. The first registration required by SAIC was effected in February 1999. The second registration required by SAIC is the registration being effected with this offering. We have agreed to indemnify SAIC in connection with any such registration.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

Certificate of Incorporation

Our certificate of incorporation provides that our bylaws may be repealed or amended only by a two-thirds vote of our board of directors or a two-thirds vote of our stockholders. In addition, those provisions of our certificate of incorporation may only be amended or repealed by the holders of at least two-thirds of the voting power of all the then-outstanding shares of stock entitled to vote generally for the election of directors voting together as a single class. The provisions described above, together with the ability of our board of directors to issue preferred stock as described under "Description of Capital Stock -- Preferred Stock," may have the effect of deterring a hostile takeover or delaying a change in control or change in management.

Delaware Takeover Statute

We have elected not to be governed by Section 203 of the Delaware General Corporation Law. This section requires the vote of at least 66 2/3% of the outstanding voting stock of a company not owned by an interested stockholder to approve certain business combinations. Section 203 defines interested stockholder as any entity or person owning 15% or more of the outstanding voting stock of the company and any entity or person affiliated with, controlling or controlled by such entity or person. As a result, if we decide to enter into any such proposed business combination, we will only need the approval of a majority of our outstanding voting stock.

CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

Our certificate of incorporation provides that any person purchasing or acquiring an interest in shares of our capital stock is deemed to have consented to the following provisions relating to intercompany agreements and to transactions with interested parties and corporate opportunities. The corporate charter of SAIC does not include comparable provisions relating to intercompany agreements, transactions with interested parties or corporate opportunities.

Transactions with Interested Parties

Our certificate of incorporation provides that no contract, agreement, arrangement or transaction between us and SAIC or any related entity will be void or voidable solely because SAIC, a related entity or any officers or directors of SAIC, a related entity or Network Solutions are parties or because these directors or officers are present at or vote with respect to the authorization of the contract, agreement, arrangement or transaction. Our certificate of incorporation also provides that SAIC, a related entity and the officers or directors of SAIC and the related entity will not be presumed liable to us or our stockholders for:

     - breach of any fiduciary duty or duty of loyalty,

     - failure to act in our best interests, or

     - receipt of any improper personal benefit,

simply because SAIC or any director or officer of SAIC or a related entity, in good faith, takes any action or gives or withholds any consent with respect to any agreement or contract between SAIC or a related entity and us.

For purposes of the foregoing, "Network Solutions" or "us" and "SAIC" include all corporations and other entities in which either we or SAIC owns fifty percent or more of the outstanding voting stock, and "related entity" means one or more corporations or other entities in which one or more of our directors have a direct or indirect financial interest.

Competition by SAIC with Us; Corporate Opportunities

Our certificate of incorporation provides that SAIC has no duty to refrain from engaging in the same or similar activities or lines of business as us and that neither SAIC nor any of its directors, officers or employees will be liable to us or our stockholders for breach of any fiduciary duty due to any of these activities. If SAIC learns of a potential matter which may be a corporate opportunity for both SAIC and us, SAIC has no duty to communicate or offer this opportunity to us. In addition, SAIC will not be liable to us or our stockholders for breach of any fiduciary duty if SAIC pursues or acquires the corporate opportunity or does not communicate it to us.

If one of our directors, officers or employees who is also a director, officer or employee of SAIC knows of a potential transaction or matter that may be a corporate opportunity both for us and SAIC, the director, officer or employee is entitled to offer the corporate opportunity to us or SAIC as the director, officer or employee deems appropriate under the circumstances in his or her sole discretion, and no such director, officer or employee will be presumed liable to us or our stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in our best interests or the derivation of any improper personal benefit by reason of the fact that:

     - the director, officer or employee offered the corporate opportunity to SAIC (rather than to us) or did not communicate information regarding the corporate opportunity to us, or

     - SAIC pursues or acquires such corporate opportunity for itself or directs the corporate opportunity to another person or does not communicate the corporate opportunity to us.

The enforceability of the provisions discussed above under Delaware corporate law has not been established and, due to the absence of relevant judicial authority, our counsel is not able to deliver an opinion as to the enforceability of these provisions. These provisions of our certificate of incorporation eliminate certain rights that might have been available to stockholders under Delaware law, although the enforceability of these provisions has not been established.

These provisions of our certificate of incorporation expire on the date that SAIC ceases to own at least 20% of our outstanding shares of common stock and no person who is a director or officer of Network Solutions is also a director or officer of SAIC or its subsidiaries.

Actions Under Intercompany Agreements

Our certificate of incorporation limits the liability of SAIC and its subsidiaries for some breaches of their fiduciary duties in connection with action that may be taken or not taken in good faith under the intercompany agreements.

Advance Notice Provision

Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received by us not less than 120 days prior to any meeting of the stockholders called for the election of directors, and must contain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

                                  UNDERWRITING

J.P. Morgan Securities Inc. is acting as book running lead manager for this offering. J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as joint lead managers.

The underwriters named below, for whom J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Hambrecht & Quist LLC, PaineWebber Incorporated, FleetBoston Robertson Stephens Inc. and Prudential Securities Incorporated are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement among us, the selling stockholders and the underwriters, to purchase from us and the selling stockholders, and we and the selling stockholders have agreed to sell to the underwriters, the respective number of shares of common stock set forth opposite their names below:

                                                              ---------
                                                               NUMBER
                                                              OF SHARES
                        UNDERWRITERS                          ---------
J.P. Morgan Securities Inc. ................................
Morgan Stanley & Co. Incorporated...........................
Hambrecht & Quist LLC.......................................
PaineWebber Incorporated....................................
FleetBoston Robertson Stephens Inc. ........................
Prudential Securities Incorporated..........................
                                                              ---------
          Total.............................................  7,730,000
                                                              =========

The nature of the underwriters' obligations under the underwriting agreement is such that all of the common stock being offered, excluding shares covered by the over-allotment option granted to the underwriters, must be purchased if any are purchased.

The representatives of the underwriters have advised us and the selling stockholders that the several underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus and may offer the common stock to selected dealers at this price less a concession not to exceed $ per share. The underwriters may allow, and these dealers may reallow, a concession to other dealers not to exceed $ per share. After the initial public offering of the common stock, the public offering price and other selling terms may be changed by the representatives.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,159,500 additional shares of common stock at the same price per share to be paid by the underwriters for the other shares offered hereby. If the underwriters purchase any such additional shares pursuant to the option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as shown in the above table. The underwriters may exercise the option only to cover over-allotments, if any, made in connection with the distribution of the common stock offered in this prospectus.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by us and by the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

                                                             ---------------------------
                                                             NO EXERCISE   FULL EXERCISE
                                                             -----------   -------------
By Network Solutions
  Per share................................................  $              $
  Total....................................................  $              $
By the Selling Stockholders
  Per share................................................  $                       --
  Total....................................................  $                       --

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.


We estimate that the total expenses of this offering, excluding underwriting discounts, will be $1,200,000. We will be responsible for all of these expenses.


In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate shorts or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing shares of common stock in this offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We, the selling stockholders and our executive officers and directors have agreed, with limited exceptions, that, during the period beginning from the date of this prospectus and continuing and including the date 90 days after the date of this prospectus, they will not, directly or indirectly offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of common stock or any of our securities which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities or enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock or any securities substantially similar to the common stock, other than pursuant to employee benefit plans existing on the date of this prospectus, without the prior written consent of J.P. Morgan Securities Inc.

It is expected that delivery of the shares will be made to investors on or about
               , 2000.

The common stock is traded on the Nasdaq National Market under the symbol NSOL.

From time to time in the ordinary course of their respective businesses, members of the underwriters and their affiliates have engaged in and may in the future engage in commercial and/or investment banking transactions with SAIC, us and their and our affiliates. Each of the representatives, or its predecessor, acted as an underwriter in connection with a public offering of securities which we consummated on February 12, 1999.


The underwriters have agreed that:



     - they have not offered or sold and, before the date which is six months after the date of this prospectus, will not offer or sell shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986;



     - they have complied with and will comply with all applicable provisions of the Financial Services Act 1986 regarding anything done by them in relation to the shares in, from or involving the United Kingdom; and



     - they have only issued or passed on and will only issue or pass on in the United Kingdom any documents received by them in connection with the offer of shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986, Order 1996 or is a person to whom this document may lawfully be issued or passed.

                                 LEGAL MATTERS

Selected legal matters with respect to the validity of the common stock offered in this prospectus are being passed upon for us and the selling stockholders by Pillsbury Madison & Sutro LLP, Palo Alto, California and Washington, D.C. Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York, is acting as counsel to the underwriters in connection with legal matters relating to the shares of common stock offered in this prospectus.

                                    EXPERTS

The financial statements as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION


We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the shares of common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the shares of common stock offered in this prospectus, you should refer to the registration statement and its exhibits and our other SEC filings. Statements made in this prospectus regarding the contents of any contract or other document including, but not limited to, our agreements with ICANN dated November 10, 1999 and amendment 19 to our cooperative agreement with the Department of Commerce dated November 10, 1999, which are filed as exhibits to our current report on Form 8-K filed with the SEC on November 30, 1999, are not necessarily complete. You should refer to the registration statement and its exhibits and our other SEC filings for a more complete description and each such statement is deemed qualified in its entirety by such reference. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This web site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.


The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and incorporate them by reference into this prospectus:

     1. Our annual report on Form 10-K for the year ended December 31, 1998;

     2. Our quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

     3. Our current reports on Form 8-K filed on January 15, 1999, February 9, 1999, February 11, 1999, October 6, 1999 and November 30, 1999; and

     4. The description of the common stock contained in registration statement on Form 8-A, filed by us with the SEC on August 8, 1997, as amended on June 17, 1999.

We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering.

We will provide without charge to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Jonathan W. Emery, Esq., Network Solutions, Inc., 505 Huntmar Park Drive, Herndon, Virginia 20170, telephone (703) 742-0400.

                         INDEX TO FINANCIAL STATEMENTS

                                                                  PAGE
                                                                REFERENCE
                                                                ---------
Report of Independent Accountants...........................       F-2
Statements of Financial Position as of December 31, 1997 and
1998 and September 30, 1999 (Unaudited).....................       F-3
Statements of Operations for the Years Ended December 31,
  1996, 1997 and 1998 and for the Nine Months Ended
  September 30, 1998 and 1999 (Unaudited)...................       F-4
Statements of Changes in Stockholders' Equity for the Years
  Ended December 31, 1996, 1997 and 1998 and for the Nine
  Months Ended September 30, 1999 (Unaudited)...............       F-5
Statements of Cash Flows for the Years Ended December 31,
  1996, 1997 and 1998 and for the Nine Months Ended
  September 30, 1998 and 1999 (Unaudited)...................       F-6
Notes to Financial Statements...............................       F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Network Solutions, Inc.


In our opinion, the accompanying statements of financial position and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Network Solutions, Inc. (a majority-owned subsidiary of Science Applications International Corporation) at December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

McLean, VA
February 5, 1999

                            NETWORK SOLUTIONS, INC.

                        STATEMENTS OF FINANCIAL POSITION

                                               ---------------------------------------------
                                                       DECEMBER 31,            SEPTEMBER 30,
                                               ----------------------------    -------------
                                                   1997            1998            1999
                                               ------------    ------------    -------------
                                                                                (UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents....................  $ 41,146,000    $ 12,862,000    $ 98,863,000
Short-term investments.......................    40,200,000     118,808,000      99,090,000
Accounts receivable, net.....................     5,792,000      22,628,000      45,783,000
Prepaids and other assets....................     1,005,000       4,001,000      13,415,000
Deferred tax asset...........................    20,153,000      40,508,000      81,920,000
Restricted assets............................    25,873,000              --              --
                                               ------------    ------------    ------------
          Total current assets...............   134,169,000     198,807,000     339,071,000
Furniture and equipment, net.................     6,146,000      16,005,000      54,688,000
Long-term investments........................            --      13,590,000      36,013,000
Deferred tax asset...........................     8,128,000      14,831,000      29,990,000
Goodwill, net................................     1,177,000         634,000         226,000
                                               ------------    ------------    ------------
          Total Assets.......................  $149,620,000    $243,867,000    $459,988,000
                                               ============    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities.....  $  6,426,000    $ 28,287,000    $ 41,850,000
Due to parent................................     1,250,000       4,766,000       6,578,000
Income taxes payable.........................     5,042,000       5,409,000       8,767,000
Current portion of capital lease
  obligations................................       842,000         834,000         436,000
Deferred revenue, net........................    43,789,000      93,720,000     200,160,000
Internet fund liability......................    25,873,000              --              --
                                               ------------    ------------    ------------
          Total current liabilities..........    83,222,000     133,016,000     257,791,000
Capital lease obligations....................     1,081,000         247,000              --
Long-term deferred revenue, net..............    17,662,000      35,474,000      82,779,000
                                               ------------    ------------    ------------
          Total liabilities..................   101,965,000     168,737,000     340,570,000
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, authorized
  10,000,000 shares; none issued and
  outstanding in 1997 and 1998...............            --              --              --
Common stock, $001 par value; authorized
  210,000,000 shares; 33,381,167 issued and
  outstanding in 1999........................            --              --          33,000
Class A common stock, $.001 par value;
  authorized 100,000,000 shares; 7,590,000
  and 9,140,372 issued and outstanding in
  1997 and 1998..............................         4,000           9,000              --
Class B common stock, $.001 par value;
  authorized 30,000,000 shares; 23,850,000
  issued and outstanding in 1997 and 1998....        12,000          24,000              --
Additional paid-in capital...................    56,451,000      72,331,000      86,783,000
Retained earnings (accumulated deficit)......    (8,812,000)      2,407,000      20,278,000
Accumulated other comprehensive income.......            --         359,000      12,324,000
                                               ------------    ------------    ------------
          Total stockholders' equity.........    47,655,000      75,130,000     119,418,000
                                               ------------    ------------    ------------
          Total Liabilities and Stockholders'
            Equity...........................  $149,620,000    $243,867,000    $459,988,000
                                               ============    ============    ============

   The accompanying notes are an integral part of these financial statements

                            NETWORK SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS

                                  --------------------------------------------------------------------
                                                                                NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                  ---------------------------------------   --------------------------
                                     1996          1997          1998          1998           1999
                                  -----------   -----------   -----------   -----------   ------------
                                                                                   (UNAUDITED)
Net revenue.....................  $18,862,000   $45,326,000   $93,652,000   $62,395,000   $144,885,000
Cost of revenue.................   14,666,000    25,798,000    38,530,000    26,451,000     54,040,000
                                  -----------   -----------   -----------   -----------   ------------
Gross profit....................    4,196,000    19,528,000    55,122,000    35,944,000     90,845,000
Research and development
  expenses......................      680,000     1,653,000     4,821,000     2,893,000      7,365,000
Selling, general and
  administrative expenses.......    6,280,000    12,268,000    37,144,000    24,438,000     59,581,000
Interest income.................     (496,000)   (2,211,000)   (6,303,000)   (4,423,000)    (6,312,000)
Other expenses..................           --       116,000       116,000        93,000         45,000
                                  -----------   -----------   -----------   -----------   ------------
Income (loss) before income
  taxes.........................   (2,268,000)    7,702,000    19,344,000    12,943,000     30,166,000
Provision (benefit) for income
  taxes.........................     (643,000)    3,471,000     8,109,000     5,426,000     12,295,000
                                  -----------   -----------   -----------   -----------   ------------
Net income (loss)...............  $(1,625,000)  $ 4,231,000   $11,235,000   $ 7,517,000   $ 17,871,000
                                  ===========   ===========   ===========   ===========   ============
Earnings (loss) per common
  share:
  Basic.........................  $     (0.07)  $      0.16   $      0.35   $      0.24   $       0.54
                                  ===========   ===========   ===========   ===========   ============
  Diluted.......................  $     (0.07)  $      0.16   $      0.34   $      0.23   $       0.51
                                  ===========   ===========   ===========   ===========   ============

   The accompanying notes are an integral part of these financial statements

                            NETWORK SOLUTIONS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                 -------------------------------------------------------------------------------------------------
                                                                                                                       ACCUMULATED
                                                               CLASS A                 CLASS B                            OTHER
                                     COMMON STOCK           COMMON STOCK             COMMON STOCK        ADDITIONAL      COMPRE-
                                 --------------------   ---------------------   ----------------------     PAID-IN       HENSIVE
                                   SHARES     AMOUNT      SHARES      AMOUNT      SHARES       AMOUNT      CAPITAL       INCOME
                                 ----------   -------   -----------   -------   -----------   --------   -----------   -----------
Balance, December 31, 1995.....          --   $    --            --   $    --    12,500,000   $ 12,000   $ 4,468,000   $       --
Net loss for the year ended
December 31, 1996..............          --        --            --        --            --         --            --
                                 ----------   -------   -----------   -------   -----------   --------   -----------   -----------
Balance, December 31, 1996.....          --        --            --        --    12,500,000     12,000     4,468,000           --
Declaration of Class B
 dividend......................          --        --            --        --            --         --            --           --
Conversion of Class B Common
 Stock.........................          --        --       575,000        --      (575,000)        --            --           --
Issuance of Class A Common
 Stock.........................          --        --     3,220,000     4,000            --         --    51,983,000           --
Net income for the year ended
 December 31, 1997.............          --        --            --        --            --         --            --           --
                                 ----------   -------   -----------   -------   -----------   --------   -----------   -----------
Balance, December 31, 1997.....          --        --     3,795,000     4,000    11,925,000     12,000    56,451,000           --
Issuance of common stock
 pursuant to stock plans.......          --        --       775,000     1,000            --         --    10,273,000           --
Tax benefit associated with
 stock plans...................          --        --            --        --            --         --     5,607,000           --
Two-for-one common stock split
 effected in the form of a 100%
 stock dividend................          --        --     4,570,000     4,000    11,925,000     12,000            --           --
Comprehensive Income:
 Net income for the year ended
   December 31, 1998...........          --        --            --        --            --         --            --           --
 Other comprehensive income,
   net of tax:
   Unrealized gains on
     securities................          --        --            --        --            --         --            --      359,000
 Comprehensive income..........          --        --            --        --            --         --            --           --
                                 ----------   -------   -----------   -------   -----------   --------   -----------   -----------
Balance, December 31, 1998.....          --        --     9,140,000     9,000    23,850,000     24,000    72,331,000      359,000
Issuance of common stock
 pursuant to stock plans.......      68,000        --       323,000        --            --         --     3,726,000           --
Tax benefit associated with
 stock plans...................          --        --            --        --            --         --    10,726,000           --
Conversion of Class B common
 stock.........................          --        --    23,850,000    24,000   (23,850,000)   (24,000)           --           --
Reclassification of Class A
 common stock..................  33,313,000    33,000   (33,313,000)  (33,000)           --         --            --           --
Comprehensive income:
 Net income for the period
   ended September 30, 1999....          --        --            --        --            --         --            --           --
 Other comprehensive income,
   net of tax:
   Unrealized gains on
     securities................          --        --            --        --            --         --            --   11,965,000
 Comprehensive income..........          --        --            --        --            --         --            --           --
                                 ----------   -------   -----------   -------   -----------   --------   -----------   -----------
Balance, September 30, 1999
 (unaudited)...................  33,381,000   $33,000            --   $    --            --   $     --   $86,783,000   $12,324,000
                                 ==========   =======   ===========   =======   ===========   ========   ===========   ===========

                                 ------------------------------------------

                                   RETAINED       COMPRE-         TOTAL
                                   EARNINGS       HENSIVE     STOCKHOLDERS'
                                  (DEFICIT)       INCOME         EQUITY
                                 ------------   -----------   -------------
Balance, December 31, 1995.....  $ (1,418,000)                $  3,062,000
Net loss for the year ended
December 31, 1996..............    (1,625,000)                  (1,625,000)
                                 ------------                 ------------
Balance, December 31, 1996.....    (3,043,000)                   1,437,000
Declaration of Class B
 dividend......................   (10,000,000)                 (10,000,000)
Conversion of Class B Common
 Stock.........................            --                           --
Issuance of Class A Common
 Stock.........................            --                   51,987,000
Net income for the year ended
 December 31, 1997.............     4,231,000                    4,231,000
                                 ------------                 ------------
Balance, December 31, 1997.....    (8,812,000)                  47,655,000
Issuance of common stock
 pursuant to stock plans.......            --                   10,274,000
Tax benefit associated with
 stock plans...................            --                    5,607,000
Two-for-one common stock split
 effected in the form of a 100%
 stock dividend................       (16,000)                          --
Comprehensive Income:
 Net income for the year ended
   December 31, 1998...........  $ 11,235,000   $11,235,000     11,235,000
 Other comprehensive income,
   net of tax:
   Unrealized gains on
     securities................            --       359,000        359,000
                                                -----------
 Comprehensive income..........            --   $11,594,000             --
                                 ------------   ===========   ------------
Balance, December 31, 1998.....     2,407,000                   75,130,000
Issuance of common stock
 pursuant to stock plans.......            --                    3,726,000
Tax benefit associated with
 stock plans...................            --                   10,726,000
Conversion of Class B common
 stock.........................            --                           --
Reclassification of Class A
 common stock..................            --                           --
Comprehensive income:
 Net income for the period
   ended September 30, 1999....    17,871,000   $17,871,000     17,871,000
 Other comprehensive income,
   net of tax:
   Unrealized gains on
     securities................            --    11,965,000     11,965,000
                                                -----------
 Comprehensive income..........            --   $29,836,000             --
                                 ------------   ===========   ------------
Balance, September 30, 1999
 (unaudited)...................  $ 20,278,000                 $119,418,000
                                 ============                 ============

   The accompanying notes are an integral part of these financial statements

                            NETWORK SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                              -------------------------------------------------------------------------
                                                                                                 NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                              -------------------------------------------   ---------------------------
                                                  1996           1997           1998            1998           1999
                                              ------------   ------------   -------------   ------------   ------------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
Net income (loss)...........................  $ (1,625,000)  $  4,231,000   $  11,235,000   $  7,517,000   $ 17,871,000
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
Depreciation and amortization...............     1,417,000      2,432,000       3,754,000      2,613,000      6,440,000
Provision for uncollectible accounts
  receivable................................     3,597,000      8,082,000       2,247,000      2,168,000             --
Deferred income taxes.......................   (12,834,000)   (13,226,000)    (27,317,000)   (14,061,000)   (64,876,000)
Tax benefit associated with stock plans.....            --             --       5,607,000      2,240,000     10,726,000
Changes in operating assets and liabilities:
    Increase in accounts receivable.........   (12,144,000)    (1,287,000)    (19,083,000)   (10,298,000)   (23,155,000)
    Increase in prepaids and other assets...      (925,000)       (69,000)     (2,996,000)      (507,000)    (9,414,000)
    Increase in accounts payable and accrued
      liabilities...........................     1,226,000      3,845,000      21,861,000      9,139,000     13,563,000
    Increase in income taxes payable........            --      5,042,000         367,000     (1,952,000)     3,358,000
    Increase in deferred revenue............    26,006,000     32,099,000      67,743,000     45,279,000    153,745,000
                                              ------------   ------------   -------------   ------------   ------------
      Net cash provided by operating
        activities..........................     4,718,000     41,149,000      63,418,000     42,138,000    108,258,000
                                              ------------   ------------   -------------   ------------   ------------
Cash flows from investing activities:
Purchase of furniture and equipment.........    (1,901,000)    (3,240,000)    (13,070,000)    (5,639,000)   (44,717,000)
Purchase of short-term investments, net.....            --    (40,200,000)    (77,990,000)   (67,676,000)    21,223,000
Purchase of long-term investments...........            --             --     (13,590,000)    (6,012,000)   (11,656,000)
Proceeds from maturity of long-term
  investments, net..........................            --             --              --             --      8,000,000
Net investment in net assets of discontinued
  operations................................      (208,000)            --              --             --             --
                                              ------------   ------------   -------------   ------------   ------------
      Net cash used in investing
        activities..........................    (2,109,000)   (43,440,000)   (104,650,000)   (79,327,000)   (27,150,000)
                                              ------------   ------------   -------------   ------------   ------------
Cash flows from financing activities:
Net transactions with SAIC..................    12,926,000    (14,045,000)      3,516,000      1,337,000      1,812,000
Proceeds from issuance of common stock......            --     52,405,000              --             --             --
Dividend paid...............................            --    (10,000,000)             --             --             --
Issuance of common stock pursuant to stock
  plans.....................................            --             --      10,274,000      4,456,000      3,726,000
Repayment of capital lease obligations......            --       (463,000)       (842,000)      (626,000)      (645,000)
                                              ------------   ------------   -------------   ------------   ------------
      Net cash provided by financing
        activities..........................    12,926,000     27,897,000      12,948,000      5,167,000      4,893,000
                                              ------------   ------------   -------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents...............................    15,535,000     25,606,000     (28,284,000)   (32,022,000)    86,001,000
Cash and cash equivalents, beginning of
  period....................................         5,000     15,540,000      41,146,000     41,146,000     12,862,000
                                              ------------   ------------   -------------   ------------   ------------
Cash and cash equivalents, end of period....  $ 15,540,000   $ 41,146,000   $  12,862,000   $  9,124,000   $ 98,863,000
                                              ============   ============   =============   ============   ============

   The accompanying notes are an integral part of these financial statements

                            NETWORK SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Network Solutions is the exclusive registry and the leading registrar for second level domain names within the .com, .net, .org and .edu top level domains pursuant to a series of agreements with ICANN and the Department of Commerce. As a registry, we maintain the master directory of all second level domain names in the .com, .net and .org top level domains. We own and maintain the shared registration system that allows all registrars, including us, to enter new second level domain names into the master directory and to submit modifications, transfers, re-registrations and deletions for existing second level domain names. As a registrar, we market second level domain name registration services that enable registrants to establish their identities on the web. In addition, we market a portfolio of value-added products and services to help our customers maximize the value of that identity throughout its life cycle. Network Solutions also provides Internet Technology Services, focusing on network engineering, network and systems security and network management solutions.

Cooperative Agreement

In December 1992, Network Solutions entered into the cooperative agreement with the National Science Foundation under which Network Solutions was to provide Internet domain name registration services for five top level domains: .com,
 .net, .org, .edu and .gov. These registration services include the initial two year domain name registration and annual re-registration, and throughout the registration term, maintenance of and unlimited modifications to individual domain name records and updates to the master file of domain names. The cooperative agreement became effective January 1, 1993. It included a three-month phase-in period, a five-year operational period, commencing April 1, 1993 and ending March 31, 1998, and a six-month flexibility period through September 30, 1998. Effective September 9, 1998, the Department of Commerce took over the administration of the cooperative agreement from the National Science Foundation. In October 1998, the cooperative agreement was amended to extend the flexibility period until September 30, 2000.

The original terms of the cooperative agreement provided for a cost reimbursement plus fixed-fee contract (with an initial fee of 8%). Effective September 14, 1995, the National Science Foundation and Network Solutions amended the cooperative agreement to require Network Solutions to begin charging end users a services fee of $50 per year for each domain name in the .com, .net and .org top level domains. Until April 1, 1998, registrants paid a services fee of $100 for two years of domain name services upon each initial registration and an annual re-registration fee of $50 per year thereafter. The National Science Foundation paid the registration fees for domain names within the .edu and .gov top level domains through March 31, 1997. Commencing April 1, 1997, Network Solutions agreed with the National Science Foundation to provide domain name registration services within the .edu and .gov top level domains free of charge. As of October 1, 1997, Network Solutions no longer registers or administers domain names in the .gov top level domain.

Under the terms of the September 14, 1995 amendment to the cooperative agreement, 30% of the registration fees collected by Network Solutions was required to be set aside for the enhancement of the intellectual infrastructure of the Internet (set aside funds) and, as such, was not recognized as revenue by Network Solutions. Network Solutions has reflected these set aside funds, along with the appropriate percentage of net accounts receivable (Note 3), as restricted assets and has recorded an equivalent, related current liability. Network Solutions maintained the cash received relating to the set aside funds in a separate interest bearing account. The set aside funds, plus any interest earned, were disbursed at the direction of the National Science Foundation. As of December 31, 1998, Network Solutions had cumulatively disbursed all set aside funds collected and associated interest earned for a total of $62.3 million to the National Science Foundation at their direction. The restricted cash at December 31, 1997 and 1998 was approximately $23,512,000 and $0, respectively.

On March 12, 1998, the National Science Foundation and Network Solutions amended the cooperative agreement to eliminate the 30% set aside requirement effective April 1, 1998 and to reduce the registration fees

                            NETWORK SOLUTIONS, INC.

by a corresponding amount. Initial registrations on and after April 1, 1998 are charged $70 for two years of registration services and an annual re-registration fee of $35 per year thereafter. This amendment had no effect on the revenue currently recognized on each registration, $70 for initial registrations and $35 for re-registrations, since Network Solutions previously did not recognize revenue on the 30% set aside funds. Accordingly, while the revenue to Network Solutions on a per registration basis does not change, the amount charged to customers declined.

For purposes of Network Solutions' statements of cash flows, amounts relating to these restricted assets and the Internet fund liability have been excluded in their entirety.

Revenue Recognition

Registration fees charged to end users for registration services provided by Network Solutions are recognized on a straight-line basis over the life of the registration term, two years for initial registrations and one year for re-registrations. Network Solutions records revenue net of an estimated provision for uncollectible accounts receivable (Note 3).

Substantially all of Network Solutions' Internet Technology Services revenue is derived from professional services which are generally provided to clients on a time and expense basis and is recognized as services are performed.

One Internet Technology Services' customer contributed approximately 20% of net revenue for the year ended December 31, 1996. During the years ended December 31, 1997 and 1998, there were no customers which individually represented more than 4% of net revenues.

Deferred Revenue

Deferred revenue primarily represents the unearned portion of revenue related to the unexpired term of registration fees, net of an estimate for uncollectible accounts receivable (Note 3).

Cash and Cash Equivalents

Network Solutions considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Short and Long-Term Investments

Short and long-term investments in marketable securities are classified as available-for-sale. All long-term investments in marketable securities mature within two years. At December 31, 1997 and 1998, the fair value of short and long-term investments approximated cost. Fair value is determined based upon the quoted market prices of the securities as of the balance sheet date.

At December 31, 1998, Network Solutions also held equity interests in a privately-held, information technology company totaling $4,200,000. This investment is included in other long-term assets and is accounted for under the cost method which approximates fair value.

Financial Instruments

The recorded value of Network Solutions' financial instruments, which include short and long-term investments, accounts receivable and accounts payable, approximates market value. Concentration of credit risks with respect to registration receivables is limited due to the wide variety and number of customers, as well as their dispersion across geographic areas. Network Solutions has no derivative financial instruments.

                            NETWORK SOLUTIONS, INC.

Furniture and Equipment

Furniture and equipment are stated at cost. Depreciation on furniture, office and computer equipment is calculated principally using a declining-balance method over the useful lives of three to seven years. Equipment under capital leases is amortized using a declining-balance method over the shorter of the assets' useful lives or lease term, ranging from two to three years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets, generally six years.

Goodwill

Goodwill represents the excess of the purchase cost over the fair value of net assets acquired in Network Solutions' acquisition by Science Applications International Corporation, or SAIC, in 1995 and is amortized over five years using the straight-line method. Amortization expense of $715,000, $686,000 and $543,000 for years ended December 31, 1996, 1997 and 1998, respectively, was included in selling, general and administrative expenses. In connection with Network Solutions' initial public offering during 1997, SAIC sold a portion of its interest in Network Solutions resulting in a corresponding reduction of goodwill in the amount of $418,000 which was charged to additional paid-in capital.

Stock Split

On December 31, 1998, Network Solutions' board of directors approved a two-for-one stock split of the shares of Class A common stock and Class B common stock, to be effected in the form of a 100% stock dividend on shares of Class A common stock and Class B common stock outstanding on February 26, 1999. The stock dividend will be distributed on March 23, 1999. Share and per share information for all periods presented in the accompanying financial statements have been adjusted to reflect the two-for-one stock split.

Software Development Costs

Research and development costs are expensed as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", Network Solutions has not capitalized any significant software development costs as of December 31, 1998.

Income Taxes

Deferred taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial statement reporting and income tax purposes. A valuation allowance is recorded if it is "more likely than not" that some portion of or all of a deferred tax asset will not be realized.

Until Network Solutions' initial public offering, Network Solutions filed tax returns as part of SAIC's consolidated tax group. Tax expense during this period has been determined as if Network Solutions was a separate taxpayer and was charged to Network Solutions by SAIC. Effective October 1, 1997, Network Solutions is no longer part of SAIC's consolidated tax group for federal income tax purposes and prepares its income tax returns as a separate entity.

Stock Based Compensation

Network Solutions accounts for its stock option and employee stock purchase plans in accordance with the provisions of Accounting Principles Board Opinion
(APB) No. 25, "Accounting for Stock Issued to Employees". No compensation cost has been recognized by Network Solutions for its employee stock plans. The SFAS No. 123, "Accounting for Stock-Based Compensation", provides an alternative accounting method to APB

                            NETWORK SOLUTIONS, INC.

No. 25 and requires additional pro forma disclosures (Note 11). Network Solutions expects to continue to account for its employee stock plans in accordance with the provisions of APB No. 25.

Segment Data

During 1998, Network Solutions adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates internal reporting that is used by management for making operating decisions and assessing performance as the source of an entity's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations, financial position or segment information disclosures of Network Solutions due to the nature and relative magnitude of its business activities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions, based upon all known facts and circumstances that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Newly Issued Accounting Standards

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998.

Network Solutions is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

NOTE 2 -- RECAPITALIZATION AND INITIAL PUBLIC OFFERING

On June 26, 1997, the Board of Directors amended the Certificate of Incorporation to provide for two classes of common stock, designated as Class A and Class B. The holders of Class A and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share. Each share of Class B common stock is convertible at the holder's option into one share of Class A common stock.

On October 1, 1997, Network Solutions completed an initial public offering of 7,590,000 shares of its $.001 par value Class A common stock, including 990,000 shares resulting from the exercise of certain overallotment provisions. Network Solutions' net proceeds from the initial public offering, including overallotment, were $52.5 million based on Network Solutions' direct sale of 6,440,000 shares of Class A common stock.

Prior to the offering, Network Solutions was a wholly-owned subsidiary of SAIC. In conjunction with the initial public offering, SAIC converted 1,150,000 shares (including 150,000 overallotment shares) of Class B common stock into 1,150,000 shares of Class A common stock and directly sold the shares as a selling stockholder. Upon completion of the offering, SAIC owned 100% of the outstanding Class B common stock representing 75.9% of Network Solutions' equity and 96.9% of the combined voting power of Network Solutions' outstanding Class B and Class A common stock.

                            NETWORK SOLUTIONS, INC.

On August 21, 1997, Network Solutions' Board of Directors declared a $10,000,000 dividend to be paid to SAIC upon consummation of the initial public offering. This dividend was paid to SAIC on October 1, 1997.

NOTE 3 -- ACCOUNTS RECEIVABLE

Accounts receivable consist of the following amounts as of December 31:

                                                               1997            1998
                                                           ------------    ------------
Billed...................................................  $ 24,483,000    $ 42,679,000
Unbilled.................................................     1,526,000       5,695,000
                                                           ------------    ------------
          Total accounts receivable before allowances....    26,009,000      48,374,000
Less -- Allowance for uncollectible accounts.............   (17,856,000)    (25,746,000)
     -- Accounts receivable allocable to 30% NSF set
  aside (Note 1).........................................    (2,361,000)             --
                                                           ------------    ------------
Accounts receivable, net.................................  $  5,792,000    $ 22,628,000
                                                           ============    ============

Unbilled receivables consist of registration fees and time and material contract costs which have been incurred but which have not yet been billed.

In accounting for registration fees, Network Solutions initially records the gross amount of the registration fee to accounts receivable and deferred revenue. The allowance for estimated uncollectible accounts is recorded against both accounts receivable and deferred revenue balances (see Note 1 for treatment of the 30% National Science Foundation set aside). From the deferred revenue and allowance balances, Network Solutions records revenue and its provision for uncollectible accounts on a straight-line basis over the registration term. Effective April 1, 1998, Network Solutions consolidates and then amortizes only the net deferred revenue balance as net revenue over the registration term.

The provision for uncollectible accounts receivable, which was separately recorded and deducted from gross registration fees in determining net registration revenue, was $3,597,000, $7,782,000 and $2,168,000, respectively, for the years ended December 31, 1996, 1997 and 1998. An additional $300,000 and $79,000 of bad debt expense was recorded in 1997 and 1998, respectively, for the write-off of Internet Technology Services receivables. Network Solutions' allowance for uncollectible accounts receivable is associated solely with its registration services business. The provision for uncollectible accounts receivable is primarily due to the large number of individuals and corporations that have registered multiple domain names with the apparent intention of transferring registration for such names at a profit. Network Solutions' experience has been that, in contrast to other registrants, such speculative resellers have a higher tendency to default on their registration fees, returning the names into the available pool for subsequent registration.

NOTE 4 -- FURNITURE AND EQUIPMENT

Furniture and equipment consist of the following amounts as of December 31:

                                                               1997           1998
                                                            -----------    -----------
Furniture and office equipment............................  $   476,000    $   833,000
Computer equipment........................................    8,619,000     19,400,000
Leasehold improvements....................................      288,000      2,018,000
                                                            -----------    -----------
  Furniture and equipment, at cost........................    9,383,000     22,251,000
Less: Accumulated depreciation and amortization...........   (3,237,000)    (6,246,000)
                                                            -----------    -----------
Furniture and equipment, net..............................  $ 6,146,000    $16,005,000
                                                            ===========    ===========

                            NETWORK SOLUTIONS, INC.

Furniture and equipment includes $2,386,000 of computer equipment acquired during 1997 under capital lease agreements. Amortization expense related to capital leases totaled $915,000 and $1,028,000 in 1997 and 1998, respectively. Total depreciation and amortization expense for the years ended December 31, 1996, 1997 and 1998 was $702,000, $1,746,000 and $3,211,000, respectively.

NOTE 5 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following amounts as of December 31:

                                                             -------------------------
                                                                1997          1998
                                                             ----------    -----------
Accounts payable...........................................  $1,896,000    $ 7,647,000
Accrued expenses...........................................   2,384,000     16,717,000
Accrued payroll............................................   2,146,000      3,923,000
                                                             ----------    -----------
          Total accounts payable and accrued expenses......  $6,426,000    $28,287,000
                                                             ==========    ===========

NOTE 6 -- LEASES

Future minimum lease payments, including fixed escalation increases for office space and equipment under capital and operating leases with initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998 are:

                                                             -------------------------
                                                              CAPITAL       OPERATING
YEAR ENDING DECEMBER 31:                                       LEASES        LEASES
------------------------                                     ----------    -----------
1999 ......................................................  $  885,000    $ 3,778,000
2000 ......................................................     252,000      3,099,000
2001 ......................................................          --      1,935,000
2002 ......................................................          --      1,452,000
                                                             ----------    -----------
          Total minimum lease payments.....................   1,137,000    $10,264,000
                                                                           ===========
Less: Amounts representing interest........................     (56,000)
                                                             ----------
Present value of minimum lease payments....................   1,081,000
Less: Current portion......................................    (834,000)
                                                             ----------
Long-term portion of capital lease obligations.............  $  247,000
                                                             ==========

In December 1992, Network Solutions entered into a lease agreement for Network Solutions' headquarters in Herndon, Virginia. Subsequent to the acquisition, SAIC subleased the facilities to Network Solutions under a lease expiring November 2002. During 1997, Network Solutions leased a second facility in Herndon whose lease term expires in July 2002.

Operating lease expense for the years ended December 31, 1996, 1997 and 1998 was $924,000, $2,188,000 and $3,533,000, respectively. Network Solutions generated rental income from subleases of $187,000, $291,000 and $215,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 7 -- INTEREST EXPENSE AND INCOME

For the year ended December 31, 1996, interest income of $496,000 was allocated by SAIC based upon the cost of capital calculation. From its acquisition by SAIC in March 1995 until December 1996, Network Solutions participated in SAIC's centralized cash management system whereby cash received from operations was transferred to SAIC's centralized cash accounts and cash disbursements were funded from such centralized

                            NETWORK SOLUTIONS, INC.

cash accounts. Accordingly, the SAIC cost of capital formula provided for charges and credits to Network Solutions based upon management of certain assets, including accounts receivable and fixed assets. Such amounts are not necessarily indicative of the cost that would have been incurred if Network Solutions had been operated as a separate entity.

Effective January 1, 1997, Network Solutions was no longer subject to SAIC's cost of capital calculation in connection with Network Solutions fulfilling its own treasury function. Interest paid for the years ended December 31, 1996, 1997 and 1998 was $0, $116,000 and $116,000, respectively.

NOTE 8 -- TRANSACTIONS WITH SAIC

Network Solutions was acquired by SAIC on March 10, 1995 in a stock-for-stock transaction accounted for as a purchase. The financial statements for the years ended December 31, 1996, 1997 and 1998 include significant transactions with other SAIC business units involving functions and services (such as cash management, tax administration, accounting, legal, data processing and employee benefit plans) that were provided to Network Solutions by centralized SAIC organizations. The costs of these functions and services have been directly charged and/or allocated to Network Solutions using methods that SAIC management believes are reasonable; primarily a percentage of budgeted administrative and overhead costs. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if Network Solutions had been a separate entity. Through August 9, 1996, the amounts allocated by SAIC to Network Solutions included both administrative and overhead costs which are included in selling, general and administrative expenses and cost of revenue, respectively. Effective August 10, 1996, SAIC stopped allocating costs based generally upon pro rata labor and began assessing Network Solutions for corporate services provided by SAIC at a fee equal to 2.5% of annual net revenue. The corporate services fee is negotiated annually and was 2.5% and 1.5% during 1997 and 1998, respectively. The agreement may be terminated by either party upon 180 days' prior written notice.

Amounts charged and allocated to Network Solutions for these functions and services for the years ended December 31, 1996, 1997 and 1998 were $1,196,000, $1,126,000 and $1,447,000, respectively, and are principally included in selling, general and administrative expenses. Additionally, certain interest credits were allocated by SAIC to Network Solutions (Note 7).

Sales as a subcontractor to SAIC for the years ended December 31, 1996, 1997 and 1998 were $1,505,000, $2,445,000 and $525,000, respectively. In addition, because Network Solutions was included in SAIC's consolidated tax returns for periods from acquisition until the initial public offering, Network Solutions was obligated to make payment for its tax liability to SAIC in accordance with the tax sharing arrangement (Note 9). The due to parent balance represents the cumulative net activity of all transactions between Network Solutions and SAIC. Network Solutions reflects this activity in the statements of cash flows on a net basis because of the quick turnover, the large amounts and the short maturities of these related party cash transactions.

NOTE 9 -- PROVISION FOR INCOME TAXES

The results of Network Solutions since its acquisition by SAIC until its initial public offering were included in SAIC's consolidated tax returns. Subsequent to the initial public offering, Network Solutions is no longer part of SAIC's consolidated tax group for federal income tax purposes and prepares its income tax returns as a separate entity.

                            NETWORK SOLUTIONS, INC.

The provision for (benefit) from income taxes consists of the following:

                                                ------------------------------------------
                                                         YEAR ENDED DECEMBER 31,
                                                ------------------------------------------
                                                    1996           1997           1998
                                                ------------   ------------   ------------
Current:
Federal.......................................  $ 10,171,000   $ 13,931,000   $ 29,559,000
  State.......................................     2,020,000      2,766,000      5,867,000
                                                ------------   ------------   ------------
          Total current provision.............    12,191,000     16,697,000     35,426,000
                                                ------------   ------------   ------------
Deferred:
  Federal.....................................   (10,716,000)   (11,035,000)   (22,792,000)
  State.......................................    (2,118,000)    (2,191,000)    (4,525,000)
                                                ------------   ------------   ------------
          Total deferred (benefit)............   (12,834,000)   (13,226,000)   (27,317,000)
                                                ------------   ------------   ------------
Provision for (benefit) from income taxes.....  $   (643,000)  $  3,471,000   $  8,109,000
                                                ============   ============   ============

Deferred tax assets are comprised of the following temporary differences as of December 31:

                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
Deferred revenue............................................  $26,295,000   $46,943,000
Provision for uncollectible accounts receivable.............    1,841,000     8,409,000
Other.......................................................      145,000       (13,000)
                                                              -----------   -----------
          Total deferred tax asset..........................  $28,281,000   $55,339,000
                                                              ===========   ===========

Although Network Solutions has a past history of net losses, it has not established a current valuation allowance for its deferred tax assets since, in the opinion of management, it is more likely than not that all of the deferred tax assets will be realized. The deferred tax assets relate primarily to registration fees which are taxable upon initial registration but are recognized in the financial statements over the next 12 to 24 months, the registration term.

A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate of 35% to income before income taxes is provided below:

                                                      -----------------------------------
                                                            YEAR ENDED DECEMBER 31,
                                                      -----------------------------------
                                                        1996         1997         1998
                                                      ---------   ----------   ----------
Federal tax at statutory rate.......................  $(794,000)  $2,696,000   $6,771,000
State income taxes, net of federal tax benefit......    (96,000)     374,000    1,015,000
Nondeductible goodwill amortization.................    281,000      240,000      213,000
Other...............................................    (34,000)     161,000      110,000
                                                      ---------   ----------   ----------
Provision for (benefit) from income taxes...........  $(643,000)  $3,471,000   $8,109,000
                                                      =========   ==========   ==========

Network Solutions paid income taxes of $31,235,000 during the year ended December 31, 1998.

                            NETWORK SOLUTIONS, INC.

NOTE 10 -- COMPUTATION OF EARNINGS (LOSS) PER SHARE

The following is a reconciliation of the numerator and denominator used in the basic and diluted earnings per share computations:

                                                    -----------------------------------------
                                                    INCOME (LOSS)      SHARES       PER SHARE
                                                     (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                    -------------   -------------   ---------
1996 Loss Per Share:
Basic.............................................   $(1,625,000)    25,000,000      $(0.07)
                                                                                     ======
Dilutive securities:
  Outstanding options.............................            --             --
                                                     -----------     ----------
  Diluted.........................................   $(1,625,000)    25,000,000      $(0.07)
                                                     ===========     ==========      ======
1997 Earnings Per Share:
  Basic...........................................   $ 4,231,000     26,610,000      $ 0.16
                                                                                     ======
  Dilutive securities:
  Outstanding options.............................            --        356,000
                                                     -----------     ----------
  Diluted.........................................   $ 4,231,000     26,966,000      $ 0.16
                                                     ===========     ==========      ======
1998 Earnings Per Share:
  Basic...........................................   $11,235,000     31,957,000      $ 0.35
                                                                                     ======
Dilutive securities:
  Outstanding options.............................            --      1,440,000
                                                     -----------     ----------
  Diluted.........................................   $11,235,000     33,397,000      $ 0.34
                                                     ===========     ==========      ======
Nine Months Ended September 30, 1999 (Unaudited)
Basic.............................................   $17,871,000     33,251,000      $ 0.54
                                                                                     ======
Dilutive securities:
  Outstanding options.............................            --      1,476,000
                                                     -----------     ----------
Diluted...........................................   $17,871,000     34,727,000      $ 0.51
                                                     ===========     ==========      ======
Nine Months Ended September 30, 1998 (Unaudited)
Basic.............................................   $ 7,517,000     31,776.000      $ 0.24
                                                                                     ======
Dilutive securities:
  Outstanding Options.............................            --      1,312,000
                                                     -----------     ----------
Diluted...........................................   $ 7,517,000     33,088,000      $ 0.23
                                                     ===========     ==========      ======

Common shares issued are weighted for the period the shares were outstanding and incremental shares assumed issued under the treasury stock method for dilutive earnings per share are weighted for the period the underlying options were outstanding. Options outstanding in 1996 are not reflected in the computation of diluted earnings per share because the effects are anti-dilutive and would increase diluted earnings per share.

                            NETWORK SOLUTIONS, INC.

NOTE 11 -- EMPLOYEE BENEFIT PLANS

1996 Stock Incentive Plan

The 1996 Stock Incentive Plan, or Incentive Plan, of Network Solutions was adopted by the Board of Directors on September 18, 1996. The Incentive Plan provides for awards in the form of restricted shares, stock units, stock appreciation rights, and stock options (including incentive stock options and nonstatutory stock options). A total of 4,612,500 shares of Class A Common Stock have been initially reserved for issuance under the Incentive Plan. The number of shares are increased by 2% of the total number of common shares of Network Solutions outstanding at the end of the most recent calendar year, subject to a cumulative limit of 2,000,000 shares. Through December 31, 1998, an additional 1,789,000 shares were eligible for issuance and have subsequently been reserved for a combined total of 6,401,000 eligible shares under the Incentive Plan.

Following is a summary of activity pursuant to Network Solutions' Incentive
Plan:

                                                                        WEIGHTED AVERAGE
                                                            SHARES       EXERCISE PRICE
                                                          ----------    -----------------
Balance at January 1, 1996..............................          --             --
Granted.................................................   2,451,000         $ 6.49
Exercised...............................................          --             --
Cancelled...............................................          --             --
                                                          ----------
Balance at December 31, 1996............................   2,451,000         $ 6.49
Granted.................................................   1,201,000         $ 7.11
Exercised...............................................          --             --
Cancelled...............................................     (73,000)        $ 7.00
                                                          ----------
Balance at December 31, 1997............................   3,579,000         $ 6.68
Granted.................................................   1,359,000         $21.95
Exercised...............................................  (1,520,000)        $ 6.51
Cancelled...............................................    (707,000)        $ 9.26
                                                          ----------
Balance at December 31, 1998............................   2,711,000         $13.74
                                                          ==========         ======

Granted stock options generally become exercisable one year after the date of the grant, vest 30%, 30%, 20% and 20%, respectively, on each anniversary date of the grant and have a term of five years. All options granted to date have been nonstatutory stock options except for 202,000 incentive stock options granted in 1996. No restricted shares, stock units or stock appreciation rights have been granted to date.

The following table summarizes the status of Network Solutions' stock options outstanding and exercisable at December 31, 1998:

                                       STOCK OPTIONS OUTSTANDING
                                ---------------------------------------        STOCK OPTIONS EXERCISABLE
                                 WEIGHTED AVERAGE                         -----------------------------------
                                     REMAINING        WEIGHTED AVERAGE    WEIGHTED AVERAGE
RANGE OF                        CONTRACTUAL SHARES      EXERCISE LIFE      EXERCISE PRICE     SHARES    PRICE
EXERCISE PRICES                 -------------------   -----------------   -----------------   -------   -----
$ 7.00-$ 9.25.................       1,712,000              3.31               $ 7.29         252,000   $7.16
$15.88-$34.25.................         918,000              4.58               $21.20              --      --
$65.44-$69.50.................          81,000              5.00               $65.59              --      --
                                     ---------                                                -------
 $7.00-$69.50.................       2,711,000              3.79               $13.74         252,000   $7.16
                                     =========                                                =======

                            NETWORK SOLUTIONS, INC.

Employee Stock Purchase Plan

Effective January 7, 1998, Network Solutions adopted an Employee Stock Purchase Plan to provide substantially all full time employees an opportunity to purchase shares of its Class A common stock through payroll deductions of up to 10% of eligible compensation. Semiannually, on June 30 and December 31, participant account balances are used to purchase stock at the lesser of 85 percent of the fair market value on the trading day before the participation period starts or the trading day preceding the day on which the participation period ends. A total of 500,000 shares were initially reserved for purchase under the plan. During the year ended December 31, 1998, a total of 30,000 shares were purchased under this plan.

SAIC Benefit Plans

Employees of Network Solutions participate in various SAIC benefit plans, including stock, bonus and retirement plans, subject to the applicable eligibility requirements. SAIC charges Network Solutions directly for the costs of such employee benefit plans. Charges related to the administration of the SAIC benefit plans in which employees of Network Solutions participate are included within SAIC general corporate allocations (Note 8).

SAIC has one principal Cash or Deferred Arrangement plan which allows eligible participants to defer a portion of their income through payroll contributions. Such deferrals are fully vested, are not taxable to the participant until distributed from the Cash or Deferred Arrangement plan upon termination, retirement, permanent disability or death and may be matched by SAIC. SAIC also has an SAIC Employee Stock Purchase Plan which allows eligible employees to purchase shares of SAIC's Class A common stock, with SAIC currently contributing 10% of the existing fair market value.

SAIC has a Bonus Compensation Plan which provides for bonuses to reward outstanding performance. Bonuses are paid in the form of cash, fully vested shares of SAIC Class A common stock or vesting shares of SAIC Class A common stock. Network Solutions participated in this plan during the period from acquisition until December 31, 1996.

During the years ended December 31, 1996 and 1997, a total of 53,000 and 11,000 SAIC options were granted to Network Solutions' employees, respectively, with exercise prices ranging from $19.33 to $22.83 and $25.96 to $34.78 per share, respectively, with a weighted average price of $20.51 and $28.13, respectively. These options were granted under the SAIC 1995 Stock Option Plan to purchase SAIC Class A common stock and vest 20%, 20%, 20% and 40%, respectively, on each anniversary of the date of grant and have a term of five years. There were no SAIC options granted to Network Solutions' employees during 1998.

Pro Forma Disclosures

The weighted average fair value of the options granted during the years ended December 31, 1996 and 1997 under the SAIC Bonus Compensation Plan were estimated at $4.30 and $7.56, respectively, and $1.38, $2.34 and $14.91, during 1996, 1997 and 1998, respectively, under Network Solutions' Incentive Plan using the Black-Scholes model. The following weighted average assumptions were used in calculating the option fair values.

                            NETWORK SOLUTIONS, INC.

                                               -------------------------------------------------
                                                                            NETWORK SOLUTIONS
                                                 SAIC STOCK OPTIONS           STOCK OPTIONS
                                               -----------------------    ----------------------
                                               YEAR ENDED DECEMBER 31,
                                               -----------------------
                                               1996     1997     1998     1996    1997     1998
                                               -----    -----    -----    ----    -----    -----
Expected life (years)........................   4.0      5.0      --      4.0       4.0      4.0
Risk-free interest rate......................  5.91%    6.30%     --      5.98%    6.25%     5.1%
Volatility...................................  0.00%    0.00%     --      0.00%   20.79%   90.73%
Dividend yield...............................  0.00%    0.00%     --      0.00%    0.00%    0.00%

Under the above models, the total value of SAIC stock options granted during 1996 and 1997 was approximately $228,000 and $87,000, respectively, and $3,379,000, $2,809,000 and $20,322,000, respectively, for the Network Solutions' employee stock purchase program and stock options granted in 1996, 1997 and 1998, all of which would be amortized ratably on a pro forma basis over their respective option terms. Had Network Solutions recorded compensation costs for these plans in accordance with SFAS No. 123, Network Solutions' pro forma income
(loss) would have been ($1,763,000), $3,510,000 and $9,236,000, respectively, for the years ended December 31, 1996, 1997 and 1998. Pro forma earnings (loss) per share on a diluted basis would have been ($0.07), $0.13 and $0.28, respectively, for the years ended December 31, 1996, 1997 and 1998.

NOTE 12 -- COMPREHENSIVE INCOME

The changes in the components of accumulated other comprehensive income are reported net of income taxes for the year ended December 31, 1998 as follows:

                                                           ----------------------------------------
                                                           UNREALIZED GAINS    COMPREHENSIVE INCOME
                                                            ON SECURITIES       ACCUMULATED OTHER
                                                           ----------------    --------------------
Pre-tax amount...........................................      $618,000              $618,000
Income tax...............................................       259,000               259,000
                                                               --------              --------
Net of tax amount........................................      $359,000              $359,000
                                                               ========              ========

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

As of December 31, 1998, Network Solutions was a defendant in two active lawsuits involving domain name disputes between trademark owners and domain name holders. Network Solutions is drawn into such disputes, in part, as a result of claims by trademark owners that Network Solutions is legally required, upon request by a trademark owner, to terminate the right Network Solutions granted to a domain name holder to register a domain name which is alleged to be similar to the trademark in question. The holders of the domain name registrations in dispute have, in turn, questioned Network Solutions' right, absent a court order, to take any action which suspends their use of the domain names in question. Although 46 out of approximately 4,500 of these situations have resulted in suits actually naming us as a defendant, as of December 31, 1998, no adverse judgment has been rendered and no award of damages has been made against Network Solutions. Network Solutions believes that it has meritorious defenses and vigorously defends itself against these claims.

On March 20, 1997, PG Media, Inc., a New York-based corporation (PG Media), filed a lawsuit against Network Solutions in the United States District Court, Southern District of New York alleging that Network Solutions had restricted access to the Internet by not adding PG Media's requested top level domains to the Internet root zone system in violation of the Sherman Act. In its complaint, PG Media, in addition to requesting damages, asked that Network Solutions be ordered to include reference to PG Media's top level domains and name servers in the root zone file administered by Network Solutions under the cooperative agreement. In June 1997, Network Solutions received written direction from the National Science Foundation not to take any action which would create additional top level domains or to add any new top level domains to the Internet root zone until the

                            NETWORK SOLUTIONS, INC.

National Science Foundation provided further guidance. On September 17, 1997, PG Media filed a Second Amended Complaint adding the National Science Foundation as a defendant. On May 14, 1998, PG Media served Network Solutions with a motion for a preliminary injunction against both defendants to compel both defendants to add PG Media's top level domains to the Internet root zone within 30 days. In response, both defendants filed cross-motions for summary judgment against PG Media. On July 20, 1998, a hearing on all parties' motions occurred. The basic issue before the court is the National Science Foundation's authority to control the Internet's root zone system. The court has taken the issue under advisement and no date has been indicated for the issuance of a decision. With the transition of the cooperative agreement from the National Science Foundation to the Department of Commerce, Network Solutions is still required to request written direction from the U.S. Government before making or rejecting any modifications, additions or deletions to the root zone file, in accordance with the October 1998 amendment to the cooperative agreement.

On October 17, 1997, a group of six plaintiffs filed a lawsuit (the "Thomas suit") against Network Solutions and the National Science Foundation in the United States District Court, District of Columbia, challenging the legality of fees defendants charge for the registration and renewal of domain names on the Internet and seeking restitution of fees collected from domain name registrants in an amount in excess of $100 million, damages, and injunctive and other relief. Plaintiffs alleged violations of the Sherman Act, the U.S. Constitution, the Administrative Procedures Act and the Independent Offices Appropriations Act. On February 10, 1998, the plaintiffs filed a motion for preliminary injunction against Network Solutions seeking several items of relief. On April 6, 1998, the Court issued its opinion granting summary judgment in favor of the plaintiffs on the Intellectual Infrastructure Fund, ruling it an "unlawful tax." The court also granted Network Solutions' motion to dismiss all other counts (II through X) and simultaneously denied the plaintiffs' preliminary injunction motion against Network Solutions. On April 30, 1998, Congress passed H.R. 3579 which was signed into law by the President on May 1, 1998. Section 8003 of H.R. 3579 legalized, ratified and confirmed the entire Intellectual Infrastructure Fund and authorized and directed the National Science Foundation to deposit the entire fund into the U.S. Treasury. On August 28, 1998, the District Court dismissed the entire case, issuing a final judgment in the matter. In October 1998, the plaintiffs appealed the court's dismissal of their claims, with oral argument scheduled for February 25, 1999.

On October 20, 1998, Network Solutions was included as a defendant in a suit brought by the Pennsylvania Attorney General's office against a domain name holder who has alleged to have used his domain name in connection with a web site promoting white supremacy and threatening certain state employees. The Pennsylvania Attorney General named all of the communications companies in any way connected with the domain name or web site. The Pennsylvania Attorney General seeks to permanently enjoin these entities, including Network Solutions, from providing services to this domain name holder in the event that the domain name holder fails to comply with the order of the court. Network Solutions has answered the complaint denying any knowledge or participation in the actions of the primary defendant. No motions are pending and Network Solutions expects to be dismissed from the matter.

Network Solutions believes that it has meritorious defenses and vigorously defends itself against the claims advanced in the PG Media, Thomas or Pennsylvania Attorney General suits. While management cannot reasonably estimate the potential impact of such claims, a successful claim against Network Solutions in any of these proceedings could have a material adverse effect on Network Solutions' business, financial condition and results of operations.

On June 27, 1997, SAIC received a Civil Investigative Demand, or "CID" from the U.S. Department of Justice issued in connection with an investigation to determine whether there is, has been, or may be an antitrust violation under the Sherman Act relating to Internet registration products and services. The CID seeks documents and information from SAIC and Network Solutions relating to their Internet registration business. Network Solutions cannot reasonably estimate the potential impact of the investigation nor can it predict

                            NETWORK SOLUTIONS, INC.

whether a civil action will ultimately be filed by the Department of Justice or the form of relief that might be sought. Any such relief could have a material adverse effect on Network Solutions' business, financial condition and results of operations.

On August 17, 1998, Network Solutions received notice from the Commission of the European Communities, or "EC," of an investigation concerning Network Solutions' Premier Program agreements in Europe. The EC requested production of these agreements and related materials for review. Network Solutions cannot reasonably estimate the potential impact of the investigation nor can Network Solutions predict whether an action will ultimately be brought by the EC or the form of relief that might be sought. Any such relief could harm Network Solutions' business.

Network Solutions is involved in various other investigations, claims and lawsuits arising in the normal conduct of business, none of which, in management's opinion will harm Network Solutions' business.

Legal proceedings in which Network Solutions is involved have resulted and likely will result in, and any future legal proceedings can be expected to result in, substantial legal and other expenses and a diversion of the efforts of Network Solutions' personnel.

NOTE 14 -- SUBSEQUENT EVENTS (UNAUDITED)

Secondary Stock Offering

On February 12, 1999, Network Solutions completed a secondary stock offering in which a total of 9,160,000 shares of Class A common stock were sold. Concurrent with the offering, SAIC converted 9,000,000 shares of Class B common stock into 9,000,000 shares of Class A common stock sold in the offering. The remaining 160,000 shares of Class A common stock were sold by other selling stockholders after they exercised the applicable stock options simultaneously with the closing of the offering. Network Solutions was not a selling stockholder, and, therefore, did not receive any proceeds from the stock offering other than proceeds from options exercised as part of the offering. After the offering, SAIC owned approximately 89% of the combined voting power and approximately 45% of the economic interest of the outstanding common stock.

On June 3, 1999, SAIC, the sole Class B common stock stockholder, converted the remaining Class B common stock into an identical number of shares of Class A common stock. As a result, SAIC's voting power changed from 89% to 45%, consistent with the number of Class A shares owned after the conversion. On June 17, 1999, Network Solutions filed a Certificate of Amendment of Second Amended and Restated Certificate of Incorporation whereby its Class A common stock, par value $0.001 per share, and Class B common stock, par value $0.001 per share, were reclassified as a single class of common stock, par value $0.001 per share. At the time of the reclassification of the Class A common stock and Class B common stock to common stock, there were 33,312,594 shares of Class A common stock and no shares of Class B common stock outstanding.

The Certificate of Amendment also increased the total number of authorized shares of Network Solutions, Inc. to 220,000,000 of which 210,000,000 shares are authorized shares of common stock and 10,000,000 shares are authorized shares of preferred stock, par value $0.001 per share. There are no shares of preferred stock outstanding.

Litigation

On March 16, 1999, the United States District Court ruled in favor of Network Solutions' and the National Science Foundation's motions for summary judgment in the PG Media antitrust lawsuit. In the decision, Network Solutions was found to be immune to antitrust violations of the Sherman Act for its actions taken pursuant to the cooperative agreement. PG Media appealed to the Second Circuit Court of Appeals and the oral argument on the appeal occurred in November 4, 1999. No decision has been issued.

                            NETWORK SOLUTIONS, INC.

On May 14, 1999, the U.S. Court of Appeals for the District of Columbia Circuit unanimously affirmed Federal District Court Judge Thomas F. Hogan's decision in Thomas v. Network Solutions and the National Science Foundation, thus affirming the validation of Network Solutions' role in providing domain name registration services and charging fees for such services. The lawsuit, which had been filed in October 1997, named the National Science Foundation and Network Solutions as defendants, and alleged that the National Science Foundation lacked authority to permit Network Solutions to charge for Internet registration services, and to set aside 30 percent of all fees for the preservation and enhancement of the Internet's infrastructure. The suit further had charged that the National Science Foundation had created an illegal monopoly in Internet registration services and that Network Solutions had illegally precluded competition. The Court of Appeals denied the plaintiff's motion for reconsideration and entered final judgment on July 20, 1999. On October 12, 1999, the plaintiffs filed a Petition for Writ of Certiorari with the U.S. Supreme Court. Our opposition to that petition was filed on December 9, 1999.

On April 26, 1999, the Pennsylvania Attorney General dismissed Network Solutions from a suit brought by the Pennsylvania Attorney General's Office against a domain holder who was alleged to have used his domain name in connection with a web site promoting white supremacy and threatening certain state employees. Named in the suit were all of the communications companies in any way connected with the domain name or web site.

On August 17, 1998, Network Solutions received notice from the Commission of the European Communities, or "EC," of an investigation concerning Network Solutions' Premier Program agreements in Europe. The EC requested production of these agreements and related materials for review and Network Solutions complied. On June 17, 1999, Network Solutions received a second inquiry from the EC concerning its registrar licensing agreements with the five newly-accredited testbed registrars and Network Solutions responded to this inquiry on July 9, 1999. Network Solutions cannot reasonably estimate the potential impact of the investigation nor can Network Solutions predict whether an action will ultimately be brought by the EC or the form of relief that might be sought. Any such relief could harm Network Solutions' business.

Status of Privatization of Internet Administration

On November 10, 1999, a series of wide-ranging agreements were entered into relating to the domain name system. These agreements consist of the following:

     - A registry agreement between Network Solutions and the Internet Corporation for Assigned Names and Numbers, commonly known as "ICANN", under which Network Solutions will continue to act as the exclusive registry for the .com, .net and .org top level domains for at least four more years.

     - A revised registrar accreditation agreement between ICANN and all registrars registering names in the .com, .net and .org domains.

     - A revised registrar license and agreement between Network Solutions as registry and all registrars registering names in the .com, .net and .org domains using Network Solutions' proprietary shared registration system.

     - Amendment 19 to the cooperative agreement.

     - An amendment to the Memorandum of Understanding between the U.S. Government and ICANN.

Under these agreements Network Solutions has recognized ICANN as the not-for-profit corporation described in Amendment 11 to the cooperative agreement, has become an ICANN-accredited registrar and has agreed to operate the registry in accordance with the provisions of the registry agreement and the consensus policies established by ICANN in accordance with the terms of that agreement. Network Solutions will be an accredited registrar through November 9, 2004 with a right to renew indefinitely in accordance with the terms of that agreement. As the registry, Network Solutions will continue to charge registrars $9 per registration-per year until

                            NETWORK SOLUTIONS, INC.

January 15, 2000. Thereafter, the fee will be $6 per registration-per year unless increased to cover increases in registry costs under the circumstances described in the registry agreement.

The term of the registry agreement extends until November 9, 2003, except that if the ownership of Network Solutions' registry and registrar operations is separated within 18 months as described in the agreement, the registry agreement term would be extended for four additional years.

Network Solutions has agreed to pay annual fees set by ICANN at levels currently not to exceed $2 million for Network Solutions registrar and $250,000 for the Network Solutions registry.

Stock Split

On December 21, 1999, the board of directors of the Company approved a 2-for-1 stock split of the shares of common stock, to be effected in the form of a stock dividend. The record and distribution dates have not yet been determined but will occur in 2000. After giving effect to this stock split, pro forma earnings
(loss) per share for all periods presented would be as follows:

                                                                                          NINE MONTHS
                                                                                             ENDED
                                                                                         SEPTEMBER 30,
                          YEAR ENDED           YEAR ENDED           YEAR ENDED        --------------------
                       DECEMBER 31, 1996    DECEMBER 31, 1997    DECEMBER 31, 1998      1998        1999
                       -----------------    -----------------    -----------------    --------    --------
Basic................       $(0.03)              $ 0.08               $ 0.18           $0.12       $0.27
Diluted..............       $(0.03)              $ 0.08               $ 0.17           $0.11       $0.26

                              [INSIDE BACK COVER]

[Schematic of Our Internet Domain Name Registration Services]

                              [OUTSIDE BACK COVER]

                            [NETWORK SOLUTIONS LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholders. All amounts are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.


                                                                AMOUNT
                                                              ----------
SEC registration fee........................................  $  495,621
NASD filing fee.............................................      30,500
Nasdaq listing fee..........................................      17,500
Accounting fees and expenses................................      75,000
Printing and engraving......................................     250,000
Legal fees and expenses.....................................     250,000
Miscellaneous fees and expenses.............................      81,379
                                                              ----------
          Total.............................................  $1,200,000
                                                              ==========


---------------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IX of the Registrant's Second Amended and Restated Certificate of Incorporation (Exhibit 3(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998) limits the liability of the Registrant's directors to the extent and under the circumstances permitted by the Delaware General Corporation Law. Certain provisions of the Company's Bylaws provide for indemnification of the Registrant's directors and officers. In addition, the Company has entered into indemnification agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

The Underwriting Agreement (Exhibit 1 to this Registration Statement) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
    1     Form of Underwriting Agreement.
    4     Form of Common Stock Certificate, filed as Exhibit 4.1 to
          Company's Registration Statement on Form S-1, File No.
          333-30705, and incorporated herein by this reference.
    5     Opinion of Pillsbury Madison & Sutro LLP.
 23.1     Consent of PricewaterhouseCoopers LLP.
 23.2     Consent of Pillsbury Madison & Sutro LLP (included in its
          opinion filed as Exhibit 5 to this Registration Statement).
   24     Power of Attorney (previously filed).


---------------

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) and 497(h) under the Act shall be deemed part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on December 29, 1999.


                                          NETWORK SOLUTIONS, INC.

                                          By:     /s/ JAMES P. RUTT
                                              ----------------------------------
                                          Name:  James P. Rutt
                                          Title:   Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                NAME                                 TITLE                        DATE
                ----                                 -----                        ----
         /s/ JAMES P. RUTT            Chief Executive Officer and Director  December 29, 1999
------------------------------------  (Principal Executive Officer)
           James P. Rutt

                 *                    Chairman of the Board                 December 29, 1999
------------------------------------
         Michael A. Daniels

     /s/ ROBERT J. KORZENIEWSKI       Chief Financial Officer (Principal    December 29, 1999
------------------------------------  Financial Officer)
       Robert J. Korzeniewski

                 *                    Vice President, Finance and           December 29, 1999
------------------------------------  Treasurer (Principal Accounting
         Michael G. Voslow            Officer)

                                      Director                              December 29, 1999
------------------------------------
           Alan E. Baratz

                 *                    Director                              December 29, 1999
------------------------------------
         J. Robert Beyster

                 *                    Director                              December 29, 1999
------------------------------------
          Craig I. Fields

                 *                    Director                              December 29, 1999
------------------------------------
          J. Dennis Heipt

                 *                    Director                              December 29, 1999
------------------------------------
       William A. Roper, Jr.

                 *                    Director                              December 29, 1999
------------------------------------
        Stratton D. Sclavos



*By: /s/ JONATHAN W. EMERY
--------------------------------
       Jonathan W. Emery
        Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
    1     Form of Underwriting Agreement..............................
    4     Form of Common Stock Certificate, filed as Exhibit 4.1 to
          Company's Registration Statement on Form S-1, File No.
          333-30705, and incorporated herein by this reference........
    5     Opinion of Pillsbury Madison & Sutro LLP....................
 23.1     Consent of PricewaterhouseCoopers LLP.......................
 23.2     Consent of Pillsbury Madison & Sutro LLP (included in its
          opinion filed as Exhibit 5 to this Registration
          Statement)..................................................
   24     Power of Attorney (previously filed)........................


---------------